Exhibit 4.1

FORUM ENERGY TECHNOLOGIES, INC.

9.000% CONVERTIBLE SENIOR SECURED NOTES DUE 2025

INDENTURE

DATED AS OF AUGUST 4, 2020

U.S. BANK NATIONAL ASSOCIATION

Trustee and Notes Collateral Agent

CROSS-REFERENCE TABLE*

TRUST INDENTURE ACT SECTION	INDENTURE SECTION
310 (a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
311 (a)	7.11
(b)	7.11
312 (a)	2.5
(b)	11.3
(c)	11.3
313 (a)	7.6
(b)	7.6
(b)(2)	7.7
(c)	7.6; 11.2
(d)	7.6
314 (a)(4)	4.4; 11.5
(b)	11.3
(c)	11.3
(d)	N.A.
(e)	11.5
(f)	N.A.
315 (a)	7.1
(b)	7.5
(c)	7.1
(d)	7.1
(e)	6.11
316 (a)(last sentence)	2.9
(a)(1)(A)	6.5
(a)(1)(B)	6.4
(a)(2)	N.A.
(b)	6.7
(c)	9.4
317 (a)(1)	6.8
(a)(2)	6.9

(b)	2.4
318 (a)	N.A.
(b)	N.A.
(c)	11.1

N.A. means not applicable.

*	This Cross-Reference Table is not part of this Indenture.

i

Exhibits

Exhibit A	Form of Note
Exhibit B	Form of Supplemental Indenture to be Delivered by Subsequent Guarantors

This Indenture, dated as of August 4, 2020, is by and among Forum Energy Technologies, Inc., a Delaware corporation, the guarantors listed on the signature pages hereto, and U.S. Bank National Association, as trustee (in such capacity the “Trustee”) and collateral agent (in such capacity, the “Notes Collateral Agent”).

The Issuer, the Guarantors, the Trustee and Notes Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of (i) the Issuer’s 9.000% Convertible Senior Secured Notes due 2025 issued on the date hereof (the “Initial Notes”) and (ii) Additional Notes (as defined herein):

Article I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1 Definitions.

“ABL Facility Collateral Agent” means the agent under the Credit Agreement, which, on the Issue Date, was Wells Fargo Bank, National Association, or if the Credit Agreement is no longer outstanding, the “Successor ABL Facility Collateral Agent.”

“ABL Liens” means all Liens in favor of the ABL Facility Collateral Agent on Collateral securing the ABL Obligations.

“ABL Obligations” means (1) the Indebtedness and other Obligations under the Credit Agreement and related loan documents incurred under Section 4.9(b)(1), including any interest, fees, expenses or indemnification obligations related thereto and (2) obligations under secured Specified Cash Management Agreements or secured Hedging Obligations owed to an agent, an arranger or a lender or an affiliate of an agent, an arranger or a lender under the Credit Agreement (or who was such a person at the time of the incurrence thereof).

“ABL Priority Collateral” means all of the following assets (whether now owned or hereafter acquired or arising and wherever located) of the Issuer or any Guarantor, to the extent constituting Collateral:

(1) all Accounts, credit card receivables and all amounts payable in respect of the sale, lease, assignment, license or other disposition of Inventory or services rendered or to be rendered (collectively, the “Receivables”) (in each case, excluding Accounts and credit card receivables arising solely from the sale, lease, license, assignment or other disposition of Notes Priority Collateral or Notes Separate Collateral);

(2) all Inventory;

(3) all cash, Cash Equivalents, Deposit Accounts and Securities Accounts which are or into which any proceeds of (A) Receivables, (B) Inventory, (C) “Loans” (or analogous concept) under and as defined in the Credit Agreement, (D) settlement payments, refunds and other netting arrangements under or resulting from the settlement, termination or other similar transactions under “Bank Products” (or analogous concept) under and as defined in the Credit Agreement, and (E) other ABL Priority Collateral are deposited (including any cash and other funds or other property held in or on deposit therein);

(4) to the extent related to, substituted or exchanged for, evidencing, supporting or arising from any of the items referred to in the preceding clauses (1)-(3), all General Intangibles, Chattel Paper, documents, letter of credit rights, Instruments and rights to payment evidenced thereby, Payment Intangibles, Supporting Obligations and Books and records, including customer lists;

(5) to the extent attributed or pertaining to any ABL Priority Collateral, all Commercial Tort Claims;

(6) business interruption proceeds; and

(7) all substitutions, replacements, accessions, products, or proceeds of any of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to, or destruction of, or other involuntary conversion (including claims in respect of condemnation or expropriation) of any kind or nature of any or all of the foregoing;

provided, that ABL Priority Collateral shall not include any identifiable proceeds of any Notes Priority Collateral.

Proceeds of Excluded Property (as defined in the Intercreditor Agreement) that would otherwise constitute ABL Priority Collateral if such assets were Collateral shall be deemed ABL Priority Collateral to the extent such proceeds are not also Excluded Property.

“ABL Real Property Collateral Consent Date” means the earlier of (a) the date on which the ABL Facility Collateral Agent, at the direction of the requisite “Lenders” under the Credit Agreement, approves the addition of Real Property as collateral for the ABL Obligations and (b) the date on which any Lien on Real Property is granted to the ABL Facility Collateral Agent, on behalf of the secured parties under the Credit Agreement, by order of any court during any insolvency proceeding or otherwise; provided further that, in each case, the ABL Facility Collateral Agent will provide written notice of the same to the Notes Collateral Agent, together with reasonable documentary evidence of such direction and approval.

“Acceptable Junior Lien Intercreditor Agreement” means a customary intercreditor agreement among the Notes Collateral Agent, the Trustee, the ABL Facility Collateral Agent (to the extent the ABL Liens remain outstanding), and the other parties from time to time party thereto, which shall provide for rights in favor of the Notes Collateral Agent, and Trustee on behalf of the Holders vis-à-vis the junior secured parties party thereto, as favorable (or more favorable), in all material respects, as the Intercreditor Agreement provides in favor of Notes Collateral Agent, and Trustee on behalf of the Holders, vis-à-vis the ABL Facility Collateral Agent (and related secured parties) with respect to the Notes Priority Collateral and Notes Separate Collateral, as certified by the Issuer in good faith, and is otherwise in form and substance acceptable to the Notes Collateral Agent and Trustee.

“Acquired Indebtedness” means:

(1) with respect to any Person that becomes a Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries (including, for the avoidance of doubt, Indebtedness incurred in the ordinary course of such Person’s business to acquire assets used or useful in its business) existing at the time such Person becomes a Subsidiary; and

(2) with respect to the Issuer or any Subsidiary, any Indebtedness of a Person (including, for the avoidance of doubt, Indebtedness incurred in the ordinary course of such Person’s business to acquire assets used or useful in its business), other than the Issuer or a Subsidiary, existing at the time such Person is merged with or into the Issuer or a Subsidiary, or Indebtedness expressly assumed by the Issuer or any Subsidiary in connection with the acquisition of an asset or assets from another Person.

“Additional Notes” means Notes (other than the Initial Notes and PIK Interest Notes) issued pursuant to Article II and otherwise in compliance with the provisions of this Indenture (including, without limitation, Section 4.9). The Initial Notes and any Additional Notes subsequently issued under this Indenture shall be treated as a single class of securities for all purposes under this Indenture, including, without limitation, directions, waivers, amendments, consents, redemptions and offers to purchase.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of this definition, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means any Registrar, Paying Agent, Notes Collateral Agent, Conversion Agent, co-registrar or other agent appointed pursuant to this Indenture.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify, including successively, and “amendment” shall have a correlative meaning.

“Applicable Percentage” means, as of any date of determination, an amount, expressed as a percentage, determined by:

(1) prior to the date the Required Stockholder Approval has been obtained, dividing (A) the product of (x) a number of shares of Common Stock equal to the Conversion Cap times (y) the then applicable Conversion Price, by (B) the aggregate principal amount of Notes outstanding on the date of determination; provided, however, that in no case shall the Applicable Percentage determined pursuant to this clause (1) exceed the percentage determined pursuant to clause (2) of this definition; and

(2) on and after the date the Required Stockholder Approval has been obtained, dividing (A) the sum of $150,000,000 plus the principal amount of all PIK Payments made since the Issue Date less (x) the principal amount of all Notes that have previously been converted pursuant to a Mandatory Conversion and (y) an amount equal to the Applicable Percentage (as in effect on the date of any notice of redemption, repurchase, acquisition or other cancellation of any Notes described in this clause (y)) of any Notes called for redemption (without regard to whether any Optional Conversion is effected), repurchased or otherwise acquired or cancelled by the Issuer prior to the date of determination, by (B) the aggregate principal amount of Notes outstanding on the date of determination;

provided, however, that if on any date the Applicable Percentage as calculated pursuant to clause (2) of this definition equals zero, then thereafter the Applicable Percentage shall be zero and no more conversions may be effected under this Indenture, including, for the avoidance of doubt, in respect of any PIK Payments made after such date.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of:

(a) the present value at such redemption date of (i) the redemption price of such Note at August 4, 2022 (such redemption price being set forth in the table appearing in Section 3.7(b)) plus (ii) all required interest payments (excluding accrued and unpaid interest to such redemption date) due on such Note through August 4, 2022, computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of such Note.

“asset” means any asset or property, including, without limitation, Equity Interests.

“Asset Acquisition” means:

(1) an Investment by the Issuer or any Subsidiary of the Issuer in any other Person if, as a result of such Investment, such Person shall become a Subsidiary of the Issuer, or shall be merged with or into the Issuer or any Subsidiary of the Issuer, or

(2) the acquisition by the Issuer or any Subsidiary of the Issuer of all or substantially all of the assets of any other Person (other than a Subsidiary of the Issuer) or any division or line of business of any such other Person (other than in the ordinary course of business).

“Asset Sale” means:

(1) any sale, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Subsidiary to any Person other than the Issuer or any Guarantor (including by means of a sale and leaseback transaction or a merger or consolidation), in one transaction or a series of related transactions, of any assets of the Issuer or any of its Subsidiaries other than in the ordinary course of business; or

(2) any issuance of Equity Interests of a Subsidiary (other than Preferred Stock of Subsidiaries issued in compliance with Section 4.9) to any Person other than the Issuer or any Guarantor in one transaction or a series of related transactions (the actions described in these clauses (1) and (2), collectively, for purposes of this definition, a “transfer”).

For purposes of this definition, the term “Asset Sale” shall not include:

(1) (A) transfers of cash or Cash Equivalents; and (B) transfers in respect of ongoing operations consistent with past practice from the Issuer or a Guarantor to a Subsidiary that is not a Guarantor;

(2) transfers of assets (including Equity Interests) that are governed by, and made in accordance with, Section 4.13 or Section 5.1;

(3) Permitted Investments and Restricted Payments permitted under Section 4.7;

(4) the creation of or realization on any Permitted Lien and any disposition of assets resulting from the enforcement or foreclosure of any such Permitted Lien;

(5) transfers of damaged, worn-out or obsolete equipment or assets that, in the Issuer’s reasonable judgment, are no longer used or useful in the business of the Issuer or its Subsidiaries;

(6) sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other Intellectual Property, and licenses, leases or subleases of other assets, of the Issuer or any Subsidiary to the extent not materially interfering with the business of the Issuer and the Subsidiaries;

(7) a disposition of inventory in the ordinary course of business;

(8) a disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring and similar arrangements;

(9) the trade or exchange by the Issuer or any Subsidiary of any asset for any other asset or assets that are used in a Permitted Business; provided that, (A) the Fair Market Value of the asset or assets received by the Issuer or any Subsidiary in such trade or exchange (including any cash or Cash Equivalents) is at least equal to the Fair Market Value (as determined in good faith by the Board of Directors or an executive officer of the Issuer or of such Subsidiary with responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision) of the asset or assets disposed of by the Issuer or any Subsidiary pursuant to such trade or exchange; and (B) if any cash or Cash Equivalents are used in such trade or exchange to achieve an exchange of equivalent value, that the amount of such cash and/or Cash Equivalents received shall be deemed proceeds of an “Asset Sale,” subject to clause (11) below;

(10) dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between joint venture parties set forth in, joint venture agreements or any similar binding arrangements;

(11) the disposition of assets received in settlement of debts accrued in the ordinary course of business;

(12) the surrender or waiver in the ordinary course of business of contract rights or the settlement, release or surrender of contractual, non-contractual or other claims of any kind; and

(13) any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $7.5 million per occurrence.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, winding-up, restructuring, examinership or similar debtor relief laws.

“Board of Directors” means, with respect to any Person, (1) in the case of any corporation, the board of directors of such Person and (2) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of “Change of Control,” any duly authorized committee of such body.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in Houston, Texas or the State of New York are authorized or required by law to close.

“Canadian Subsidiary” means any Subsidiary of the Issuer that is an entity existing under the laws of any province or territory of Canada.

“Capital Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP. Notwithstanding the foregoing, any lease that would have been classified as an operating lease pursuant to U.S. generally accepted accounting principles as in effect on December 31, 2018 shall be deemed not to be a Capitalized Lease.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP, excluding liabilities resulting from a change in GAAP subsequent to the date of this Indenture, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Cash Equivalents” means:

(1) marketable obligations issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided, that the full faith and credit of such government is pledged in support thereof), maturing within one year of the date of acquisition thereof;

(2) demand and time deposits and certificates of deposit of any lender under any Credit Facility or any Eligible Bank organized under the laws of the United States, any state thereof or the District of Columbia or a U.S. branch of any other Eligible Bank maturing within one year of the date of acquisition thereof;

(3) commercial paper issued by any Person incorporated in the United States rated at least A1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s or an equivalent rating by a nationally recognized rating agency if both S&P and Moody’s cease publishing ratings of commercial paper issuers generally, and in each case maturing not more than one year after the date of acquisition thereof;

(4) repurchase obligations with a term of not more than one year for underlying securities of the types described in clause (1) above entered into with any Eligible Bank and maturing not more than one year after such time;

(5) securities issued and fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority thereof, rated at least A by Moody’s or S&P and having maturities of not more than one year from the date of acquisition;

(6) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (5) above;

(7) demand deposit accounts maintained in the ordinary course of business; and

(8) in the case of any Subsidiary of the Issuer organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1) through (7) above.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC) in which the Issuer or any Guarantor is a “United States shareholder” within the meaning of Section 951(b) of the IRC.

“Change of Control” means the occurrence of any of the following events:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than a Permitted Holder, unless such occurrence is followed by a Rating Upgrade within five Business Days of the consummation of such transaction;

(2) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a Permitted Holder, is or becomes the beneficial owner of (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause that person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), or controls, directly or indirectly, Voting Stock representing more than 50.0% of the voting power of the total outstanding Voting Stock of the Issuer on a fully diluted basis, unless such occurrence is followed by a Rating Upgrade within five Business Days thereof, in each case, other than (A) as a result of a merger or consolidation as a result of which the Issuer’s Voting Stock outstanding immediately prior to the transaction (other than any Voting Stock of the Issuer that is owned by any Person with which the Issuer will merge or consolidate or any such Person’s Affiliates) is changed into or exchanged for, in addition to any other consideration, Voting Stock of the successor entity or any parent thereof that represents immediately after such transaction at least a majority of the aggregate voting power of the Voting Stock of such successor entity or any parent thereof, or (B) in connection with any transaction under which at least 90% of the consideration to be paid by the Issuer, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction consists of shares of Common Stock that are listed or quoted on any U.S. national or regional securities exchange or will be so listed or quoted when issued or exchanged in connection with such merger or consolidation; provided, that in the case of a transaction described in this clause (B), after giving pro forma effect to such transaction, either (i) the Issuer would have been able to incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or (ii) the Fixed Charge Coverage Ratio of the Issuer and its Subsidiaries would be greater than or equal to such Fixed Charge Coverage Ratio immediately prior to such transaction; and

(3) the adoption by the stockholders of the Issuer of a Plan of Liquidation.

For purposes of this definition, a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Common Stock” means the common stock, par value $0.01, of the Issuer.

“Consolidated Amortization Expense” for any period means the amortization expense of the relevant Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Flow” for any period means, with respect to any specified Person and its Subsidiaries, without duplication, the sum of the amounts for such period of:

(1) Consolidated Net Income, plus

(2) in each case only to the extent deducted in determining Consolidated Net Income,

(A) Consolidated Income Tax Expense,

(B) Consolidated Amortization Expense,

(C) Consolidated Depreciation Expense,

(D) Consolidated Interest Expense, and

(E) all other non-cash items reducing the Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, minus

(3) the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period (excluding any non-cash items to the extent they represent the reversal of an accrual of a reserve for a potential cash item that reduced Consolidated Cash Flow in any prior period); and

(4) excluding any nonrecurring or unusual gain or income (or nonrecurring or unusual loss or expense), together with any related provision for taxes on any such nonrecurring or unusual gain or income (or the tax effect of any such nonrecurring or unusual loss or expense), realized by such Person or any Subsidiary during such period.

“Consolidated Depreciation Expense” for any period means the depreciation expense of the relevant Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Free Cash Flow” for any period means, with respect to any specified Person and its Subsidiaries, without duplication, the sum of the amounts for such period of (x) Consolidated Cash Flow minus (y) (i) all federal, state, provincial and local income taxes required to be paid during such period and (ii) Unfinanced Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period.

“Consolidated Income Tax Expense” for any period means the provision for taxes of the relevant Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense of the relevant Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including, without duplication:

(1) imputed interest on Capitalized Lease Obligations;

(2) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings;

(3) the net costs associated with Hedging Obligations related to interest rates;

(4) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses;

(5) the interest portion of any deferred payment obligations;

(6) all other non-cash interest expense;

(7) capitalized interest;

(8) all dividend payments on any series of Disqualified Equity Interests of the Issuer or any of its Subsidiaries or any Preferred Stock of any Subsidiary (other than dividends on Equity Interests payable solely in Qualified Equity Interests of the Issuer or to the Issuer or a Subsidiary of the Issuer);

(9) all interest payable with respect to discontinued operations; and

(10) all interest on any Indebtedness described in clause (7) or (8) of the definition of Indebtedness.

“Consolidated Net Income” for any period means the net income (or loss) of such Person and its Subsidiaries, in each case for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded in calculating such net income (or loss), to the extent otherwise included therein, without duplication:

(1) the net income (or loss) of any Person (other than a Subsidiary) in which any Person other than the Issuer and the Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any of its Subsidiaries during such period;

(2) except to the extent includible in the net income (or loss) of the Issuer pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (A) such Person becomes a Subsidiary or is merged into or consolidated with the Issuer or any Subsidiary or (B) the assets of such Person are acquired by the Issuer or any Subsidiary;

(3) the net income of any Subsidiary other than a Guarantor during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period, unless such restriction with respect to the payment of dividends has been legally waived;

(4) gains or losses attributable to discontinued operations;

(5) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Subsidiary upon (A) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Issuer or any Subsidiary or (B) any Asset Sale by the Issuer or any Subsidiary;

(6) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(7) unrealized gains and losses with respect to Hedging Obligations;

(8) the cumulative effect of any change in accounting principles or policies;

(9) extraordinary gains and losses and the related tax effect;

(10) non-cash charges or expenses with respect to the grant of stock options, restricted stock or other equity compensation awards; and

(11) goodwill write-downs or other non-cash impairments of assets.

“Conversion Cap” means the maximum number of shares of Common Stock that may be issued in connection with any conversion of Notes (or portion thereof) without the approval of the stockholders of the Issuer under the applicable listing standards of The New York Stock Exchange.

“Conversion Date” means the date of any Optional Conversion or Mandatory Conversion.

“Conversion Price” means as of any time, $1,000, divided by the Conversion Rate as of such time.

“Corporate Trust Office” means the offices of the Trustee at which at any time its corporate trust business shall be principally administered, which office as of the date hereof is located at U.S. Bank National Association, 8 Greenway Plaza, Suite 1100, Houston, TX 77046, Attention: Global Corporate Trust, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders and the Issuer).

“Credit Agreement” means the Third Amended and Restated Credit Agreement dated as of October 30, 2017, by and among, inter alia, the Issuer, as a borrower, the other borrowers party thereto from time to time, Wells Fargo Bank, National Association, as agent, and the several lenders and other agents party thereto, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as such agreement or facility may be further amended (including any amendment or restatement thereof), supplemented or otherwise modified from time to time, including any agreement or indenture exchanging, extending the maturity of, refinancing, renewing, replacing, substituting or otherwise restructuring, whether in the bank or debt capital markets (or combination thereof) (including increasing the amount of available borrowings thereunder or adding or removing Subsidiaries as borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or facility or any successor or replacement agreement or facility.

“Credit Facilities” means one or more debt facilities or indentures (which may be outstanding at the same time and including, without limitation, the Credit Agreement) providing for revolving credit loans, debt securities, term loans, receivables financing or letters of credit and, in each case, as such agreements may be amended, refinanced, restated, refunded or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender, group of lenders or institutional lenders or investors.

“Daily VWAP” means for any Trading Day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “FET<equity>AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day, determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Issuer). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the primary trading session trading hours.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Depositary” means with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 hereof as the Depositary with respect to the Global Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable (in each case, at the option of the holder thereof), is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the Stated Maturity of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Issuer to repurchase or redeem such Equity Interests upon the occurrence of a change in control or an Asset Sale occurring prior to the 91st day after the Stated Maturity of the Notes shall not constitute Disqualified Equity Interests if the change of control or asset sale provisions applicable to such Equity Interests are no more favorable to such holders than Section 4.13 and Section 4.10, respectively, and such Equity Interests specifically provide that the Issuer will not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to Section 4.13 and Section 4.10, respectively.

“dollars”, “U.S. dollars” or “$” means lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of the Issuer or any Guarantor that is not a Foreign Subsidiary.

“DTC” means The Depository Trust Company and any successor.

“Eligible Bank” shall mean any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, capital and surplus aggregating in excess of $250.0 million (or in the equivalent thereof in a foreign currency as of the date of determination) and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including Capital Stock, Preferred Stock, limited liability company interests, trust units and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person, but excluding from all of the foregoing any debt securities convertible into Equity Interests, regardless of whether such debt securities include any right of participation with Equity Interests.

“Ex-Dividend Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Issuer or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market. For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of shares of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Offer” means the offer to exchange the Old Notes for the Notes and cash pursuant to the Prospectus.

“Excluded Subsidiary” means (1) any Subsidiary that is not a Material Subsidiary, (2) any Domestic Subsidiary that is a direct or indirect subsidiary of a Foreign Subsidiary that is a CFC and (3) any Subsidiary that is not a Wholly-Owned Subsidiary that is expressly prohibited from guaranteeing the Notes by its organizational documents (which prohibition is not created for purposes of making use of this clause), including any applicable equityholder agreement.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such asset) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction as such price is determined in good faith by management of the Issuer.

“Fixed Charge Coverage Ratio” means, on any date of determination, with respect to any Person, the ratio of (x) Consolidated Free Cash Flow during the most recent four consecutive full fiscal quarters for which financial statements prepared on a consolidated basis in accordance with GAAP are available (or should be available pursuant to Section 4.3 to avoid the occurrence of an event described in clause (2) of the definition of Default) (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio (the “Transaction Date”) to (y) Fixed Charges for the Four-Quarter Period. For purposes of this definition, Consolidated Free Cash Flow and Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence of any Indebtedness or the issuance of any Disqualified Equity Interests of the Issuer or Disqualified Equity Interests or Preferred Stock of any Subsidiary (and the application of the proceeds thereof) and any repayment, repurchase or redemption of other Indebtedness or other Disqualified Equity Interests or Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, repurchase, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

(2) any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Subsidiary (including any Person who becomes a Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Free Cash Flow (including any pro forma expense and cost reductions that have occurred or are reasonably expected to occur within the next 12 months)) in each case occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period; provided, that such pro forma calculations shall be determined in good faith by a Responsible Financial or Accounting Officer of the Issuer whether or not such pro forma adjustments would be permitted under SEC rules or guidelines.

In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Fixed Charge Coverage Ratio:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(3) notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Fixed Charges” means, with respect to any period and with respect to the relevant Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (1) Consolidated Interest Expense paid during such period, (2) scheduled principal payments in respect of Indebtedness that are required to be paid during such period, and (3) all Restricted Payments paid in cash during such period.

“Foreign Subsidiary” means any Subsidiary not organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“FSHCO” means any direct or indirect Domestic Subsidiary substantially all of the assets of which consist, directly or indirectly, of Equity Interests in one or more CFCs.

“Funded Indebtedness” means, as of any time of determination, all Indebtedness for borrowed money or letters of credit of the Issuer and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, including, in any event, but without duplication, Indebtedness under any Credit Facilities, and the amount of Capitalized Lease Obligations of the Issuer and its Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.

“Global Note Legend” means the legend identified as such in Exhibit A.

“Global Notes” means the Notes that are in the form of Exhibit A issued in global form and registered in the name of the Depositary or its nominee issued in accordance with Section 2.6.

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantors” means each Domestic Subsidiary of the Issuer on the Issue Date that is a party to this Indenture for purposes of providing a Note Guarantee, and each other Person that is required to, or at the election of the Issuer, does become a Guarantor by the terms of this Indenture after the Issue Date, in each case, until such Person is released from its Note Guarantee in accordance with the terms of this Indenture.

“Hedging Obligations” of any Person means the obligations of such Person under option, swap, cap, collar, forward purchase or similar agreements or arrangements intended to manage exposure to interest rates or currency exchange rates or commodity prices (including, without limitation, for purposes of this definition, rates for electrical power used in the ordinary course of business), either generally or under specific contingencies.

“Holder” means any registered holder, from time to time, of the Notes.

“incur” means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such Person becomes a Subsidiary of the Issuer shall be deemed to have been incurred by such Subsidiary at the time it becomes a Subsidiary of the Issuer and (2) neither the accrual of interest nor the accretion of original issue discount or the accretion or accumulation of dividends on any Equity Interests shall be deemed to be an incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication:

(1) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2) all obligations of such Person evidenced by bonds, debentures, bankers’ acceptances, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty and similar credit transactions;

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except deferred compensation, trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services and not overdue by more than 180 days unless subject to a bona fide dispute;

(5) the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such Person or, with respect to any Subsidiary that is not a Guarantor, any Preferred Stock;

(6) all Capitalized Lease Obligations of such Person;

(7) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;

(9) to the extent not otherwise included in this definition, net Hedging Obligations of such Person; and

(10) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person.

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (A) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (B) the amount of the Indebtedness secured. For purposes of clause (5), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to this Indenture.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Director” means a director of the Issuer who is independent with respect to the transaction at issue.

“Initial Notes” has the meaning set forth in the preamble hereto.

“Intellectual Property” means all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of the Issuer’s or any Subsidiary’s business.

“Investments” of any Person means:

(1) all direct or indirect investments by such Person in any other Person (including Affiliates) in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(2) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof); and

(3) all other items that would be classified as investments in another Person on a balance sheet of such Person prepared in accordance with GAAP.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. If the Issuer or any Subsidiary sells or otherwise disposes of any Equity Interests of any Subsidiary, or any Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Subsidiary retained. Notwithstanding the foregoing, purchases or redemptions of Equity Interests of the Issuer shall be deemed not to be Investments.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Issue Date” means the first date on which the Notes are originally issued under this Indenture.

“Issuer” means Forum Energy Technologies, Inc., a Delaware corporation, and any successor Person resulting from any transaction permitted by Section 5.1.

“Junior Documents” means (1) with respect to the ABL Priority Collateral, this Indenture and the other documents governing the Note Obligations and (2) with respect to the Notes Priority Collateral, the Credit Agreement and the other documents governing the ABL Obligations.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement.

“Material Real Property” means Real Property owned in fee in the United States by the Issuer or any Guarantor, in each case, with a fair market value of $5,000,000 (as determined by the Issuer in good faith) or more, as determined (1) with respect to any Real Property owned by the Issuer or any Guarantor on the Issue Date, as of the Issue Date, and (2) with respect to any Real Property acquired by the Issuer or any Guarantor after the Issue Date, as of the date of such acquisition.

“Material Subsidiary” means each Subsidiary that (1) owns at least 2.50% of the consolidated total assets of the Issuer and its Subsidiaries, (2) generates at least 2.50% of the consolidated revenues of the Issuer and its Subsidiaries, (3) is the owner of Equity Interests of any Material Subsidiary, or (4) any group of Subsidiaries that each would not have been a Material Subsidiary under clauses (1), (2), or (3) but that, taken together, had revenues or total assets in excess of 5.00% of the consolidated revenues or total assets, as applicable, of the Issuer and its Subsidiaries.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents received by the Issuer or any of its Subsidiaries from such Asset Sale, net of:

(1) brokerage commissions and other fees and expenses (including fees, discounts and expenses of legal counsel, accountants and investment banks, consultants and placement agents) of such Asset Sale;

(2) provisions for taxes payable (including any withholding or other taxes paid or reasonably estimated to be payable in connection with the transfer to the Issuer of such proceeds from any Subsidiary that received such proceeds) as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3) amounts required to be paid to any Person (other than the Issuer or any Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(4) payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

(5) appropriate amounts to be provided by the Issuer or any Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the Issuer or any Subsidiary, as the case may be, after such Asset Sale, including pensions and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

“Note Custodian” means the Person appointed as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.

“Note Documents” means this Indenture, the Notes, the Note Guarantees and the Security Documents.

“Note Guarantee” means, individually, any guarantee of payment of the Notes by a Guarantor pursuant to the terms of this Indenture and any supplemental indenture hereto, and, collectively, all such guarantees.

“Note Liens” means all Liens in favor of the Notes Collateral Agent, for the benefit of itself and the Holders, on Collateral securing the Note Obligations.

“Note Obligations” means the Indebtedness incurred and Obligations (including any Applicable Premium and Redemption Premium and including interest and other Obligations accruing during the pendency of a bankruptcy, insolvency, receivership or other similar proceeding regardless of whether allowed or allowable in such proceeding) under this Indenture, the Notes and the other Note Documents.

“Notes” means the notes issued under this Indenture that are exchanged pursuant to the Exchange Offer, any Additional Notes and any PIK Interest Notes.

“Notes Collateral Agent” has the meaning set forth in the preamble of this Indenture and any successor thereto.

“Notes Priority Collateral” means (a) Intellectual Property; (b) all of the capital stock and other Equity Interests of each Subsidiary owned by the Issuer or a Guarantor and any other Investment Property; (c) Equipment; (d) Fixtures; (e) all Farm Products; (f) all cash and Cash Equivalents that are, and all Deposit Accounts and Securities Accounts that contain only, proceeds of the foregoing items (a) through (e); (g) to the extent related to, substituted or exchanged for, evidencing, supporting or arising from any of the items referred to in the preceding clauses (a) through (f), all General Intangibles, Chattel Paper, documents, letter of credit rights, Instruments and rights to payment evidenced thereby, Payment Intangibles, Supporting Obligations and Books and records, including customer lists; (h) to the extent attributed or pertaining to any Notes Priority Collateral, all Commercial Tort Claims; (i) all substitutions, replacements, accessions, products, or proceeds of any of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to, or destruction of, or other involuntary conversion and (j) all other assets or property of the Issuer or any Guarantor that are subject to a Note Lien that are not otherwise set forth in items (a) through (i) above or the definition of Notes Priority Collateral, in each case, to the extent that such items do not constitute ABL Priority Collateral; provided that any and all Notes Separate Collateral shall become Notes Priority Collateral for all purposes upon the occurrence of the ABL Real Property Collateral Consent Date.

“Notes Separate Collateral” means all Material Real Property; provided that any and all Notes Separate Collateral shall become Notes Priority Collateral for all purposes upon the occurrence of the ABL Real Property Collateral Consent Date.

“Obligation” means any principal, interest, Applicable Premium, Redemption Premium, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means any of the following of the Issuer or any Guarantor: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

“Officers’ Certificate” means a certificate signed by two Officers that meets the requirements of Section 11.5 of this Indenture.

“OID” means the original issue discount of the Securities, if any, for U.S. federal income tax purposes.

“OID Legend” means the legend identified as such in Exhibit A.

“Old Notes” means the 6.250% Senior Notes due 2021 issued under that certain Indenture, dated as of October 2, 2013, by and among the Issuer, the guarantors party thereto and Wells Fargo Bank, National Association.

“Opinion of Counsel” means a written opinion from legal counsel acceptable to the Trustee or Notes Collateral Agent, as the case may be. The counsel may be an employee of or counsel to the Issuer, Trustee or the Notes Collateral Agent.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Paying Agent” means any Person authorized by the Issuer to pay the principal of, premium, if any, or interest on any Notes on behalf of the Issuer.

“Permitted Business” means the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date as described in the Prospectus and businesses that are reasonably related, incidental or ancillary thereto or reasonable extensions thereof.

“Permitted Holder” means (i) SCF-V, L.P., SCF-VI, L.P., SCF-VII, L.P., SCF 2012A, L.P. and SCF 2012B, L.P. and (ii) any other investment fund or vehicle managed or controlled by any of the foregoing and in each case their respective controlling Affiliates.

“Permitted Investment” means:

(1) (A) Investments by the Issuer or any Subsidiary in any Guarantor; (B) Investments by the Issuer or any Guarantor in any Subsidiary (i) in respect of ongoing operations consistent with past practice or (ii) that, when taken together with all other Investments made pursuant to this clause (1)(B)(ii) since the Issue Date and then outstanding, do not exceed the greater of (x) $10.0 million and (y) to the extent that after giving effect to any Investment made pursuant to this clause (1)(B)(ii) on a pro forma basis, the Total Leverage Ratio of the Issuer and its Subsidiaries immediately following such Investment is no greater than 3.00 to 1.00, $25.0 million; (C) Investments by any non-Guarantor Subsidiary in any other non-Guarantor Subsidiary; and (D) Investments by the Issuer or any Subsidiary in any Person that will become a Guarantor immediately after such Investment or that will merge or consolidate into the Issuer or any Guarantor and any Investment held by any such Person at such time that was not incurred in contemplation of such acquisition, merger or consolidation, so long as, immediately after giving effect to any Investment made pursuant to this clause (1)(D) on a pro forma basis, either (i) the Issuer would have been able to incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or (ii) the Fixed Charge Coverage Ratio of the Issuer and its Subsidiaries would be greater than or equal to such Fixed Charge Coverage Ratio immediately prior to such acquisition, merger or consolidation;

(2) Investments in the Issuer by any Subsidiary;

(3) loans and advances to directors, employees and officers of the Issuer and its Subsidiaries (A) in the ordinary course of business (including payroll, travel and entertainment related advances) (other than any loans or advances to any director or executive officer (or equivalent thereof) that would be in violation of Section 402 of the Sarbanes Oxley Act) and (B) to purchase Equity Interests of the Issuer not in excess of $2.5 million in the aggregate outstanding at any one time;

(4) Hedging Obligations entered into in the ordinary course of business for bona fide hedging purposes of the Issuer or any Subsidiary not for the purpose of speculation;

(5) Investments in cash and Cash Equivalents;

(6) receivables owing to the Issuer or any Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Subsidiary deems reasonable under the circumstances;

(7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or received in compromise or resolution of litigation, arbitration or other disputes with such parties;

(8) Investments made by the Issuer or any Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 4.10;

(9) lease, utility and other similar deposits in the ordinary course of business;

(10) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Subsidiary or in satisfaction of judgments;

(11) Permitted Joint Venture Investments made by the Issuer or any of its Subsidiaries, in an aggregate amount (measured on the date each such Investment was made and without giving effect to subsequent changes in value) that, when taken together with all other Investments made pursuant to this clause (11) and then outstanding, do not exceed the greater of (A) $25.0 million and (B) to the extent that after giving effect to any Investment made pursuant to this clause (11) on a pro forma basis, the Total Leverage Ratio of the Issuer and its Subsidiaries immediately following such Investment is no greater than the Total Leverage Ratio of the Issuer and its Subsidiaries immediately prior to such Investment, $50.0 million;

(12) guarantees of Indebtedness of the Issuer or any of its Subsidiaries permitted in accordance with Section 4.9;

(13) repurchases of, or other Investments in, the Notes;

(14) advances or extensions of credit in the nature of accounts receivable arising from the sale or lease of goods or services, the leasing of equipment or the licensing of property in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Issuer or the applicable Subsidiary deems reasonable under the circumstances;

(15) Investments made pursuant to commitments in effect on the Issue Date;

(16) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Equity Interests) of the Issuer;

(17) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) that, when taken together with all other Investments made pursuant to this clause (17) since the Issue Date and then outstanding, do not exceed the greater of (A) $10.0 million and (B) to the extent that after giving effect to any Investment made pursuant to this clause (17) on a pro forma basis, the Total Leverage Ratio of the Issuer and its Subsidiaries immediately following such Investment is no greater than 3.00 to 1.00, $25.0 million;

(18) performance guarantees of any trade or non-financial operating contract (other than such contract that itself constitutes Indebtedness) in the ordinary course of business; and

(19) any Investments in or in respect of (A) Jiangyin Eastern Valve Co., a limited liability company established under the laws of the People’s Republic of China in Zhouzhuang, Jiangyin, Jiangsu Province with registration No. 004281; (B) Jiangyin Valve Company, a limited liability company established under the laws of the People’s Republic of China in Zhouzhuang, Jiangyin, Jiangsu Province with registration No. 3202811100237 or (C) any successor entity to either of the foregoing.

In determining whether any Investment is a Permitted Investment, the Issuer may allocate or reallocate all or any portion of an Investment among the clauses of this definition and any of the provisions of Section 4.7.

“Permitted Joint Venture Investment” means, with respect to an Investment by any specified Person, an Investment by such specified Person in any other Person engaged in a Permitted Business (1) in which the Person has significant involvement in the day to day operations and management or veto power over significant management decisions or board or management committee representation and (2) of which at least 20.0% of the outstanding Equity Interests of such other Person is at the time owned directly or indirectly by the specified Person.

“Permitted Liens” means the following types of Liens:

(1) Liens securing Indebtedness and other Obligations of the Issuer or any Subsidiary permitted to be incurred by the Issuer or such Subsidiary pursuant to Section 4.9(b)(1); provided, that any such Liens on Collateral, to the extent securing Indebtedness of the Issuer or a Guarantor, shall be subject to the Intercreditor Agreement and, with respect to any such Liens on any Notes Priority Collateral or Notes Separate Collateral, shall not have priority equal or senior to the Lien securing the Notes thereon;

(2) Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Issuer or its Subsidiaries, as the case may be, in conformity with GAAP;

(3) Liens in respect of property of the Issuer or any Subsidiary imposed by law or contract, which were not incurred or created to secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and which do not in the aggregate materially detract from the value of the property of the Issuer or its Subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Issuer and its Subsidiaries, taken as a whole;

(4) pledges or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance, road transportation and other types of social security regulations;

(5) Liens (A) incurred in the ordinary course of business to secure the performance of tenders, bids, trade contracts, stay and customs bonds, leases, statutory obligations, surety and appeal bonds, statutory bonds, government contracts, performance and return money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (B) incurred in the ordinary course of business to secure liability for premiums to insurance carriers;

(6) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(7) Liens arising out of judgments or awards not resulting in a Default or an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(8) easements, rights of way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (A) securing Indebtedness and (B) in the aggregate materially interfering with the conduct of the business of the Issuer and its Subsidiaries and not materially impairing the use of such Real Property in such business;

(9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Subsidiary, including rights of offset and setoff;

(11) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Issuer or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(12) any interest or title of a lessor under any lease entered into by the Issuer or any Subsidiary in accordance with this Indenture;

(13) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases, consignments of goods or transfers of accounts, in each case to the extent not securing performance of a payment or other obligation;

(14) Liens securing Indebtedness and other obligations incurred and then outstanding pursuant to Section 4.9(b)(2);

(15) Liens securing Hedging Obligations entered into for bona fide hedging purposes of the Issuer or any Subsidiary not for the purpose of speculation;

(16) Liens securing Specified Cash Management Agreements entered into in the ordinary course of business;

(17) Liens in favor of the Issuer or a Guarantor;

(18) Liens arising pursuant to Purchase Money Indebtedness; provided that (A) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100.0% of the cost of the property being acquired or leased at the time of the incurrence of such Indebtedness and (B) any such Liens attach only to the property being financed pursuant to such Purchase Money Indebtedness (plus improvements, accessions, proceeds, replacements or dividends or distributions in respect thereof) and do not encumber any other property of the Issuer or any Subsidiary;

(19) Liens securing Acquired Indebtedness permitted to be incurred under this Indenture; provided that such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or being acquired or merged into the Issuer or a Subsidiary of the Issuer and the Liens do not extend to assets not subject to such Lien at the time of acquisition (plus improvements, accessions, proceeds, replacements or dividends or distributions in respect thereof);

(20) Liens on property of a Person existing at the time such Person is acquired or amalgamated or merged with or into or consolidated with the Issuer or any Subsidiary (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (plus improvements, accessions, proceeds, replacements or dividends or distributions in respect thereof);

(21) Liens on and pledges of the Equity Interests of any joint venture owned by the Issuer or any Subsidiary of the Issuer to the extent securing Indebtedness of such joint venture;

(22) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under Section 4.9;

(23) licenses of Intellectual Property granted by the Issuer or any Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Issuer or such Subsidiary;

(24) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Issuer or any Subsidiary in the ordinary course of business;

(25) Liens in favor of the Trustee as provided for in this Indenture on money or property held or collected by the Trustee in its capacity as Trustee;

(26) Liens on assets of any Foreign Subsidiary to secure Indebtedness with respect to obligations of such Foreign Subsidiary in an amount not exceeding $20.0 million at any time outstanding which Indebtedness is permitted by this Indenture;

(27) Liens existing on the Issue Date (other than Liens securing the Credit Facilities);

(28) other Liens on assets that do not constitute Collateral securing the Notes with respect to obligations which do not in the aggregate exceed at any time outstanding $10.0 million;

(29) any Lien renewing, extending, refinancing or refunding a Lien permitted by clauses (14), (18), (19), (20) and (27) above, this clause (29), and clauses (30) and (31) below; provided that (A) such Liens do not extend to any additional assets (other than improvements, accessions, proceeds, replacements or dividends or distributions in respect thereof), (B) the amount of such Indebtedness is not increased except as necessary to pay premiums or expenses incurred in connection with such refinancing and (C) the new Lien shall have no greater priority relative to the Lien securing the Note Obligations than the Lien securing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and to the extent the Lien securing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged was subject to the Intercreditor Agreement or an Acceptable Junior Lien Intercreditor Agreement, the new Lien shall be subject to the Intercreditor Agreement or an Acceptable Junior Lien Intercreditor Agreement, as applicable;

(30) Liens on the Collateral securing Indebtedness and any related guarantees on a junior priority basis to the Liens on the Collateral securing the Notes; provided, that such Liens shall be subject to an Acceptable Junior Lien Intercreditor Agreement; and

(31) Liens to secure Permitted Old Notes Refinancing Indebtedness.

“Permitted Old Notes Refinancing Indebtedness” means Indebtedness of the Issuer or a Subsidiary incurred in exchange for, or the proceeds of which are used to redeem, refinance, replace, defease, discharge, refund or otherwise retire for value, in whole or in part, the Old Notes; provided that:

(1) the aggregate principal amount of the Permitted Old Notes Refinancing Indebtedness does not exceed the principal amount of the Old Notes being refinanced plus the amount of accrued and unpaid interest on such Old Notes and reasonable expenses incurred in connection with the refinancing of such Old Notes;

(2) (A) the obligors of the Permitted Old Notes Refinancing Indebtedness do not include any Person other than the Issuer and the Guarantors; and (B) the Permitted Old Notes Refinancing Indebtedness shall be either unsecured or secured solely by the Collateral on a junior priority basis to the Liens on the Collateral securing the Notes pursuant to an Acceptable Junior Lien Intercreditor Agreement;

(3) the Permitted Old Notes Refinancing Indebtedness (A) has a Stated Maturity no earlier than 91 days after the maturity date of the Notes and (B) does not have any amortization or other requirement to purchase, redeem, retire, defease or otherwise make any payment in respect of the principal thereof, other than at scheduled maturity thereof or any mandatory prepayment requirements which are no more favorable to the holders thereof than the requirements under this Indenture to make a Change of Control Offer or a Net Proceeds Offer as described in Section 4.13 and Section 4.10, respectively;

(4) the agreements and instruments governing such Permitted Old Notes Refinancing Indebtedness shall not (A) contain any affirmative or negative covenants (including any financial maintenance covenant) or events of default that are, taken as a whole, materially more restrictive than those set forth in this Indenture; or (B) provide for cash interest or other cash payments at a rate per annum in excess of the cash interest payable in respect of the Notes; and

(5) the proceeds of the Permitted Old Notes Refinancing Indebtedness shall be used (A) within three months in the case of a partial refinancing and (B) within 45 days, in the case of a full refinancing, of the incurrence thereof to redeem, refinance, replace, defease, discharge, refund or otherwise retire for value the Old Notes.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, mutual fund trust, unincorporated organization or government or other agency or political subdivision thereof or other legal entity of any kind.

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other Equity Interests (however designated) of such Person whether now outstanding or issued after the Issue Date that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Premium Event” means (1) any redemption of the Notes or other voluntary payment of all, or any part, of the principal balance of any Notes whether before or after (A) the occurrence of a Default or an Event of Default or (B) the commencement of any proceeding under any debtor relief law, and notwithstanding any acceleration (for any reason) of the Notes; (2) the acceleration of all of the Notes for any reason, including, but not limited to, acceleration following or pursuant to an Event of Default, including as a result of the commencement of a proceeding under any debtor relief law; (3) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Notes in any proceeding under any debtor relief law, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any proceeding under any debtor relief law to the holders (whether directly or indirectly, including through the Trustee or Notes Collateral Agent or any other distribution agent), in full or partial satisfaction of the Notes; and (4) the termination of this Indenture for any reason (other than as a result of the payment in full in cash of the Note Obligations at Stated Maturity of the Notes).

If a Premium Event occurs under clause (2), (3) or (4) above, the entire outstanding principal amount of the Notes shall be deemed to be subject to the Premium Event on the date on which such Premium Event occurs.

“principal” means, with respect to the Notes, the principal of, and premium (including the Applicable Premium and Redemption Premium), if any, on the Notes.

“Prospectus” means the Prospectus, dated July 30, 2020 relating to the offer of the Notes.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Issuer or any Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Issuer or any Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (except in the case of Capitalized Lease Obligations) the amount of such Indebtedness shall not exceed such purchase price or cost.

“Qualified Equity Interests” of any Person means Equity Interests of such Person other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, without limitation, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Issuer.

“Rating Category” means:

(1) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and

(2) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

“Rating Upgrade” means an increase in the rating of the Notes by either Moody’s or S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories) from the rating of the Notes on the date of the applicable occurrence referred to in clauses (1) or (2) of the definition of “Change of Control”. In determining whether the rating of the Notes has increased by one or more gradations, gradations within Rating Categories, namely + or - for S&P, and 1, 2, and 3 for Moody’s, will be taken into account; for example, in the case of S&P, a rating increase either from BB to BB+ or B+ to BB- will constitute an increase of one gradation.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments, appurtenances and improvements relating thereto.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors of the Issuer, by statute, by contract or otherwise).

“refinance” means to refinance, repay, prepay, replace, renew or refund.

“Refinancing Indebtedness” means Indebtedness of the Issuer or a Subsidiary incurred in exchange for, or the proceeds of which are used to redeem, refinance, replace, defease, discharge, refund or otherwise retire for value, in whole or in part, any Indebtedness of the Issuer or any Subsidiary (the “Refinanced Indebtedness”); provided that:

(1) the principal amount (or accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

(2) the obligors of the Refinancing Indebtedness do not include any Person that is not an obligor of the Refinanced Indebtedness;

(3) (A) if the Refinanced Indebtedness was subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness; (B) if the Refinanced Indebtedness is unsecured, then the Refinancing Indebtedness shall be unsecured; and (C) if the Refinanced Indebtedness is secured, then such Refinancing Indebtedness shall not be secured by Liens on any additional assets (other than improvements, accessions, proceeds, replacements or dividends or distributions in respect thereof) as compared to the Refinanced Indebtedness and the new Lien securing such Refinancing Indebtedness shall have no greater priority relative to the Lien securing the Note Obligations than the Lien securing the Refinanced Indebtedness;

(4) the Refinancing Indebtedness has a Stated Maturity either (A) no earlier than the Refinanced Indebtedness being repaid or amended or (B) no earlier than 91 days after the maturity date of the Notes;

(5) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes; and

(6) the proceeds of the Refinancing Indebtedness shall be used substantially concurrently with the incurrence thereof to redeem, refinance, replace, defease, discharge, refund or otherwise retire for value the Refinanced Indebtedness, unless the Refinanced Indebtedness is not then due and is not redeemable or prepayable at the option of the obligor thereof or is redeemable or prepayable only with notice, in which case such proceeds shall be held until the Refinanced Indebtedness becomes due or redeemable or prepayable or such notice period lapses and then shall be used to refinance the Refinanced Indebtedness; provided that in any event the Refinanced Indebtedness shall be redeemed, refinanced, replaced, defeased, discharged, refunded or otherwise retired for value within three months of the incurrence of the Refinancing Indebtedness.

“Relevant Stock Exchange” means The New York Stock Exchange or, if the Common Stock (or other security for which a Daily VWAP must be determined) is not then listed on The New York Stock Exchange, the principal other U.S. national or regional securities exchange on which the Common Stock (or such other security) is then listed.

“Required Stockholder Approval” means the approval by holders of a majority of the shares of Common Stock represented at a special or annual meeting of stockholders and entitled to vote on the issuance of the maximum number of shares of Common Stock that would be issued upon conversion of the Applicable Percentage of all outstanding Notes.

“Responsible Financial or Accounting Officer of the Issuer” means any one of the Chief Financial Officer (or other principal financial officer), Treasurer or Chief Accounting Officer (or other principal accounting officer or controller) of the Issuer.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee (or any successor group of the Trustee), including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Payment” means any of the following:

(1) the declaration or payment of any dividend or any other distribution (whether made in cash, securities or other property) on or in respect of Equity Interests of the Issuer or any Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer or any Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Subsidiaries but excluding (A) dividends or distributions payable solely in Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests and (B) in the case of Subsidiaries, dividends or distributions payable to the Issuer or to a Subsidiary (and if such Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of its Equity Interests on a pro rata basis);

(2) the purchase, redemption, defeasance or other acquisition or retirement for value of any Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by Persons other than the Issuer or a Subsidiary (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer);

(3) any Investment other than a Permitted Investment; or

(4) any principal payment on, purchase, redemption, defeasance, prepayment, decrease or other acquisition or retirement for value prior to any scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness (other than any such payment made within one year of any such scheduled maturity or scheduled repayment or sinking fund payment and other than any Subordinated Indebtedness owed to and held by the Issuer or any Subsidiary permitted under clause (6) of the definition of “Permitted Indebtedness” in Section 4.9(b) of this Indenture).

“S&P” means S&P Global Ratings and any successor to its rating agency business.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Obligations” has the meaning set forth in Section 13.1(a).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Agreement” means a security agreement, dated as of the Issue Date, among the Notes Collateral Agent, for its benefit and for the benefit of the Trustee and the Holders, the Issuer and the Guarantors granting, among other things, a Lien on the Collateral, subject to Permitted Liens, as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms.

“Security Documents” means the Security Agreement, any mortgages, the Intercreditor Agreement, the Acceptable Junior Lien Intercreditor Agreement, and all of the security agreements, pledges, account control agreements, intellectual property security agreements, collateral assignments, mortgages, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any security interests in favor of the Notes Collateral Agent for its benefit and for the benefit of the Trustee and the Holders, in all or any portion of the Collateral, in each case as amended, modified, restated, supplemented or replaced from time to time.

“Senior Documents” means (1) with respect to the ABL Priority Collateral, the Credit Agreement and the other documents governing the ABL Obligations and (2) with respect to the Notes Priority Collateral, this Indenture and the other documents governing the Note Obligations.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act as such Regulation was in effect on the Issue Date.

“Specified Cash Management Agreements” means any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Issuer or any Subsidiary and any lender.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Subsidiary that is (1) expressly subordinated in right of payment to the Notes or the Note Guarantees, respectively, (2) secured by the Collateral on a junior basis to the Lien on the Collateral securing the Note Obligations or (3) unsecured.

“Subsidiary” means, with respect to any Person:

(1) any corporation, limited liability company, association, trust or other business entity of which more than 50.0% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(2) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.

“Successor ABL Facility Collateral Agent” means, in the event that the Credit Agreement is no longer outstanding, the “ABL Facility Collateral Agent” (or other collateral agent, representative or trustee) designated pursuant to the terms of the documentation relating to the ABL Obligations.

“Threshold Price” means, initially $1.50. The Threshold Price is subject to adjustment in inverse proportion to the adjustments to the Conversion Rate as described in Section 12.4.

“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S. Code §§77aaa-77bbbb), as amended.

“Total Leverage Ratio” means, on any date of determination, with respect to any Person, the ratio of (x) the amount of consolidated Funded Indebtedness of such Person and its Subsidiaries as of such date, to (y) the Consolidated Cash Flow during the Four-Quarter Period ending on or prior to the date of the transaction giving rise to the need to calculate the Total Leverage Ratio. For purposes of this definition, Funded Indebtedness and Consolidated Cash Flow shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence of any Indebtedness or the issuance of any Disqualified Equity Interests of the Issuer or Disqualified Equity Interests or Preferred Stock of any Subsidiary (and the application of the proceeds thereof) and any repayment, repurchase or redemption of other Indebtedness or other Disqualified Equity Interests or Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the date of the transaction giving rise to the need to calculate the Total Leverage Ratio, as if such incurrence, repayment, repurchase, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

(2) any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Subsidiary (including any Person who becomes a Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions that have occurred or are reasonably expected to occur within the next 12 months)) in each case occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the date of the transaction giving rise to the need to calculate the Total Leverage Ratio, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period; provided, that such pro forma calculations shall be determined in good faith by a Responsible Financial or Accounting Officer of the Issuer whether or not such pro forma adjustments would be permitted under SEC rules or guidelines.

“Trading Day” means a day on which: (1) trading in the Common Stock (or other security for which a Daily VWAP must be determined) generally occurs on the Relevant Stock Exchange or, if the Common Stock (or such other security) is not then listed on the Relevant Stock Exchange, on the principal other market on which the Common Stock (or such other security) is then traded; and (2) a Daily VWAP for the Common Stock (or other security for which a Daily VWAP must be determined) is available on such securities exchange or market; provided that if the Common Stock (or other security for which a Daily VWAP must be determined) is not so listed or traded, “Trading Day” means a Business Day.

“Treasury Rate” means, as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to August 4, 2022; provided, however, that if the period from the redemption date to August 4, 2022 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to August 4, 2022 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” has the meaning set forth in the preamble of this Indenture and any successor thereto.

“Unfinanced Capital Expenditures” means capital expenditures (1) not financed with the proceeds of any incurrence of Indebtedness (other than the incurrence of any loans under the Credit Agreement), the proceeds of any sale or issuance of Equity Interests or equity contributions, the proceeds of any asset sale (other than the sale of inventory in the ordinary course of business) or any insurance proceeds, and (2) that are not reimbursed by a third person (excluding the Issuer or any Guarantor or any of their Affiliates) in the period such expenditures are made pursuant to a written agreement.

“U.S. Government Obligations” means direct non-callable obligations of, or guaranteed by, the United States for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“United States” or “U.S.” means the United States of America.

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at Stated Maturity, in respect thereof by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then-outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” means a Subsidiary, all of the Equity Interests of which (other than directors’ qualifying shares) are owned by the Issuer or another Wholly-Owned Subsidiary.

Section 1.2 Other Definitions.

Term	Defined in Section
“acceleration declaration”	6.2
“Act”	11.14
“Affiliate Transaction”	4.11(a)
“Alternate Offer”	4.13
“Cash Interest”	4.1(b)
“Change of Control Offer”	4.13
“Change of Control Payment Date”	4.13
“Change of Control Purchase Price”	4.13
“Conversion Agent”	12.3(a)
“Conversion Rate”	12.1(a)
“Covenant Defeasance”	8.3
“Coverage Ratio Exception”	4.9(a)
“Deposit Trustee”	8.5
“Eligible Market”	12.2(b)(2)
“Equity Conditions”	12.2(b)
“Event of Default”	6.1
“Excess Proceeds”	4.10(b)
“Four-Quarter Period”	1.1
“Intercreditor Agreement”	13.4
“Legal Defeasance”	8.2
“Mandatory Conversion”	12.2(a)
“Mandatory Conversion Date”	12.2(a)
“Mandatory Conversion Event”	12.2(a)
“Merger Event”	12.7(a)
“Net Proceeds Offer”	4.10(c)
“Net Proceeds Offer Amount”	4.10(d)
“Net Proceeds Offer Period”	4.10(d)
“Net Proceeds Purchase Date”	4.10(d)
“Optional Conversion”	12.1(a)
“Optional Conversion Date”	12.1(a)
“Optional Conversion Notice”	12.1(b)
“Optional Conversion Offer”	12.1(b)(1)
“Permitted Indebtedness”	4.9(b)
“PIK Interest”	4.1(c)

“PIK Interest Notes”	2.1
“PIK Notice”	4.1(b)
“PIK Payment”	2.1
“Redemption Premium”	6.2
“Reference Property”	12.7(a)
“Registrar”	2.3
“Spin-Off”	12.4(c)
“Successor”	5.1(a)(1)(b)
“Transaction Date”	1.1
“Valuation Period”	12.4(c)

Section 1.3 Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in, and made a part of, this Indenture.

The following TIA terms have the following meanings:

“indenture securities” means the Notes and any Guarantee;

“indenture security holder” means a Holder;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes means the Issuer and any successor obligor upon the Notes or any Guarantor.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by the SEC rule under the TIA have the meanings so assigned to them therein.

Section 1.4 Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it herein;

(2) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) unless otherwise specified, any reference to Section, Article or Exhibit refers to such Section, Article or Exhibit, as the case may be, of this Indenture;

(6) provisions apply to successive events and transactions;

(7) references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time; and

(8) capitalized terms used but not defined in this Indenture that are defined in the UCC (as defined in the Security Agreement) (including, without limitation, Account, Chattel Paper, Commercial Tort Claims, Deposit Account, General Intangibles, Inventory, Instruments, Securities Accounts, Payment Intangibles and Supporting Obligations) shall be construed and defined as set forth in the UCC unless otherwise defined in the Security Agreement; provided that to the extent that the UCC is used to define any term used herein and if such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

Article II

THE NOTES

Section 2.1 Form and Dating. The Notes shall be substantially in the form of Exhibit A attached hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes will be issued in registered form, without coupons, and in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. The registered Holder will be treated as the owner of such Note for all purposes.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Issuer and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be issued initially in the form of one or more Global Notes, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Note Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

Each Global Note shall represent such of the outstanding Notes as shall be specified therein, and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions, transfers of interests and the payment of PIK Interest. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.6 or by the Issuers in connection with a PIK Payment.

The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1 and Section 2.2, authenticate and deliver the Global Notes that (a) shall be registered in the name of the Depositary or the nominee of the Depositary and (b) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions or held by the Note Custodian for the Depositary.

Section 2.2 Execution and Authentication. An Officer shall sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of a Responsible Officer of the Trustee. The signature of a Responsible Officer of the Trustee shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon receipt of a written order of the Issuer signed by one Officer directing the Trustee to authenticate the Notes and certifying that all conditions precedent to the issuance of the Notes contained herein have been complied with and receipt of an Opinion of Counsel, authenticate Notes for original issue in the aggregate principal amount stated in such written order.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent or agents. An authenticating agent has the same rights as an Agent to deal with Holders or the Issuer or an Affiliate of the Issuer.

Notwithstanding anything to the contrary herein, no Officers’ Certificate or Opinion of Counsel shall be required to be delivered in connection with a payment of PIK Interest (whether by an issuance of PIK Interest Notes or by an increase in Global Notes reflecting a PIK Payment).

Section 2.3 Registrar; Paying Agent. The Issuer shall maintain (a) an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (b) an office or agency where Notes may be presented for payment to a Paying Agent. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional Paying Agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional Paying Agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer and/or any Subsidiary may act as Paying Agent or Registrar.

The Issuer shall notify the Trustee in writing, and the Trustee shall notify the Holders, of the name and address of any Agent not a party to this Indenture. The Issuer shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which shall incorporate the relevant provisions of the TIA that relate to such Agent. If the Issuer fails to appoint or maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 7.7.

The Issuer initially appoints the Trustee to act as the Registrar, Paying Agent and Conversion Agent, at its Corporate Trust Office.

The Issuer initially appoints DTC to act as the Depositary with respect to the Global Notes.

Section 2.4 Paying Agent to Hold Money in Trust. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium (including the Applicable Premium and Redemption Premium) or interest on the Notes, and shall notify the Trustee of any Default by the Issuer in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay to the Trustee all money held by it in trust for the benefit of the Holders or the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it in trust for the benefit of the Holders or the Trustee to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or any of its Subsidiaries) shall have no further liability for such money. If the Issuer or any of its Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon the occurrence of any of the events specified in Section 6.1, the Trustee shall serve as Paying Agent for the Notes.

Section 2.5 Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least seven (7) Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, including the aggregate principal amount of the Notes held by each Holder thereof, and the Issuer shall otherwise comply with TIA § 312(a).

Section 2.6 Book-Entry Provisions for Global Notes. (a) Each Global Note shall (a) be registered in the name of the Depositary for such Global Notes or the nominee of such Depositary, (b) be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions or held by the Note Custodian for the Depositary and (c) bear the Global Note legends as required by Section 2.6(e).

Members of, or Participants in, the Depositary shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Note Custodian, or under such Global Note, and the Depositary may be treated by the Issuer, and the Trustee or any Agent and any of their respective agents, as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any Agent or their respective agents from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants, the operation of customary practices governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

Neither the Trustee nor any Agent shall have any responsibility or obligation to any Holder that is a member of (or a Participant in) the Depositary or any other Person with respect to the accuracy of the records of the Depositary (or its nominee) or of any member or Participant thereof, with respect to any ownership interest in the Notes or with respect to the delivery of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to the Notes. The Trustee and any Agent may rely (and shall be fully protected in relying) upon information furnished by the Depositary with respect to its members, Participants and any beneficial owners in the Notes.

Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

(a) Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in a Global Note may be transferred in accordance with the rules and procedures of the Depositary. In addition, certificated Notes shall be transferred to beneficial owners in exchange for their beneficial interests only if (1) the Depositary notifies the Issuer that it is unwilling or unable to continue as Depositary for the Global Notes or the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in each case, a successor depositary is not appointed by the Issuer within 90 days of such notice or (2) an Event of Default of which a Responsible Officer of the Trustee has notice or knowledge as provided in Section 7.2(j) has occurred and is continuing and the Registrar has received a request from any Holder of a Global Note to issue such certificated Notes.

(b) In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.6(a), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall authenticate and deliver to each beneficial owner identified by the Depositary in exchange for its beneficial interest in such Global Note an equal aggregate principal amount of certificated Notes of authorized denominations.

(c) The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d) Each Global Note shall bear the Global Note Legend on the face thereof.

(e) At such time as all beneficial interests in Global Notes have been exchanged for certificated Notes, redeemed, repurchased or cancelled, all Global Notes shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated Notes, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note, by the Trustee or the Note Custodian, at the direction of the Trustee, to reflect such reduction.

(f) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and certificated Notes at the Registrar’s request.

(2) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any stamp or transfer tax or similar governmental charge payable in connection therewith (other than any such stamp or transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.6(h), Section 2.10, Section 3.6, Section 4.10, Section 4.13, Section 9.5, Section 12.1 and Section 12.2).

(3) All Global Notes and certificated Notes issued upon any registration of transfer or exchange of Global Notes or certificated Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes (or interests therein) or certificated Notes surrendered upon such registration of transfer or exchange.

(4) The Registrar is not required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of 15 days before the day of any selection of Notes for redemption and ending at the close of business on the day of such selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(5) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent, or the Issuer shall be affected by notice to the contrary.

(6) The Trustee shall authenticate Global Notes and certificated Notes in accordance with the provisions of Section 2.2. Except as provided in Section 2.6(b), neither the Trustee nor the Registrar shall authenticate or deliver any certificated Note in exchange for a Global Note.

(7) Each Holder agrees to indemnify the Issuer and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal or state securities law.

(8) Neither the Trustee nor any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(g) Each Note shall bear the OID Legend on the face thereof.

Section 2.7 Replacement Notes. If any mutilated Note is surrendered to the Trustee, or the Issuer and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon the written order of the Issuer signed by an Officer of the Issuer, shall authenticate a replacement Note if the Trustee’s requirements are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of each of the Trustee and the Issuer to protect each of the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer, the Trustee and the Agents may charge for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.8 Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.8 as not outstanding. Except as set forth in Section 2.9, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

For the avoidance of doubt, the aggregate principal amount outstanding under any Note shall include any increase in the outstanding principal amount in Global Notes as the result of the payment of PIK Interest.

If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on any payment date, money sufficient to pay the amounts under the Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.9 Treasury Notes. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or by any Affiliate of the Issuer shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes of which a Responsible Officer of the Trustee has written notice as being so owned shall be so disregarded. Notwithstanding the foregoing, Notes that are to be acquired by the Issuer or an Affiliate of the Issuer pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity.

Section 2.10 Temporary Notes. Until certificated Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes upon a written order of the Issuer signed by one Officer of the Issuer. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall upon receipt of a written order of the Issuer signed by one Officer, authenticate certificated Notes in certificate form in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation. The Issuer at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder or which the Issuer may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee. All Notes surrendered for registration of transfer, exchange or payment, if surrendered to any Person other than the Trustee, shall be delivered to the Trustee. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation. Subject to Section 2.7, the Issuer may not issue new Notes to replace Notes that it has redeemed or paid or that have been delivered to the Trustee for cancellation. All cancelled Notes held by the Trustee shall be disposed of in accordance with its customary practice, and certification of their disposal delivered to the Issuer upon its written request therefor.

Section 2.12 Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, which date shall be the earliest practicable date but in all events at least five (5) Business Days prior to the payment date, in each case at the rate provided in the Notes and in Section 4.1. The Issuer shall fix or cause to be fixed each such special record date and payment date and shall promptly thereafter notify the Trustee of any such date. At least 15 days before the special record date, the Issuer (or the Trustee, in the name and at the expense of the Issuer) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13 Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

Section 2.14 CUSIP Number. The Issuer in issuing the Notes may use a “CUSIP” number, and if it does so, the Trustee shall use the CUSIP number in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee in writing of any change in any CUSIP number.

Section 2.15 Issuance of Additional Notes. The Issuer shall be entitled to issue Additional Notes in an unlimited aggregate principal amount under this Indenture that shall have identical terms as the Initial Notes, other than with respect to the date of issuance, issue price, amount of interest payable on the first Interest Payment Date applicable thereto, transfer restrictions, any registration rights agreement and additional interest with respect thereto; provided that such issuance is not prohibited by the terms of this Indenture, including Section 4.9. The Initial Notes and any Additional Notes or PIK Interest Notes (including any increases in Global Notes reflecting a PIK Payment) shall be treated as a single class for all purposes under this Indenture.

With respect to any Additional Notes, the Issuer shall set forth in an Officers’ Certificate, a copy of which shall be delivered to the Trustee, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2) the issue price, the issue date, the CUSIP number of such Additional Notes, the first Interest Payment Date and the amount of interest payable on such first Interest Payment Date applicable thereto and the date from which interest shall accrue; and

(3) that such issuance is not prohibited by this Indenture.

The Trustee shall, upon receipt of the Officers’ Certificate, authenticate the Additional Notes in accordance with the provisions of Section 2.2 of this Indenture.

Section 2.16 Payment of PIK Interest. On any Interest Payment Date on which the Issuer pays PIK Interest (a “PIK Payment”), with respect to a Global Note, the Trustee, or the Note Custodian at the direction of the Trustee, will increase the principal amount of such Global Note by an amount equal to the PIK Interest payable, rounded down to the nearest whole dollar, for the relevant interest period on the principal amount of such Global Note, to the credit of the Holders on the relevant record date and an adjustment will be made on the books and records of the Trustee with respect to such Global Note to reflect such increase. On any Interest Payment Date on which the Issuer makes a PIK Payment by issuing Definitive Notes (a “PIK Interest Note”) under this Indenture having the same terms as the Notes, the principal amount of any such PIK Interest Note issued to any Holder, for the relevant interest period as of the relevant record date for such Interest Payment Date, will be rounded down to the nearest whole dollar.

Article III

REDEMPTION AND PREPAYMENT

Section 3.1 Notices to Trustee. If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.7, it shall furnish to the Trustee, at least five Business Days (or such shorter period as is acceptable to the Trustee) before sending a notice of such redemption, an Officers’ Certificate setting forth the (a) section of this Indenture pursuant to which the redemption shall occur, (b) redemption date and (c) principal amount of Notes to be redeemed.

Section 3.2 Selection of Notes to Be Redeemed. In the event that less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed among the Holders in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national security exchange, on a pro rata basis or by lot (except that any Notes represented by a Global Note will be redeemed by such method the Depositary may require); provided, however that no Notes of $1.00 in original principal amount or less shall be redeemed in part.

On and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption so long as the Issuer has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to this Indenture (including accrued and unpaid interest on the Notes to be redeemed). The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption. The Trustee may select for redemption portions (equal to a minimum of $1.00 or any integral multiples of $1.00 thereof) of the principal of the Notes that have denominations larger than $1.00.

Section 3.3 Notice of Redemption. The Issuer shall deliver or cause to be delivered in accordance with Section 11.2, a notice of redemption to each Holder whose Notes are to be redeemed (with a copy to the Trustee), at least 30 days but not more than 60 days before a redemption date (except that notices may be delivered more than 60 days before a redemption date if the notice is issued in accordance with Article VIII).

The notice shall identify the Notes to be redeemed (including “CUSIP” numbers and corresponding “ISINs”, if applicable) and shall state:

(1) the redemption date;

(2) the redemption price (or the method by which it is to be determined);

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate);

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Issuer defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes;

(9) if applicable, that the Issuer will commence an Optional Conversion Offer in accordance with Section 12.1(b) to allow Holders to exercise their rights to an Optional Conversion; and

(10) if applicable, that such notice of redemption is subject to the sole condition that less than 100% in aggregate principal of all outstanding Notes are tendered in the related Optional Conversion Offer.

At the Issuer’s written request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, however, that the Issuer shall have delivered to the Trustee, at least 15 days prior to the date of the giving of the notice of redemption (or such shorter period as is acceptable to the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in the notice as provided in the preceding paragraph. The notice sent in the manner herein provided shall be deemed to have been duly given whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note.

Notices of redemption shall be irrevocable and may not be conditional; provided, however, that notices of redemption may be subject to the sole condition that less than 100% in aggregate principal amount of all outstanding Notes are tendered in the related Optional Conversion Offer and, upon the settlement of any Optional Conversion Offer related to such notice of redemption, the Issuer shall be entitled to amend such notice of redemption to reduce the aggregate principal amount of Notes to be redeemed in proportion to the amount of Notes tendered in such Optional Conversion Offer.

Section 3.4 Effect of Notice of Redemption. Once notice of redemption is delivered in accordance with Section 3.3, Notes called for redemption become due and payable on the redemption date at the applicable redemption price, subject to satisfaction of any conditions (as permitted by Section 3.3) specified in the notice of redemption and, in the case of an Optional Conversion Offer, the rights of Holders described in Section 12.1.

Section 3.5 Deposit of Redemption Price. On or before 11:00 a.m. (New York City time) on the redemption date, the Issuer shall deposit with the Trustee or with the Paying Agent (other than the Issuer or an Affiliate of the Issuer) money sufficient to pay the redemption price on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of all Notes to be redeemed.

If Notes called for redemption or tendered in a Net Proceeds Offer or Change of Control Offer are paid or if the Issuer has deposited with the Trustee or Paying Agent money sufficient to pay the redemption or purchase price of, and unpaid and accrued interest on, all Notes to be redeemed or purchased, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or tendered and not withdrawn in a Net Proceeds Offer or Change of Control Offer (regardless of whether certificates for such securities are actually surrendered). If a Note is redeemed or purchased on or after an interest record date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case, at the rate provided in the Notes and in Section 4.1.

Section 3.6 Notes Redeemed in Part. Upon surrender and cancellation of a Note that is redeemed in part, the Issuer shall issue and, upon the written request of an Officer of the Issuer, the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered and canceled; provided that each such new Note will be in a minimum principal amount of $1.00 or integral multiples of $1.00 in excess thereof.

Section 3.7 Optional Redemption.

(a) Subject to the rights of Holders described in Section 12.1, the Notes may be redeemed, in whole or in part, at any time or from time to time prior to August 4, 2022 at the option of the Issuer, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date). The Issuer will calculate the Treasury Rate and Applicable Premium and, prior to the redemption date, file an Officers’ Certificate with the Trustee setting forth the Treasury Rate and Applicable Premium and showing the calculation of each in reasonable detail.

(b) At any time or from time to time on or after August 4, 2022, the Issuer, at its option, may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, together with accrued and unpaid interest to, but not including, the applicable redemption date (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period beginning August 4 of the years indicated below:

Year	Redemption Price
2022	104.500%
2023	102.500%
2024 and thereafter	100.000%

(c) Notwithstanding anything to the contrary herein, the Notes may not be redeemed or called for redemption, in whole or in part, at any time prior to the time that the Required Stockholder Approval shall have been obtained.

Article IV

COVENANTS

Section 4.1 Payment of Notes.

(a) The Issuer shall pay or cause to be paid the principal of, premium (including the Applicable Premium and Redemption Premium), if any, and interest on the Notes on the dates and in the manner provided in the Notes and this Indenture; provided that if more than $16.5 million in aggregate principal amount of Old Notes remain outstanding as of June 30, 2021, the Notes will mature on June 30, 2021. Principal, premium (including the Applicable Premium and the Redemption Premium), if any, and Cash Interest shall be considered paid for all purposes hereunder on the date the Trustee or the Paying Agent (if other than the Issuer or a Subsidiary thereof) holds, as of 11:00 a.m. (New York City time) on the relevant payment date, U.S. dollars deposited by the Issuer in immediately available funds and designated for and sufficient to pay all such principal, premium (including the Applicable Premium and Redemption Premium), if any, and interest then due. In the event that Issuer determines to pay PIK Interest for any interest period, then Issuer will deliver a notice (a “PIK Notice”) to the Trustee prior to the record date for the next Interest Payment Date, which notice will state the total amount of interest to be paid on the Interest Payment Date in respect of such interest period and the amount of such interest to be paid as PIK Interest. The Trustee, on behalf of and at the expense of the Issuer, will promptly deliver a corresponding notice provided by the Issuer to the Holders. For the avoidance of doubt, interest on the Notes in respect of any interest period for which a PIK Notice is not delivered must be paid entirely in cash. PIK Interest will be considered paid on the date due if on such date the Trustee has received (i) a written order, pursuant to Section 2.2, from the Issuer signed by an Officer of the Issuer to increase the balance of any Global Note to reflect such PIK Interest or (ii) PIK Interest Notes duly executed by the Issuer together with a written order, pursuant to Section 2.2, of the Issuer signed by an Officer of the Issuer requesting the authentication of such PIK Interest Notes by the Trustee. In connection with the payment of PIK Interest in respect of the Notes, the Issuer will, without the consent of Holders (and without regard to any restrictions or limitations set forth under Section 4.9), either increase the outstanding principal amount of the Notes or issue PIK Interest Notes under this Indenture.

(b) Interest will be payable, at the election of the Issuer (made by delivering a notice to the Trustee prior to the record date for the next Interest Payment Date), (1) entirely in cash (“Cash Interest”) or (2) by paying 6.250% per annum as Cash Interest and 2.750% per annum by increasing the principal amount of the outstanding Notes or by issuing PIK Interest Notes having a principal amount equal to the amount of interest so paid (“PIK Interest”). Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from and including the most recent date to which interest has been paid. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

Notwithstanding anything to the contrary, the payment of accrued interest at maturity or in connection with any redemption or purchase of Notes, as described under Sections 3.7, 4.10 and 4.13 will be made solely in cash.

(c) The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.2 Maintenance of Office or Agency. The Issuer shall maintain an office or agency where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer and Guarantors in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.3.

Section 4.3 Provision of Financial Information(a) . (a) Whether or not required by the SEC, so long as any Notes are outstanding, the Issuer will furnish to the Trustee and the Holders of Notes, or, to the extent permitted by the SEC, file electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system) within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Issuer were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports.

For so long as any Notes remain outstanding, the Issuer will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Delivery of such reports to the Trustee is for informational purposes only, and the Trustee’s receipt thereof shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Issuer’s, any Guarantor’s or any other person’s compliance with any of the covenants under this Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates). The Trustee will not be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuer’s, any Guarantor’s or any other person’s compliance with this covenant or to determine whether such reports have been posted on any website or filed with the SEC through EDGAR (or any successor system).

(b) The Issuer, or one of its representatives, agents or employees, shall calculate and deliver to the Trustee in writing all OID information to be reported to the Trustee to Holders as required by applicable law.

Section 4.4 Compliance Certificate. The Issuer shall deliver to the Trustee and Notes Collateral Agent, within 90 days after the end of each fiscal year beginning with the fiscal year ending December 31, 2020, an Officers’ Certificate stating that a review of the activities of the Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether each has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that, to his or her knowledge, each entity has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto) and that, to his or her knowledge, no event has occurred and remains in existence by reason of which payments on account of the principal of, premium (including the Applicable Premium and Redemption Premium), if any, or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuer is taking or proposes to take with respect thereto.

The Issuer shall, so long as any of the Notes are outstanding, deliver to the Trustee, within 30 days after any Officer becomes aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

Section 4.5 Taxes. The Issuer shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency all material taxes, assessments and governmental levies, except such as are contested in good faith and by appropriate proceedings and with respect to which appropriate reserves have been taken in accordance with GAAP or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.6 Stay, Extension and Usury Laws. The Issuer and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture, and the Issuer and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.7 Limitation on Restricted Payments.

(a) The Issuer shall not, and shall not permit any Subsidiary to, directly or indirectly, make any Restricted Payment, except:

(1) the payment of any dividend or redemption payment or the making of any distribution within 60 days after the date of declaration thereof if, on the date of declaration, the dividend, redemption or distribution payment, as the case may be, would have complied with the provisions of this Indenture;

(2) any Restricted Payment made in exchange for, or out of the proceeds of, the substantially concurrent issuance and sale of Qualified Equity Interests;

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Issuer or any Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under Section 4.9 and the other terms of this Indenture;

(4) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Issuer or any Subsidiary (A) at a purchase price not greater than 101.0% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control in accordance with provisions similar to Section 4.13 or (B) at a purchase price not greater than 100.0% of the principal amount thereof in accordance with provisions similar to Section 4.10; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuer has made the Change of Control Offer or Net Proceeds Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Net Proceeds Offer;

(5) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the redemption, repurchase or other acquisition or retirement for value of Equity Interests of the Issuer held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), either (A) upon any such individual’s death, disability, retirement, severance or termination of employment or service or (B) pursuant to any equity subscription agreement, stock option agreement, stockholders’ agreement or similar agreement; provided, in any case, that the aggregate cash consideration paid for all such redemptions, repurchases or other acquisitions or retirements shall not exceed (i) $5.0 million during any calendar year plus (ii) the amount of any net cash proceeds received by or contributed to the Issuer from the issuance and sale after the Issue Date of Qualified Equity Interests to its officers, directors or employees that have not been applied to the payment of Restricted Payments pursuant to this clause (5), plus (iii) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this clause (5); and provided further that cancellation of Indebtedness owing to the Issuer from members of management of the Issuer or any Subsidiary in connection with a repurchase of Equity Interests of the Issuer will not be deemed to constitute a Restricted Payment for purposes of this Section 4.7 or any other provision of this Indenture;

(6) (A) repurchases, redemptions or other acquisitions or retirements for value of Equity Interests of the Issuer deemed to occur upon the exercise of stock options, warrants, rights to acquire Equity Interests of the Issuer or other convertible securities to the extent such Equity Interests of the Issuer represent a portion of the exercise or exchange price thereof and (B) any repurchase, redemptions or other acquisitions or retirements for value of Equity Interests of the Issuer made in lieu of withholding taxes in connection with any exercise or exchange of stock options, warrants or similar rights;

(7) dividends or distributions on Disqualified Equity Interests of the Issuer or any Subsidiary or on any Preferred Stock of any Subsidiary, in each case issued in compliance with Section 4.9 to the extent such dividends or distributions are included in the definition of Consolidated Interest Expense;

(8) cash payments in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Equity Interests of the Issuer or a Subsidiary;

(9) payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of assets that complies with Section 5.1;

(10) cash distributions by the Issuer to the holders of Equity Interests of the Issuer in accordance with a distribution reinvestment plan or dividend reinvestment plan to the extent such payments are applied to the purchase of Equity Interests directly from the Issuer;

(11) payment of other Restricted Payments from time to time in an aggregate amount since the Issue Date not to exceed $10.0 million;

(12) payment of other Restricted Payments from time to time in an aggregate amount since the Issue Date not to exceed $15.0 million so long as, immediately after giving effect to any Restricted Payment made pursuant to this clause (12) on a pro forma basis, the Total Leverage Ratio of the Issuer and its Subsidiaries immediately following such Restricted Payment is no greater than 3.00 to 1.00; or

(13) Restricted Payments made pursuant to the immediately succeeding paragraph.

(b) The Issuer will not, and will not permit any Subsidiary to, directly or indirectly, after the Issue Date, make any principal payment on, purchase, redemption, defeasance, prepayment or other acquisition or retirement for value, or any other payment in respect of the then-outstanding principal amount (or any default judgement in respect of such principal amount) of the Old Notes (including, without limitation, any payment of principal at maturity, or upon any mandatory prepayment, of the Old Notes but excluding any regularly scheduled interest payments), except for any such payments made:

(1) in an aggregate amount after the Issue Date not exceeding $16.5 million;

(2) out of the proceeds of Additional Notes issued after the Issue Date pursuant to Section 4.9(b)(2) or Permitted Old Notes Refinancing Indebtedness;

(3) out of the proceeds of any substantially concurrent issuance and sale of Qualified Equity Interests; or

(4) any combination of the foregoing clauses (1), (2) and (3);

provided, that in the event of any payment made pursuant to clauses (1) through (4) above, such payment shall be made for a purchase price not to exceed par plus accrued and unpaid interest.

For the purposes of determining compliance with any U.S. dollar-denominated restriction on Restricted Payments denominated in a foreign currency, the U.S. dollar-equivalent amount of such Restricted Payment shall be calculated based on the relevant currency exchange rate in effect on the date that such Restricted Payment was made. The amount of any Restricted Payment (other than cash) will be the Fair Market Value on the date of the Restricted Payment (or, in the case of a dividend, on the date of declaration) of the assets or securities proposed to be transferred or issued by the Issuer or such Subsidiary, as the case may be, pursuant to the Restricted Payment.

Section 4.8 Limitation on Dividend and Other Restrictions Affecting Subsidiaries. The Issuer shall not, and shall not permit any Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Subsidiary to:

(a) pay dividends or make any other distributions on or in respect of its Equity Interests to the Issuer or any of its Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Capital Stock shall not be deemed a restriction on the ability to make distributions on Equity Interests);

(b) make loans or advances, or pay any Indebtedness or other obligation owed, to the Issuer or any other Subsidiary (it being understood that the subordination of loans or advances made to the Issuer or any Subsidiary to other Indebtedness or obligations incurred by the Issuer or any Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(c) transfer any of its property or assets to the Issuer or any other Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (a) or (b) above); except for, in each case:

(1) encumbrances or restrictions existing under agreements existing on the Issue Date (including, without limitation, the Credit Agreement and the Old Notes) as in effect on that date;

(2) encumbrances or restrictions existing under this Indenture, the Notes, the Security Documents and the Note Guarantees;

(3) any instrument governing Acquired Indebtedness or Equity Interests of a Person acquired by the Issuer or any of its Subsidiaries, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(4) any agreement or other instrument of a Person acquired by the Issuer or any of its Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired (including after acquired property);

(5) any amendment, restatement, modification, renewal, increases, supplement, refunding, replacement or refinancing of an agreement referred to in clauses (1), (2), (3), (4), (10) or this clause (5); provided, however, that such amendments, restatements, modifications, renewals, increases, supplements, refunding, replacements or refinancing are, in the good faith judgment of the Issuer, not materially more restrictive, taken as a whole, than the encumbrances and restrictions contained in the agreements referred to in such clauses on the Issue Date or the date such Subsidiary became a Subsidiary or was merged into a Subsidiary, whichever is applicable;

(6) encumbrances or restrictions existing under or by reason of applicable law, regulation or order;

(7) non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

(8) in the case of clause (c) above, Liens permitted to be incurred under the provisions of Section 4.12 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(9) restrictions imposed under any agreement to sell Equity Interests or assets, as permitted under this Indenture, to any Person pending the closing of such sale;

(10) any other agreement governing Indebtedness or other obligations entered into after the Issue Date that either (A) contains encumbrances and restrictions that in the good faith judgment of the Issuer are not materially more restrictive, taken as a whole, with respect to any Subsidiary than those in effect on the Issue Date with respect to that Subsidiary pursuant to agreements in effect on the Issue Date or those contained in this Indenture, the Notes, the Security Documents and the Note Guarantees or (B) any such encumbrance or restriction contained in agreements or instruments governing such Indebtedness that is customary and does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the Issuer in good faith, to make scheduled payments of cash interest and principal on the Notes when due;

(11) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements, shareholder agreements and other similar agreements entered into in the ordinary course of business that restrict the disposition or distribution of ownership interests in or assets of such partnership, limited liability company, joint venture, corporation or similar Person;

(12) Purchase Money Indebtedness and any Refinancing Indebtedness in respect thereof incurred in compliance with Section 4.9 that imposes restrictions of the nature described in Section 4.8(c) on the assets acquired;

(13) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;

(14) [reserved];

(15) with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was incurred if either (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (B) the Issuer determines that any such encumbrance or restriction will not materially affect the Issuer’s ability to make principal or interest payments on the Notes, as determined in good faith by the Board of Directors of the Issuer, whose determination shall be conclusive; and

(16) supermajority voting requirements existing under corporate charters, by-laws, stockholders agreements and similar documents and agreements.

Section 4.9 Limitation on Additional Indebtedness.

(a) The Issuer shall not, and shall not permit any Subsidiary to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness); provided that the Issuer or any Guarantor may incur additional Indebtedness (including Acquired Indebtedness), in each case, if, after giving effect thereto on a pro forma basis (including giving pro forma effect to the application of the proceeds thereof), the Issuer’s Fixed Charge Coverage Ratio would be at least 2.00 to 1.00 (the “Coverage Ratio Exception”).

(b) Notwithstanding the above, each of the following incurrences of Indebtedness shall be permitted (the “Permitted Indebtedness”):

(1) Indebtedness of the Issuer or any Subsidiary under one or more Credit Facilities in an aggregate principal amount at any time outstanding, including the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), not to exceed (A) in the case of the Issuer, any Guarantor or any non-Guarantor Canadian Subsidiary, $300.0 million (no more than $30.0 million of which may be incurred by non-Guarantor Canadian Subsidiaries); and (B) in the case of any other non-Guarantor Subsidiary, $20.0 million;

(2) (A) the Notes issued on the Issue Date, (B) Additional Notes issued after the Issue Date in an aggregate principal amount not to exceed the aggregate principal amount of Old Notes outstanding on the Issue Date after giving effect to the issuance of the Notes and the use of proceeds therefrom in accordance with the Prospectus; provided, that such Additional Notes are issued solely to refinance such Old Notes after the Issue Date in accordance with Section 4.7(b), (C) any PIK Interest Notes issued from time to time to pay PIK Interest in accordance with the terms of this Indenture and any increase in the principal amount of Notes from time to time to pay PIK Interest in accordance with the terms of this Indenture, and (D) the Note Guarantees with respect to the foregoing;

(3) Indebtedness of the Issuer and its Subsidiaries to the extent outstanding on the Issue Date after giving effect to the Exchange Offer and the cancellation of the Old Notes purchased thereunder (other than Indebtedness referred to in clauses (1), (2), (6) and (16) of this Section 4.9(b));

(4) (A) the guarantee by the Issuer or any Guarantor of Indebtedness of the Issuer or any Guarantor that was permitted to be incurred by another provision of this Section 4.9, (B) the guarantee by any non-Guarantor Subsidiary of Indebtedness of the Issuer or any Subsidiary that was permitted to be incurred by another provision of this Section 4.9, or (C) any guarantee by the Issuer or any Guarantor of Indebtedness of any non-Guarantor Subsidiary incurred pursuant to Section 4.9(b)(1)(B);

(5) Indebtedness under Hedging Obligations entered into for bona fide hedging purposes of the Issuer or any Subsidiary in the ordinary course of business and not for the purpose of speculation; provided that in the case of Hedging Obligations relating to interest rates, (A) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this Section 4.9, and (B) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(6) Indebtedness of the Issuer owed to and held by a Subsidiary and Indebtedness of any Subsidiary owed to and held by the Issuer or any other Subsidiary; provided, however, that

(A) if the Issuer is the obligor on Indebtedness and a Subsidiary that is not a Guarantor is the obligee, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(B) if a Guarantor is the obligor on such Indebtedness and a Subsidiary that is not a Guarantor is the obligee, such Indebtedness is subordinated in right of payment to the Note Guarantee of such Guarantor; and

(C)

(i) any subsequent issuance or transfer of Equity Interests or any other event which results in any such Indebtedness being held by a Person other than the Issuer or any other Subsidiary; and

(ii) any sale or other transfer of any such Indebtedness to a Person other than the Issuer or any other Subsidiary shall be deemed, in each case of this clause (C), to constitute an incurrence of such Indebtedness not permitted by this clause (6);

(7) Indebtedness in respect of workers’ compensation claims, bank guarantees, warehouse receipt or similar facilities, property, casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations or completion, performance, bid performance, appeal or surety bonds, in each case, in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting such workers’ compensation claims, bank guarantees, warehouse receipt or similar facilities, property, casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations or completion, performance, bid performance, appeal or surety bonds;

(8) Purchase Money Indebtedness incurred by the Issuer or any Subsidiary after the Issue Date in an aggregate principal amount, taken together with Refinancing Indebtedness in respect thereof, not to exceed at any time outstanding the greater of (A) $10.0 million and (B) to the extent that after giving effect to any incurrence of Indebtedness pursuant to this clause (8) on a pro forma basis, the Total Leverage Ratio of the Issuer and its Subsidiaries immediately following such incurrence is no greater than 3.00 to 1.00, $25.0 million;

(9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(10) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(11) Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception or with respect to Indebtedness incurred pursuant to clause (2), (3) or (8) above, this clause (11), or clause (15) below;

(12) unsecured indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Issuer or any Subsidiary or Equity Interests of a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition; provided that (A) any amount of such obligations included on the face of the balance sheet of the Issuer or any Subsidiary shall not be permitted under this clause (12) (contingent obligations referred to on the face of a balance sheet or in a footnote thereto and not otherwise quantified and reflected on the balance sheet will not be deemed “included on the face of the balance sheet” for purposes of the foregoing) and (B) in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this clause (12) shall at no time exceed the gross proceeds actually received by the Issuer and the Subsidiaries in connection with such disposition;

(13) additional Indebtedness of the Issuer or any Subsidiary that is a Guarantor in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (13) and then outstanding, will not exceed $25.0 million;

(14) Indebtedness in respect of Specified Cash Management Agreements entered into in the ordinary course of business;

(15) Indebtedness of Persons incurred and outstanding on the date on which such Person was acquired by the Issuer or any Subsidiary, or merged or consolidated with or into the Issuer or any Subsidiary (other than Indebtedness incurred in connection with, or in contemplation of, such acquisition, merger or consolidation); provided, that at the time such Person or assets is/are acquired by the Issuer or a Subsidiary, or merged or consolidated with the Issuer or any Subsidiary and after giving pro forma effect to the incurrence of such Indebtedness pursuant to this clause (15) and any other related Indebtedness, either (A) the Issuer would have been able to incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or (B) the Fixed Charge Coverage Ratio of the Issuer and its Subsidiaries would be greater than or equal to such Fixed Charge Coverage Ratio immediately prior to such acquisition, merger or consolidation; and

(16) (A) Old Notes in an aggregate principal amount not to exceed the aggregate principal amount of Old Notes outstanding on the Issue Date after giving effect to the Exchange Offer and the cancellation of the Old Notes purchased thereunder; provided, that no additional Old Notes shall be issued or incurred following the Issue Date; (B) Permitted Old Notes Refinancing Indebtedness and (C) any Indebtedness incurred to redeem, refinance, replace, defease, discharge, refund or otherwise retire for value Permitted Old Notes Refinancing Indebtedness, provided that any Indebtedness incurred pursuant to this clause (C) must conform to the definition of Permitted Old Notes Refinancing Indebtedness, with each reference to Old Notes contained therein deemed to be a reference to any then outstanding Permitted Old Notes Refinancing Indebtedness.

The Issuer will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Indebtedness) (x) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; or (y) that is secured by a Lien on the Collateral on a subordinated or junior basis to any other Indebtedness and on a senior basis to the Notes or the Note Guarantee of such Guarantor (including, without limitation, any Indebtedness subject to a so called “one and a half lien” or similar lien structure).

For purposes of determining compliance with this Section 4.9, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (16) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Issuer shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described (except that all Indebtedness outstanding under the Credit Agreement at any and all times shall be deemed to have been incurred under clause (1) above and may not be reclassified) and may later reclassify any item of Indebtedness described in clauses (1) through (16) above (provided that at the time of reclassification it meets the criteria in such category or categories). In addition, for purposes of determining any particular amount of Indebtedness under this Section 4.9, (i) guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness; and (ii) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

The accrual of interest, the accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an incurrence of Indebtedness of this covenant; provided, in each such case, that the amount thereof is included in Consolidated Interest Expense of the Issuer as accrued.

For the purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the U.S. dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the earlier of the date that such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.10 Limitation on Asset Sales.

(a) The Issuer shall not, and shall not permit any Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1) the Issuer or such Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Sale) of the Equity Interests or assets subject to such Asset Sale; and

(2) (A) at least 75.0% of the total consideration from such Asset Sale is in the form of cash or Cash Equivalents or (B) the Fair Market Value of all forms of consideration other than cash or Cash Equivalents received for all Asset Sales since the Issue Date does not exceed in the aggregate $5.0 million.

For purposes of clause (2) above and for no other purpose, the following shall be deemed to be cash:

(A) the amount (without duplication) of any liabilities (as shown on the Issuer’s or such Subsidiary’s most recent balance sheet) (other than Subordinated Indebtedness (excluding any Indebtedness that is deemed Subordinated Indebtedness pursuant to clauses (2) or (3) of the definition thereof to the extent that such Indebtedness may be repaid pursuant to clause (3) of Section 4.10(b) from the Net Available Proceeds of such Asset Sale) or intercompany Indebtedness) of the Issuer or such Subsidiary that is expressly assumed by the transferee of any such assets pursuant to a written agreement that releases the Issuer or such Subsidiary from further liability therefor;

(B) the amount of any securities, notes or other obligations received from such transferee that are within 180 days after such Asset Sale converted by the Issuer or such Subsidiary into cash (to the extent of the cash actually so received);

(C) any assets or Equity Interests of the kind referred to in clause (4) of Section 4.10(b); and

(D) accounts receivable of a business retained by the Issuer or any Subsidiary, as the case may be, following the sale of such business, provided that such accounts receivable (i) are not past due more than 60 days and (ii) do not have a payment date greater than 90 days from the date of the invoices creating such accounts receivable.

In the case of any Asset Sale pursuant to a condemnation, seizure, appropriation or similar taking, including by deed in lieu of condemnation, or any actual or constructive total loss or an agreed or compromised total loss, such Asset Sale shall not be required to satisfy the requirements of clauses (1) and (2) of this Section 4.10(a).

If at any time any non-cash consideration received by the Issuer or any Subsidiary, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this Section 4.10.

(b) If the Issuer or any Subsidiary engages in an Asset Sale, the Issuer or such Subsidiary may, no later than 365 days following the consummation thereof, apply all or any of the Net Available Proceeds therefrom to:

(1) to the extent such Net Available Proceeds constitute proceeds from the sale of ABL Priority Collateral, to repay Indebtedness under the Credit Agreement secured by such ABL Priority Collateral or the Notes;

(2) to the extent such Net Available Proceeds constitute proceeds from the sale of Collateral, to repay the Notes;

(3) to the extent such Net Available Proceeds do not constitute proceeds from the sale of Collateral, (A) to repay, repurchase, redeem, defease or otherwise retire any Indebtedness secured by a Lien on the assets or Equity Interests subject to such Asset Sale, or (B) to repay the Notes; or

(4) (A) make any capital expenditure or otherwise invest all or any part of the Net Available Proceeds thereof in the purchase of assets (other than securities and excluding working capital or current assets for the avoidance of doubt) to be used by the Issuer or any Subsidiary in a Permitted Business, (B) acquire Qualified Equity Interests held by a Person other than the Issuer or any of its Subsidiaries in a Person that is a Subsidiary or in a Person engaged in a Permitted Business that shall become a Subsidiary immediately upon the consummation of such acquisition, so long as, immediately after giving effect to the application of such Net Available Proceeds pursuant to this clause (4)(B) on a pro forma basis, either (i) the Issuer would have been able to incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or (ii) the Fixed Charge Coverage Ratio of the Issuer and its Subsidiaries would be greater than or equal to such Fixed Charge Coverage Ratio immediately prior to such acquisition; or (C) a combination of (A) and (B) (subject to the limitation set forth in such clause (B)); provided that the requirements of this clause (4) will be deemed to be satisfied with respect to any Asset Sale if the Issuer or any Subsidiary enters into an agreement committing to make the acquisition, investment or expenditure referred to above within 365 days after the receipt of such Net Available Proceeds with the good faith expectation that such Net Available Proceeds will be applied to satisfy such commitment in accordance with such agreement within 180 days after such 365-day period, and if such Net Available Proceeds are not so applied within such 180-day period, then such Net Available Proceeds will constitute Excess Proceeds (as defined below).

The amount of Net Available Proceeds not applied or invested as provided in clauses (1) through (4) of this Section 4.10(b) shall constitute “Excess Proceeds.”

(c) On the 366th day after an Asset Sale (or, at the Issuer’s option, an earlier date), if the aggregate amount of Excess Proceeds equals or exceeds $25.0 million, the Issuer shall be required to make an offer to purchase or redeem (a “Net Proceeds Offer”) from all Holders the maximum principal amount of Notes to which the Net Proceeds Offer applies that may be purchased or redeemed out of the Excess Proceeds, at an offer price in cash in an amount equal to 100.0% of the principal amount of the Notes plus accrued and unpaid interest thereon, if any, to the date of purchase, in accordance with the procedures set forth in this Indenture in minimum denominations of $1.00 or integral multiples of $1.00 in excess thereof.

To the extent that the aggregate principal amount of Notes so validly tendered pursuant to a Net Proceeds Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds, or a portion thereof, for any purposes not otherwise prohibited by the provisions of this Indenture. If the aggregate principal amount of Notes so validly tendered pursuant to a Net Proceeds Offer exceeds the amount of Excess Proceeds, the Issuer shall select the Notes to be purchased on a pro rata basis on the basis of the aggregate outstanding principal amount of Notes. Upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

(d) The Net Proceeds Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Net Proceeds Offer Period”). No later than five (5) Business Days after the termination of the Net Proceeds Offer Period (the “Net Proceeds Purchase Date”), the Issuer will purchase the principal amount of Notes required to be purchased pursuant to this Section 4.10 (the “Net Proceeds Offer Amount”) or, if less than the Net Proceeds Offer Amount has been so validly tendered, all Notes validly tendered in response to the Net Proceeds Offer.

If the Net Proceeds Purchase Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Net Proceeds Offer.

Pending the final application of any Net Available Proceeds pursuant to this Section 4.10, the holder of such Net Available Proceeds may apply such Net Available Proceeds temporarily to reduce Indebtedness outstanding under a revolving Credit Facility or otherwise invest such Net Available Proceeds in any manner not prohibited by this Indenture.

On or before the Net Proceeds Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Net Proceeds Offer Amount of Notes or portions of Notes so validly tendered and not properly withdrawn pursuant to the Net Proceeds Offer, or if less than the Net Proceeds Offer Amount has been validly tendered and not properly withdrawn, all Notes so validly tendered and not properly withdrawn, in each case in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. The Issuer or the Paying Agent, as the case may be, will promptly (but in any case not later than five (5) Business Days after termination of the Net Proceeds Offer Period) mail or deliver to each tendering Holder and the Issuer will mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes so validly tendered and not properly withdrawn by such Holder and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note, and the Trustee, upon delivery of an Officers’ Certificate from the Issuer, will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a minimum principal amount of $1.00 or an integral multiple of $1.00 in excess thereof. Any Note not so accepted will be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer will publicly announce the results of the Net Proceeds Offer as soon as practicable after the Net Proceeds Purchase Date.

Notwithstanding the foregoing, the sale, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, will be governed by Section 4.13 and/or Section 5.1 and not by this Section 4.10.

In connection with the purchase of Notes pursuant to a Net Proceeds Offer, the Issuer shall (i) comply with all applicable securities legislation in the United States, including, without limitation, the tender offer rules under the Exchange Act that may then be applicable and (ii) file a Schedule TO or any other required schedules under the Exchange Act; in each case, so as to permit the rights and obligations under this section to be exercised in the time and in the manner specified in this section. To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 4.10, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.10 by virtue of such compliance.

Section 4.11 Limitation on Transactions with Affiliates.

(a) The Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an “Affiliate Transaction”), unless:

(1) the terms of such Affiliate Transaction are not materially less favorable to the Issuer or such Subsidiary, as the case may be, than those that could reasonably be expected to have been obtained in a comparable transaction at the time of such transaction in arm’s length dealings with a Person who is not such an Affiliate, or if in the good faith judgment of the Issuer’s Board of Directors no comparable transaction is available with which to compare such Affiliate Transaction or are otherwise fair to the Issuer or such Subsidiary from a financial point of view;

(2) the Issuer delivers to the Trustee, with respect to any Affiliate Transaction involving aggregate value in excess of $10.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and which sets forth and authenticates a resolution that has been adopted by the Independent Directors approving such Affiliate Transaction; and

(3) the Issuer delivers to the Trustee, in addition to the requirements of clause (2) above, with respect to any Affiliate Transaction involving aggregate value in excess of $30.0 million, an opinion as to the fairness to the Issuer or such Subsidiary of such Affiliate Transaction;

(b) The foregoing restrictions shall not apply to:

(1) transactions to the extent between or among (A) the Issuer and one or more Subsidiaries or (B) Subsidiaries;

(2) reasonable director, trustee, officer and employee compensation (including bonuses) and other benefits (including pursuant to any employment agreement or any retirement, health, stock option or other benefit plan), payments or loans (or cancellation of loans) to employees of the Issuer and indemnification arrangements, in each case, as determined in good faith by the Issuer’s Board of Directors or senior management;

(3) Permitted Investments (other than those made under clause (1) of such definition) or Restricted Payments which are made in accordance with Section 4.7;

(4) any agreement in effect on the Issue Date or as thereafter amended or replaced in any manner that, taken as a whole, is not materially less advantageous to the Issuer than such agreement as it was in effect on the Issue Date;

(5) any transaction with a Person which would constitute an Affiliate of the Issuer solely because the Issuer or a Subsidiary owns an Equity Interest in or otherwise controls such Person;

(6) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture; provided that in the reasonable determination of the Board of Directors of the Issuer or the senior management of the Issuer, such transactions are on terms not materially less favorable to the Issuer or the relevant Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Issuer;

(7) the issuance or sale of any Qualified Equity Interests of the Issuer and the granting of registration and other customary rights in connection therewith to, or the receipt of capital contributions from, Affiliates of the Issuer;

(8) any transaction where the only consideration paid by the Issuer or the relevant Subsidiary is Qualified Equity Interests of the Issuer;

(9) transactions between the Issuer or any Subsidiary and any Person, a director of which is also a director of the Issuer or any direct or indirect parent company of the Issuer, and such director is the sole cause for such Person to be deemed an Affiliate of the Issuer or any Subsidiary; provided, however, that such director shall abstain from voting as a director of the Issuer or such direct or indirect parent company, as the case may be, on any matter involving such other Person; and

(10) the entering into of a tax sharing agreement, or payments pursuant thereto, between the Issuer and/or one or more Subsidiaries, on the one hand, and any other Person with which the Issuer or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Issuer or such Subsidiaries are part of a consolidated group for tax purposes to be used by such Person to pay taxes, and which payments by the Issuer and the Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis.

Section 4.12 Limitation on Liens. The Issuer shall not, and shall not permit any Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien (other than Permitted Liens) upon any of their property or assets (including Equity Interests of any Subsidiary), whether owned at the Issue Date or thereafter acquired, which Lien secures Indebtedness. In addition, if the Issuer or any Guarantor, directly or indirectly, shall create, incur or suffer to exist any Lien securing obligations under the Credit Agreement or any other first-priority Lien on ABL Priority Collateral (other than any cash collateral pledged to secure any letter of credit obligations thereunder), the Issuer or such Guarantor, as the case may be, must concurrently grant at least a second-priority Lien, subject to Permitted Liens, upon such property as security for the Notes and the Note Guarantees.

Section 4.13 Offer to Purchase upon Change of Control. Upon the occurrence of any Change of Control, unless the Issuer has previously or concurrently exercised its right to redeem all of the Notes as described under Section 3.7, each Holder will have the right, except as provided below, to require that the Issuer purchase all or any portion (equal to a minimum of $1.00 or an integral multiple of $1.00 in excess thereof) of that Holder’s Notes for a cash price (the “Change of Control Purchase Price”) equal to 101.0% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon to the date of purchase.

Not later than 30 days following any Change of Control, the Issuer will deliver, or cause to be delivered, to the Holders, with a copy to the Trustee, a notice:

(1) describing the transaction or transactions that constitute the Change of Control;

(2) offering to purchase, pursuant to the procedures required by this Indenture and described in the notice (a “Change of Control Offer”), on a date specified in the notice, which shall be a Business Day not earlier than 30 days, nor later than 60 days, from the date the notice is delivered (the “Change of Control Payment Date”), and for the Change of Control Purchase Price, all Notes properly tendered by such Holder pursuant to such Change of Control Offer prior to 5:00 p.m. New York time on the second Business Day preceding the Change of Control Payment Date; and

(3) describing the procedures, as determined by the Issuer, consistent with this Indenture, that Holders must follow to accept the Change of Control Offer.

On or before the Change of Control Payment Date, the Issuer will, to the extent lawful, deposit with the Paying Agent an amount equal to the Change of Control Purchase Price in respect of the Notes or portions of Notes properly tendered.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (of a minimum of $1.00 or integral multiples of $1.00 in excess thereof) properly tendered pursuant to the Change of Control Offer; and

(2) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The Paying Agent will promptly deliver to each Holder who has so tendered Notes the Change of Control Purchase Price for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes so tendered, if any; provided that each such new Note will be in a minimum principal amount of $1.00 or integral multiples of $1.00 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, will be paid on the relevant Interest Payment Date to the Person in whose name a Note is registered at the close of business on such record date.

A Change of Control Offer shall remain open for at least 20 Business Days or for such longer period as is required by law. The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer or (ii) in connection with or in contemplation of any publicly announced Change of Control, the Issuer has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Purchase Price and has purchased all Notes properly tendered in accordance with the terms of the Alternate Offer.

If Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer or Alternate Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer will have the right, upon not less than 30 days’ nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer or Alternate Offer, as applicable, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Purchase Price or Alternate Offer price, as applicable, plus, to the extent not included in the Change of Control Purchase Price or Alternate Offer price, as applicable, accrued and unpaid interest, if any, to the date of redemption.

In connection with the purchase of Notes pursuant to a Change of Control Offer, the Issuer shall (i) comply with all applicable securities legislation in the United States, including, without limitation, the tender offer rules under the Exchange Act that may then be applicable and (ii) file a Schedule TO or any other required schedules under the Exchange Act; in each case, so as to permit the rights and obligations under this section to be exercised in the time and in the manner specified in this section. To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 4.13, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.13 by virtue of such compliance.

The provisions under this Indenture relating to the Issuer’s obligation to make a Change of Control Offer may be waived, modified or terminated with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

Section 4.14 Corporate Existence. Subject to Article V, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Subsidiaries in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Subsidiary and the rights (charter and statutory), licenses and franchises of the Issuer and its Subsidiaries; provided that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Issuer shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

Section 4.15 Additional Guarantees. The Issuer shall cause any direct or indirect Domestic Subsidiary, other than an Excluded Subsidiary, formed or acquired by the Issuer, within 30 days of such formation or acquisition, to execute and deliver to the Trustee a supplemental indenture in substantially the form attached hereto as Exhibit B, pursuant to which such Domestic Subsidiary shall become a Guarantor with respect to the Notes, upon the terms and subject to the release provisions and other limitations set forth in Article X; provided that, in each case, recovery from any Guarantor that is a FSHCO will be limited to 65% of the voting Equity Interests in any CFCs and FSCHOs owned by such Guarantor (and 100% of any other Equity Interest in any such entities along with all other assets of such Guarantor that is a FSHCO) to the extent that such voting Equity Interests of such CFC or FSHCO would otherwise constitute Excluded Property.

Section 4.16 [Reserved].

Section 4.17 Covenant Termination.

(a) Following the first date that the Notes have a Moody’s rating of Baa3 or higher or an S&P rating of BBB- or higher and no Default or Event of Default has occurred and is then continuing, then upon delivery by the Issuer to the Trustee of an Officers’ Certificate to the foregoing effect, the Issuer and the Subsidiaries will no longer be subject to the following covenants:

(1) Section 4.7;

(2) Section 4.8;

(3) Section 4.9;

(4) Section 4.10;

(5) Section 4.11; and

(6) Section 5.1(a)(3).

(b) Neither the Trustee nor any Agent shall have any obligation to monitor the ratings of the Notes or the occurrence or date of the termination of the foregoing covenants and may rely conclusively on the Officers’ Certificates referred to above. Neither the Trustee nor any Agent shall have any obligation to notify the Holders of the occurrence or date of the termination of the foregoing covenants, but the Trustee may provide a copy of such Officers’ Certificates to any Holder upon request.

Article V

SUCCESSORS

Section 5.1 Consolidation, Merger, Conveyance, Transfer or Lease.

(a) The Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, consolidate or merge with or into another Person (whether or not the Issuer is the surviving Person), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer and its Subsidiaries (taken as a whole) to any Person unless:

(1) either:

(A) the Issuer will be the surviving or continuing Person; or

(B) the Person (if other than the Issuer) formed by or surviving or continuing from such consolidation or merger or to which such sale, lease, transfer, conveyance or other disposition or assignment shall be made (collectively, the “Successor”) is a corporation, limited liability company or limited partnership organized and existing under the laws of the United States or of any State of the United States or the District of Columbia, and the Successor expressly assumes, by agreements in form and substance reasonably satisfactory to the Trustee, all of the obligations of the Issuer under the Notes, the Security Documents and this Indenture; provided, that, if the Successor is not a corporation, a Subsidiary that is a corporation expressly assumes as co-obligor all of the obligations of the Issuer under this Indenture, the Security Documents and the Notes pursuant to a supplemental indenture to this Indenture executed and delivered to the Trustee;

(2) immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(B) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, no Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction and the assumption of the obligations as set forth in clause (1)(B) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, either (i) the Issuer or its Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception or (ii) the Fixed Charge Coverage Ratio of the Issuer or its Successor, as the case may be, and its Subsidiaries would be greater than or equal to such Fixed Charge Coverage Ratio immediately prior to such merger or consolidation;

(4) the Successor causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to the Successor;

(5) the Collateral owned by or transferred to the Successor shall (A) continue to constitute Collateral under this Indenture and the Security Documents, (B) be subject to the Lien in favor of the Notes Collateral Agent for the benefit of the Trustee and the Holders of the Notes, and (C) not be subject to any Lien other than Permitted Liens;

(6) the property and assets of the Person which is merged or consolidated with or into the Successor, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Successor shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Indenture; and

(7) the Issuer shall have delivered to the Trustee and Notes Collateral Agent an Officers’ Certificate and an Opinion of Counsel to the effect that such merger, consolidation or transfer and such agreement and/or supplemental indenture (if any) comply with this Indenture and the Security Documents and that this Indenture, the Security Documents and the Notes constitute legal, valid and binding obligations of any Successor, subject to customary exceptions.

For purposes of this Section 5.1, any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

(b) Except in circumstances under which this Indenture provides for the release of the Note Guarantee of a Guarantor as described under Section 10.5, no Guarantor will, and the Issuer will not permit any Guarantor to, directly or indirectly, in a single transaction or a series of related transactions, consolidate or merge with or into another Person (whether or not the Guarantor is the surviving Person) unless either:

(1)

(A) (i) such Guarantor will be the surviving or continuing Person; or (ii) the Person (if other than such Guarantor) formed by or surviving any such consolidation or merger (also, a “Successor”) is the Issuer or another Guarantor or assumes, by agreements in form and substance reasonably satisfactory to the Trustee and Notes Collateral Agent, all of the obligations of such Guarantor under the Note Guarantee of such Guarantor and this Indenture and the Security Documents;

(B) immediately after giving effect to such transaction, no Default shall have occurred and be continuing;

(C) immediately after giving pro forma effect to such transaction and the assumption of the obligations as set forth in clause (1)(A) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, either (i) the Issuer would have been able to incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or (ii) the Fixed Charge Coverage Ratio of the Issuer and its Subsidiaries would be greater than or equal to such Fixed Charge Coverage Ratio immediately prior to such acquisition, merger or consolidation; and

(D) the Issuer shall have delivered to the Trustee and Notes Collateral Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such merger or consolidation and such agreements and/or supplemental indenture (if any) comply with this Indenture and the Security Documents and that this Indenture, the Notes, the Notes Guarantee and the Security Documents, as applicable, constitute legal, valid and binding obligations of any Successor, as applicable, subject to customary exceptions; or

(2) the transaction is made in compliance with Section 4.10.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Issuer, the Equity Interests of which constitute all or substantially all of the properties and assets of the Issuer, will be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

(c) Upon any consolidation or merger of the Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor under the Notes or its Guarantee, as applicable, the surviving entity formed by such consolidation or merger or into which the Issuer or such Guarantor is merged or the Person to which the sale, conveyance, lease, transfer, disposition or assignment is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under this Indenture, the Notes, the Security Documents and the Note Guarantees with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor and, except in the case of a lease, the Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of the Issuer’s or such Guarantor’s other obligations and covenants under the Notes, this Indenture, the Security Documents and its Note Guarantee, if applicable.

(d) Notwithstanding the foregoing, (1) subject to Section 5.1(b), any Subsidiary may consolidate or merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Issuer or another Subsidiary and (2) the Issuer or any Guarantor may consolidate or merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or part of its properties and assets to the Issuer or another Guarantor or merge with a Subsidiary of the Issuer solely for the purpose of reincorporating the Issuer or Guarantor in a State of the United States or the District of Columbia, as long as the amount of Indebtedness of the Issuer or such Guarantor and its Subsidiaries is not increased thereby.

Article VI

DEFAULTS AND REMEDIES

Section 6.1 Events of Default. Each of the following is an “Event of Default”:

(1) failure to pay interest on any of the Notes when the same becomes due and payable and the continuance of any such failure for 30 days;

(2) failure to pay principal of or premium, if any, on any of the Notes when it becomes due and payable, whether at Stated Maturity, upon redemption, required purchase, acceleration or otherwise;

(3) failure by the Issuer to comply with its obligation to convert any of the Notes in accordance with the terms of this Indenture and such failure continues for three Business Days;

(4) failure by the Issuer or any of its Subsidiaries to comply with any of their respective agreements or covenants described in Section 5.1, or failure by the Issuer to comply in respect of its obligations to make a Change of Control Offer pursuant to Section 4.13, an Optional Conversion Offer pursuant to Section 12.1 or a Net Proceeds Offer pursuant to Section 4.10;

(5) (A) except with respect to Section 4.3, or as described in clause (1), (2), (3) or (4) of this Section 6.1, failure by the Issuer or any Subsidiary to comply with any other covenant or agreement contained in this Indenture or the Security Documents and continuance of this failure for 60 days after notice of the failure has been given to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25.0% of the aggregate principal amount of the Notes then outstanding, or (B) failure by the Issuer for 75 days after notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25.0% of the aggregate principal amount of the Notes then outstanding to comply with Section 4.3;

(6) default by the Issuer or any Subsidiary under any mortgage, indenture or other instrument or agreement under which there is issued or by which there is secured or evidenced Indebtedness for borrowed money by the Issuer or any Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(A) is caused by a failure to pay at its Stated Maturity principal on such Indebtedness within the applicable express grace period and any extensions thereof, or

(B) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other Indebtedness with respect to which an event described in clause (A) or (B) has occurred and is continuing, aggregates $50.0 million or more;

(7) one or more judgments (to the extent not covered by insurance) for the payment of money in an aggregate amount in excess of $50.0 million shall be rendered against the Issuer, any of its Significant Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed;

(8) the Issuer or any Significant Subsidiary of the Issuer or group of Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors, or

(E) generally is not paying its debts as they become due; or

(F) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Issuer or any Significant Subsidiary of the Issuer or group of Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Subsidiaries), would constitute a Significant Subsidiary, in an involuntary case;

(ii) appoints a custodian of the Issuer or any Significant Subsidiary of the Issuer or group of Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Subsidiaries), would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuer or any of its Subsidiaries; or

(iii) orders the liquidation of the Issuer or any Significant Subsidiary of the Issuer or group of Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Subsidiaries), would constitute a Significant Subsidiary and, in each case, the order or decree remains unstayed and in effect for 60 consecutive days;

(9) any Note Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and this Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under the Note Guarantee of such Guarantor (other than by reason of release of such Guarantor from its Note Guarantee in accordance with the terms of this Indenture and the Note Guarantee);

(10) any (A) Security Document governing a security interest with respect to any Collateral having a Fair Market Value in excess of $15.0 million or (B) material obligation under the Security Documents of the Issuer or any of the Issuer’s Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken together as of the latest audited consolidated financial statements for the Issuer and its Subsidiaries would constitute a Significant Subsidiary, ceases to be in full force and effect (except as contemplated by the terms of this Indenture and except for the failure of any security interest with respect to the Collateral to remain in full force and effect, which is governed by clause (11) below) or is declared null and void in a judicial proceeding; provided that if any such failure to be in full force and effect is susceptible to cure, no Event of Default shall arise with respect thereto until 60 days after any Officer of the Issuer or any Subsidiary becomes aware of such failure, and such failure has not been cured during such time period;

(11) with respect to any Collateral having a Fair Market Value in excess of $15.0 million, individually or in the aggregate, (A) the failure of the security interest with respect to such Collateral under the Security Documents, at any time, to be an enforceable and perfected security interest for any reason other than in accordance with their terms and the terms of this Indenture and other than the satisfaction in full of all obligations under this Indenture and discharge of this Indenture, if such failure continues for 60 days, (B) a judicial declaration that the security interest with respect to such Collateral created under the Security Documents or under this Indenture is invalid or unenforceable, if such Default continues for 60 days or (C) the assertion by the Issuer or any Guarantor, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable;

(12) the Issuer or any Subsidiary that is a Significant Subsidiary or group of Subsidiaries that taken together as of the latest audited consolidated financial statements of the Issuer and its Subsidiaries would constitute a Significant Subsidiary, denies or disaffirms its obligations under this Indenture or any Security Document and the Issuer fails to cause such Subsidiary or Subsidiaries, as the case may be, to rescind such denials or disaffirmations within 60 days; or

(13) the Required Stockholder Approval is not obtained by June 30, 2021.

Section 6.2 Acceleration. If an Event of Default (other than an Event of Default specified in clause (8) or (13) of Section 6.1 with respect to the Issuer) shall have occurred and be continuing under this Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25.0% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, may declare (an “acceleration declaration”) all amounts owing under the Notes (including the Redemption Premium)to be due and payable. Upon such acceleration declaration, the aggregate principal of, the Redemption Premium with respect to and accrued and unpaid interest on the outstanding Notes shall become due and payable immediately.

If an Event of Default specified in clause (8) or (13) of Section 6.1 occurs with respect to the Issuer, then all unpaid principal of, the Redemption Premium, any other premiums (if any), and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other action or notice on the part of the Trustee or any Holder of the Notes to the extent permitted by applicable law.

After such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Notes then outstanding may rescind and annul such acceleration if:

(a) the rescission would not conflict with any judgment or decree;

(b) all existing Events of Default have been cured or waived other than nonpayment of accelerated principal and interest;

(c) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(d) the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

If the Notes are accelerated or otherwise become due prior to their maturity date as a result of an Event of Default or by operation of law or a Premium Event occurs, the principal of, accrued and unpaid interest and premium on the Notes subject to such Premium Event shall be due and payable. If the Notes are accelerated or otherwise become due prior to their maturity date, in each case, as a result of an Event of Default or by operation of law or any Premium Event occurs prior to August 4, 2024, the amount of principal of, accrued and unpaid interest and premium on the Notes that becomes due and payable shall equal the redemption price applicable with respect to an optional redemption of the Notes, in effect on the date of such acceleration, Premium Event or the date on which the Notes otherwise become due as if such acceleration or other circumstance causing the Notes to become due were an optional redemption of the Notes accelerated or becoming due (the “Redemption Premium”). In any such case, the Redemption Premium shall constitute part of the Note Obligations, and constitutes liquidated damages, not unmatured interest or a penalty, as the actual amount of damages to the Holders as a result of the relevant Premium Event would be impracticable and extremely difficult to ascertain.

Accordingly, the Redemption Premium is provided by mutual agreement of the Issuer and the Guarantors and the Holders as a reasonable estimation and calculation of such actual lost profits and other actual damages of such Holders. Without limiting the generality of the foregoing, it is understood and agreed that upon the occurrence of any Premium Event, the Redemption Premium shall be automatically and immediately due and payable as though any Notes subject to a Premium Event were voluntarily prepaid as of such date and shall constitute part of the Note Obligations secured by the Collateral. The Redemption Premium shall also be automatically and immediately due and payable if the Notes are satisfied or released by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other means. THE ISSUER AND THE GUARANTORS HEREBY EXPRESSLY WAIVE (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR OTHER LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING REDEMPTION PREMIUM IN CONNECTION WITH ANY SUCH EVENTS, ANY RESCISSION OF SUCH ACCELERATION OR THE COMMENCEMENT OF ANY BANKRUPTCY OR INSOLVENCY EVENT. The Issuer and the Guarantors expressly agree (to the fullest extent it and they may lawfully do so) that with respect to the Redemption Premium payable under the terms of this Indenture: (1) the Redemption Premium is reasonable and is the product of an arm’s length transaction between sophisticated business parties, ably represented by counsel; (2) the Redemption Premium shall be payable notwithstanding the then-prevailing market rates at the time payment is made; (3) there has been a course of conduct between the Holders and the Issuer and the Guarantors giving specific consideration in this transaction for such agreement to pay the Redemption Premium; and (4) the Issuer and the Guarantors shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Issuer and the Guarantors expressly acknowledge that their agreement to pay the Redemption Premium as herein described is a material inducement to the Holders to purchase the Notes.

Section 6.3 Other Remedies. The Trustee may pursue any available remedy to collect the payment of principal, premium (including the Applicable Premium and Redemption Premium), if any, interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.4 Waiver of Past Defaults. Subject to Section 9.2, the Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee and Notes Collateral Agent may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest or premium (including the Applicable Premium and Redemption Premium) or the principal of, the Notes.

Section 6.5 Control by Majority. The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust power conferred on it. However, (a) the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such direction is unduly prejudicial to the rights of such other Holders) and (b) the Trustee may take any other action it deems proper that is not inconsistent with any such direction received from the Holders.

Section 6.6 Limitation on Suits. A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(a) the Holder gives to the Trustee written notice of a continuing Event of Default;

(b) the Holder or Holders of at least 25.0% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(e) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such use by a Holder prejudices the rights of any other Holders or obtains priority or preference over such other Holders).

Section 6.7 Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium (including the Applicable Premium and Redemption Premium) or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, shall not be impaired or affected without the consent of the Holder.

Section 6.8 Collection Suit by Trustee. If an Event of Default specified in clauses (1) or (2) of Section 6.1 occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium (including the Applicable Premium and Redemption Premium) and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.9 Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable upon the conversion or exchange of the Notes or on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7. To the extent that the payment of any such compensation, expenses, disbursements and advances to the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing in this Section 6.9 shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities. If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money and property in the following order:

First: to the Trustee (acting in any capacity), the Notes Collateral Agent and their respective agents and attorneys for amounts due under Section 7.7, including payment of all reasonable compensation, expenses and liabilities incurred, and all advances made, by it and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium (including the Applicable Premium and Redemption Premium), if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium(including the Applicable Premium and Redemption Premium), if any, and interest, respectively;

Third: without duplication, to the Holders for any other Obligations owing to the Holders under this Indenture and the Notes; and

Fourth: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as the Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

Article VII

TRUSTEE

Section 7.1 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the TIA, and the Trustee need perform only those duties that are specifically set forth in this Indenture and the TIA and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein); however, the Trustee shall examine the certificates and opinions furnished to it to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.1;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Trustee, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and

(4) no provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.

(d) The Trustee shall not be liable for interest on or the investment of any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(e) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.1.

Section 7.2 Rights of Trustee.

(a) The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting on any resolution, certificate, statement, instrument, opinion, notice, report, request, direction, consent, order, bond, debenture or other document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated therein.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. Prior to taking, suffering or admitting any action, the Trustee may consult with counsel of the Trustee’s own choosing, and the Trustee shall be fully protected from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in conclusive reliance on the advice or opinion of such counsel.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the discretion or rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer or a Guarantor shall be sufficient if signed by an Officer of the Issuer or such Guarantor.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or documents, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine during normal business hours the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be compensated and indemnified under this Article VII, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, to the Agents and to each other agent, custodian and Person employed to act hereunder.

(i) The Trustee may request that the Issuer and each of the Guarantors shall deliver to the Trustee an Officers’ Certificate setting forth the names of individuals and/or titles of Officers of the Issuer and each Guarantor, as applicable, authorized at such time to take specified actions pursuant to this Indenture of the Issuer, the Notes and the Guarantees, which Officers’ Certificate may be signed by any Person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(j) The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or the Trustee shall have received from the Issuer or any other obligor upon the Notes or from any Holder written notice thereof at its address set forth in Section 11.2 and such notice references the Notes and this Indenture. In the absence of such actual knowledge or such notice, the Trustee may conclusively assume that no such Default or Event of Default exists.

(k) In no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

Section 7.3 Individual Rights of the Trustee. The Trustee in its individual or any other capacity (including in its capacity as the Agent) may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA), it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10 and Section 7.11.

Section 7.4 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or any Guarantee, it shall not be accountable for the use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes, any Officers’ Certificate delivered to the Trustee hereunder, or any other document in connection with the sale of the Notes or pursuant to this Indenture other than the Trustee’s certificate of authentication hereunder.

Section 7.5 Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a Responsible Officer of the Trustee has notice or knowledge as provided in Section 7.2(j), the Trustee shall deliver to Holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium (including the Applicable Premium and Redemption Premium), if any, or interest on any Note, the Trustee may withhold the notice if and so long as the Board of Directors, the executive committee or a trust committee of directors or Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders.

Section 7.6 Reports by Trustee to Holders of the Notes. Within 60 days after each January 15 beginning with January 15, 2021, and for so long as Notes remain outstanding, the Trustee shall transmit to the Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders shall be mailed to the Issuer and filed with the SEC and each stock exchange, if any, on which the Issuer has informed the Trustee in writing the Notes are listed in accordance with TIA § 313(d). The Issuer shall promptly notify the Trustee in writing when the Notes are listed on any stock exchange and of any delisting thereof.

Section 7.7 Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time compensation for its acceptance of this Indenture and for all services rendered by it hereunder as agreed upon in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee, as applicable, promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

Each of the Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee (which for purposes of this Section 7.7 shall include its officers, directors, employees and agents) against any and all claims, damages, losses, liabilities, costs or expenses incurred by it (including, without limitation, the fees and expenses of its agents and counsel) arising out of or in connection with the acceptance or administration of its duties under this Indenture, the performance of its obligations and/or exercise of its rights hereunder, including the costs and expenses of enforcing this Indenture against the Issuer or any Guarantor (including this Section

7.7) and defending itself against any claim (whether asserted by the Issuer or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, claim, damage, liability or expense shall be caused by its own gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Trustee may have one separate counsel, and the Issuer shall pay the reasonable fees and expenses of such counsel for the Trustee. The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Issuer and the Guarantors under this Section 7.7 shall survive the satisfaction and discharge of this Indenture, the payment of the Notes or the resignation or removal of the Trustee.

To secure the Issuer’s payment obligations in this Section 7.7, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal or interest, if any, on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture, the payment of the Notes and the resignation or removal of the Trustee.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(8) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 7.8 Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor trustee’s acceptance of appointment as provided in this Section 7.8.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing not less than 30 days prior to the effective date of such removal. The Issuer may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, the Issuer shall promptly appoint a successor trustee. Within one year after the successor trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor trustee to replace the successor trustee appointed by the Issuer.

If a successor trustee does not take office within 30 days after the retiring Trustee resigns or is removed, such retiring Trustee (at the expense of the Issuer), the Issuer or the Holders of at least 10.0% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor trustee.

A successor trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor trustee shall have all the rights, powers and the duties of the Trustee under this Indenture. The successor trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to such Trustee hereunder have been paid and subject to the Lien provided for in Section 7.7. Notwithstanding replacement of the Trustee pursuant to this Section 7.8, the Issuer’s and the Guarantors’ obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.

Section 7.9 Successor Trustee by Merger, Etc. If the Trustee or any Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including this transaction) to, another corporation, the successor corporation without any further act shall be the successor Trustee or any Agent, as applicable.

Section 7.10 Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States or of any state thereof that is authorized under such laws to exercise corporate trustee power and that is subject to supervision or examination by federal or state authorities. Such Trustee together with its affiliates shall at all times have a combined capital surplus of at least $50.0 million as set forth in its most recent annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA §§ 310(a)(l), (2) and (5). Such Trustee is subject to TIA § 310(b) including the provision in § 310(b)(1) and (3); provided that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities, or conflicts of interest or participation in other securities, of the Issuer or the Guarantors are outstanding if the requirements for exclusion set forth in TIA § 310(b)(1) are met.

Section 7.11 Preferential Collection of Claims Against the Issuer. The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

Article VIII

DEFEASANCE; DISCHARGE OF THIS INDENTURE

Section 8.1 Option to Effect Legal Defeasance or Covenant Defeasance. The Issuer may, by delivery of an Officers’ Certificate, at any time, elect to have either Section 8.2 or Section 8.3 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

Section 8.2 Legal Defeasance. Upon the Issuer’s exercise under Section 8.1 of the option applicable to this Section 8.2, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.4, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Obligations represented by the Notes, the Security Documents and the Note Guarantees, which shall thereafter be deemed to be outstanding only for the purposes of Section 8.5 and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all of its other Obligations under such Notes, Note Guarantees and this Indenture (and the Trustee, on written demand of and at the expense of the Issuer, shall execute instruments acknowledging the same), and this Indenture shall cease to be of further effect as to all such Notes and Note Guarantees, except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, and interest and premium (including the Applicable Premium and Redemption Premium) on such Notes when such payments are due from the trust funds referred to in Section 8.4(1); (b) the Issuer’s obligations with respect to such Notes under Section 2.2, Section 2.3, Section 2.4, Section 2.6, Section 2.7, Section 2.10, and Section 4.2; (c) the rights, powers, trusts, duties and immunities of the Trustee or the Notes Collateral Agent, including without limitation thereunder, under Section 7.7, Section 8.5 and Section 8.7 and the obligations of the Issuer and the Guarantors in connection therewith; and (d) the provisions of this Article VIII. Subject to compliance with this Article VIII, the Issuer may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3.

Section 8.3 Covenant Defeasance. Upon the Issuer’s exercise under Section 8.1 above of the option applicable to this Section 8.3, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.4 below, be released from its obligations under Section 4.3, Section 4.7, Section 4.8, Section 4.9, Section 4.10, Section 4.11, Section 4.12, Section 4.13, Section 4.15, Section 4.16 and Section 5.1(a)(3) and the Security Documents on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not outstanding for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed outstanding for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer or any of its Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.

Section 8.4 Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.2 or Section 8.3 to the outstanding Notes:

(1) the Issuer must irrevocably deposit with the Trustee, as trust funds, in trust solely for the benefit of the Holders, U.S. dollars, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants selected by the Issuer and delivered to the Trustee, to pay the principal of and interest on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be,

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

(A) the Issuer has received from, or there has been published by the United States Internal Revenue Service, a ruling, or

(B) since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon, such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

(4) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings),

(5) the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any other material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound,

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

(7) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel to the effect that the conditions precedent provided for in clauses (1) through (6) of this Section 8.4 have been complied with.

Section 8.5 Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.6, all U.S. dollar and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Deposit Trustee”) pursuant to Section 8.4 or Section 8.8 in respect of the outstanding Notes shall be held in trust, shall not be invested, and shall be applied by the Deposit Trustee in accordance with the provisions of such Notes and this Indenture to the payment, either directly or through any Paying Agent (including the Issuer or any Subsidiary acting as Paying Agent) as the Deposit Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium (including the Applicable Premium and Redemption Premium), if any, and interest but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Deposit Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 8.4 or Section 8.8 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Deposit Trustee shall deliver or pay to the Issuer from time to time upon the written request of the Issuer and be relieved of all liability with respect to any U.S. dollars or non-callable U.S. Government Obligations held by it as provided in Section 8.4 or Section 8.8 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Deposit Trustee (which may be the opinion delivered under Section 8.4(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance or satisfaction and discharge, as the case may be.

Section 8.6 Repayment to Issuer. Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium (including the Applicable Premium and Redemption Premium), if any, or interest on any Note and remaining unclaimed for two years after such principal and premium (including the Applicable Premium and Redemption Premium), if any, or interest has become due and payable shall be paid to the Issuer on its written request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof; and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

Section 8.7 Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. dollars or U.S. Government Obligations in accordance with Section 8.2, Section 8.3 or Section 8.8, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Issuer and the Guarantors under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.2, Section 8.3 or Section 8.8 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2, Section 8.3 or Section 8.8, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium (including the Applicable Premium and Redemption Premium), if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

Section 8.8 Discharge. This Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled and the rights, protections and immunities of the Trustee) as to all outstanding Notes when either:

(a) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust), have been delivered to the Trustee for cancellation; or

(b)

(1) all Notes not delivered to the Trustee for cancellation otherwise (A) have become due and payable, (B) will become due and payable, or may be called for redemption, within one year or (C) have been called for redemption pursuant to Section 3.7 and, in any case, the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, U.S. dollars, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants selected by the Issuer and delivered to the Trustee to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation (provided that if such redemption is made as provided under Section 3.7(a), (x) the amount of cash in U.S. dollars, non-callable government securities, or a combination thereof, that must be irrevocably deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit and (y) the depositor must irrevocably deposit or cause to be deposited additional money (any such additional money, the “Applicable Premium Deficit”) in trust on the redemption date as necessary to pay the Applicable Premium as determined by such date) (it being understood that any discharge shall be subject to the condition subsequent that such Applicable Premium Deficit is in fact paid); provided, however, that the Trustee shall have no liability whatsoever in the event that such Applicable Premium Deficit is not made after the Trustee has discharged this Indenture. Any Applicable Premium Deficit will be set forth in an Officers’ Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit will be applied toward such redemption);

(2) the Issuer has paid or caused to be paid all other sums payable by it under this Indenture; and

(3) the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

In addition, the Issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

After the Notes are no longer outstanding, the Issuer’s and the Guarantors’ obligations in Section 7.7, Section 8.5 and Section 8.7 shall survive any discharge pursuant to this Section 8.8.

After such delivery or irrevocable deposit and receipt of the Officers’ Certificate and Opinion of Counsel, the Trustee, upon written request, shall acknowledge in writing the discharge of the Issuer’s obligations under the Notes and this Indenture except for those surviving obligations specified above.

Article IX

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.1 Without Consent of Holders of the Notes. Notwithstanding Section 9.2, without the consent of any Holders, the Issuer, the Guarantors, the Trustee and Notes Collateral Agent, if applicable, at any time and from time to time, may amend or supplement this Indenture, the Note Guarantees, the Notes or any Security Document issued hereunder for any of the following purposes:

(a) to cure any ambiguity, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c) to provide for the assumption of the Issuer’s or a Guarantor’s obligations to the Holders in the case of a merger, consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, or sale, lease, transfer, conveyance or other disposition or assignment in accordance with Section 5.1;

(d) to add any Note Guarantee or to effect the release of any Guarantor from any of its obligations under its Note Guarantee and under the Security Documents or the provisions of this Indenture (in each case, to the extent in accordance with this Indenture);

(e) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the rights of any Holder;

(f) to comply with any requirement of the SEC in connection with qualifying this Indenture under the TIA or maintaining such qualification thereafter;

(g) to secure the Notes or any Note Guarantees or any other obligation under this Indenture;

(h) to evidence and provide for the acceptance of appointment by a successor Trustee or Notes Collateral Agent;

(i) (1) to conform the text of this Indenture, the Security Documents or the Notes to any provision of the Description of the New Notes contained in the Prospectus, to the extent that such provision in the Description of the New Notes was intended to be a substantially verbatim recitation of a provision of this Indenture, the Note Guarantees, the Security Documents or the Notes, as evidenced by an Officers’ Certificate of the Issuer; or (2) to conform the text of this Indenture, the Security Documents or the Notes or any other such documents (in recordable form) as may be necessary or advisable to confirm the relative priorities of the Senior Documents and the Junior Documents as such priorities are contemplated by and set forth in the Intercreditor Agreement;

(j) to provide for the issuance of Additional Notes or PIK Interest Notes in accordance with this Indenture;

(k) to provide for the release of Collateral from the Liens of this Indenture and the Security Documents when permitted or required by the Security Documents, the Intercreditor Agreement or this Indenture;

(l) to make, complete, or confirm any grant of Liens on Collateral permitted or required by this Indenture, the Security Documents or the Notes;

(m) with respect to the Security Documents in accordance with the terms thereunder or as provided in the Intercreditor Agreement;

(n) in connection with any Merger Event, to provide that the Notes are convertible into Reference Property and make such related changes to the terms of the Notes to the extent expressly required pursuant to Section 12.7;

(o) to add additional secured parties to the Intercreditor Agreement to the extent the Liens securing obligations held by such parties, and the incurrence of Indebtedness with respect thereto, are permitted by this Indenture; or

(p) to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplement or other modification from time to time in accordance with the terms of this Indenture and the applicable Security Documents.

The Holders of the Notes also will be deemed to have consented for purposes of this Indenture, the Security Documents and the Intercreditor Agreement to the execution and delivery by the Trustee and Notes Collateral Agent of an Acceptable Junior Lien Intercreditor Agreement to the extent the Liens securing obligations held by such parties, and the incurrence of Indebtedness with respect thereto, are permitted by this Indenture.

After an amendment under this Indenture becomes effective, the Issuer shall deliver to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Section 9.2 With Consent of Holders of Notes. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent, if applicable, may amend or supplement this Indenture, the Notes, any Note Guarantees or any Security Document, subject to Section 6.7, waive any existing Default or Event of Default or compliance with any provision of this Indenture, the Notes or the Note Guarantees; provided, however, that no such amendment, supplement or waiver shall, without the consent of the Holder of each outstanding Note affected thereby (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes):

(a) reduce, or change the maturity of, the principal of any Note;

(b) reduce the rate of or extend the time for payment of interest on any Note;

(c) reduce any premium (including the Applicable Premium) payable upon redemption of the Notes or change the date on which any Notes are subject to redemption (other than the notice provisions) or waive any payment with respect to the redemption of the Notes; provided, however, that solely for the avoidance of doubt, and without any other implication, any purchase, exchange or repurchase of Notes (including pursuant to Section 4.10, Section 4.13 and Section 12.1) shall not be deemed a redemption of the Notes;

(d) make any Note payable in money or currency other than that stated in the Notes;

(e) make any change in the Notes, the Indenture, the Note Guarantees, the Intercreditor Agreement, or the other Security Documents (1) modifying the application of proceeds of the Collateral in a manner that would adversely affect the rights of Holders hereunder or thereunder, (2) that would adversely alter the priority and/or the security interest of the Notes Collateral Agent on behalf of any Holders in the Collateral (including with respect to any other Notes) or (3) that would subordinate, in right of payment, any Notes or the Note Guarantees of the Guarantors to any other Indebtedness of the Issuer or such Guarantors, including any other Notes;

(f) reduce the percentage of Holders necessary to consent to an amendment or waiver to this Indenture or the Notes;

(g) waive a default in the payment of principal of or premium (including the Applicable Premium and Redemption Premium) or interest on any Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in this Indenture and a waiver of the payment default that resulted from such acceleration);

(h) impair the rights of Holders to receive payments of principal of or interest on the Notes on or after the due date therefor or to institute suit for the enforcement of any payment on the Notes;

(i) release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except as permitted by this Indenture;

(j) make any change in these amendment and waiver provisions; or

(k) modify obligations of the Issuer to make an offer to purchase upon a Change of Control or from the Excess Proceeds of any Asset Sale if such modification was made after the occurrence of the applicable Change of Control or Asset Sale and prior to the closing of the related offer to purchase, if any, being made.

In addition, any amendment to, or waiver of, the provisions of this Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes will require the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes.

It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

Section 9.3 Compliance with Trust Indenture Act. Every amendment or supplement to this Indenture or the Notes or the Guarantees shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

Section 9.4 Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. When an amendment, supplement or waiver becomes effective in accordance with its terms, it thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for determining which Holders consent to such amendment, supplement or waiver.

Section 9.5 Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.6 Trustee and Notes Collateral Agent to Sign Amendments, Etc. The Trustee and Notes Collateral Agent, if applicable, shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Notes Collateral Agent, if applicable. In signing or refusing to sign any amendment or supplemental indenture, the Trustee and the Notes Collateral Agent shall be provided with and (subject to Section 7.1) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment or supplemental indenture is authorized or permitted by this Indenture and that all conditions precedent thereto have been met or waived.

Article X

GUARANTEES

Section 10.1 Guarantees.

(a) Each Guarantor hereby jointly and severally, fully and unconditionally guarantees the Notes and obligations of the Issuer hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, that: (1) the principal of and premium (including the Applicable Premium and Redemption Premium), if any, and interest on the Notes shall be paid in full when due, whether at Stated Maturity, by acceleration, call for redemption or otherwise, together with interest on the overdue principal, if any, and interest on any overdue interest to the extent lawful, and all other Obligations of the Issuer to the Holders or the Trustee under this Indenture or the Notes shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Each of the Guarantees shall be a guarantee of payment and not of collection.

(b) Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c) Each Guarantor hereby waives the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer or any other Person, protest, notice and all demands whatsoever and covenants that the Guarantee of such Guarantor shall not be discharged as to any Note or this Indenture except by complete performance of the obligations contained in such Note and this Indenture and such Guarantee. Each of the Guarantors hereby agrees that, in the event of a Default in payment of principal or premium (including the Applicable Premium and Redemption Premium), if any, or interest on any Note, whether at its Stated Maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce each such Guarantor’s Guarantee without first proceeding against the Issuer or any other Guarantor. Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders and any other amounts due and owing to the Trustee under this Indenture.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or any Guarantor, any amount paid by any of them to the Trustee or such Holder, the Guarantee of each of the Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. This paragraph (d) shall remain effective notwithstanding any contrary action which may be taken by the Trustee or any Holder in reliance upon such amount required to be returned. This paragraph (d) shall survive the termination of this Indenture.

(e) Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (A) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of the Guarantee of such Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (B) in the event of any acceleration of such obligations as provided in Article VI, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Guarantee of such Guarantor.

(f) Each Guarantor that makes a payment for distribution under its Guarantee is entitled upon payment in full of all guaranteed obligations under this Indenture to seek contribution from each other Guarantor in a pro rata amount of such payment based on the respective net assets of all the Guarantors at the time of such payment in accordance with GAAP.

Section 10.2 Execution and Delivery of Guarantee. To evidence its Guarantee set forth in Section 10.1, each Guarantor agrees that this Indenture or a supplemental indenture in substantially the form attached hereto as Exhibit B shall be executed on behalf of such Guarantor by an Officer of such Guarantor (or, if an officer is not available, by a board member or director) on behalf of such Guarantor by manual or facsimile signature. Each Guarantor hereby agrees that its Guarantee set forth in Section 10.1 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes. In case the Officer, board member or director of such Guarantor whose signature is on this Indenture or supplemental indenture, as applicable, no longer holds office at the time the Trustee authenticates any Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 10.3 Severability. In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.4 Limitation of Guarantors’ Liability. Each Guarantor and by its acceptance hereof each Holder confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Trustee, the Holders and Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Guarantee (other than a company that is a direct or indirect parent of the Issuer) shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees under the Credit Agreement) and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of such Guarantor under its Guarantee constituting a fraudulent conveyance, fraudulent preference or fraudulent transfer or otherwise reviewable under applicable law.

Section 10.5 Releases. A Guarantor shall be released of any Obligations under its Note Guarantee and this Indenture upon:

(a) any sale or other disposition of all or substantially all of the assets of such Guarantor (by merger, consolidation or otherwise) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Subsidiary, if the sale or other disposition does not violate the applicable provisions of this Indenture;

(b) any sale, exchange or transfer (by merger, consolidation or otherwise) of the Equity Interests of such Guarantor after which the applicable Guarantor is no longer a Subsidiary, which sale, exchange or transfer does not violate the applicable provisions of this Indenture;

(c) [reserved];

(d) [reserved];

(e) if the Issuer exercises its Legal Defeasance option or its Covenant Defeasance option pursuant to Section 8.2 or Section 8.3 or if its Obligations under this Indenture are discharged in accordance with Section 8.8; or

(f) dissolution of such Guarantor provided no Default or Event of Default has occurred that is continuing.

Upon delivery to the Trustee and the Notes Collateral Agent of an Officers’ Certificate and an Opinion of Counsel to the effect that all conditions precedent to the release of a Guarantor’s Guarantee set forth in this Indenture have been satisfied, the Trustee and the Notes Collateral Agent shall execute any documents reasonably requested by the Issuer in writing in order to evidence the release of any Guarantor from its obligations under its Note Guarantee and the Security Agreement.

Any Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article X.

Section 10.6 Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its guarantee and waivers pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Article XI

MISCELLANEOUS

Section 11.1 Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), such imposed duties shall control.

Section 11.2 Notices. Any notice, request, direction, instruction or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the addresses set forth below:

If to the Issuer or any Guarantor:

Forum Energy Technologies, Inc.

10344 Sam Houston Park Drive, Suite 300

Houston, Texas 77064

Facsimile: (281) 949-2555

Attention: Chief Financial Officer

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

Facsimile: (713) 836-3601

Attention: Julian J. Seiguer; Bryan D Flannery

If to the Trustee:

U.S. Bank National Association

8 Greenway Plaza, Suite 1100

Houston, Texas 77046

Attention: Global Corporate Trust

The parties hereto, by written notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders and the Trustee) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier promising next Business Day delivery.

Any notice or communication to a Holder and the Trustee shall be mailed by first class mail or by overnight air courier promising next Business Day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Notwithstanding the foregoing, as long as the Notes are Global Notes, notices to be given to the Holders shall be given to the Depositary, in accordance with its applicable policies as in effect from time to time. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

In respect of this Indenture, the Trustee shall not have any duty or obligation to verify or confirm that the Person sending instructions, directors, reports, notices or other communications or information by electronic transmission is, in fact, a Person authorized to give such instructions, directors, reports notices or other communications or information on behalf of the party purporting to send such electronic transmission; and the Trustee shall not have any liability for any losses, liability, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions directors, reports, notices or other communications or information. Each other party, agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or indemnifications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, notices, reports or other communications or information, and the risks of interception and misuse by third parties.

If a notice or communication is delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Trustee, which shall be effective only upon actual receipt.

If the Issuer delivers a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 11.3 Communication by Holders of Notes with Other Holders of Notes. Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Agents and anyone else shall have the protection of TIA § 312(c).

Section 11.4 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take any action under this Indenture (other than in connection with the issuance of the Initial Notes), the Issuer shall furnish to the Trustee upon request:

(a) an Officers’ Certificate (which shall include the statements set forth in Section 11.5) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel (which shall include the statements set forth in Section 11.5) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 11.5 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include substantially:

(a) a statement that the Person making such certificate or opinion has read and understands such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 11.6 Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. Each of the Agents may make reasonable rules and set reasonable requirements for its functions.

Section 11.7 No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator or stockholder, partner or member of the Issuer or any Guarantor, as such, will have any liability for any indebtedness, obligations or liabilities of the Issuer under the Notes or this Indenture or of any Guarantor under its Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees.

Section 11.8 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES. Each of the parties to this Indenture each hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Notes, the Note Guarantees or this Indenture, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. EACH OF THE PARTIES TO THIS INDENTURE HEREBY, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREBY, IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.9 No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 11.10 Successors. All agreements of the Issuer and the Guarantors in this Indenture and the Notes and the Note Guarantees, as applicable, shall bind their respective successors and assigns. All agreements of the Trustee in this Indenture shall bind its respective successors and assigns.

Section 11.11 Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.12 Execution in Counterparts. This Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 11.13 Table of Contents, Headings, Etc. The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 11.14 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing (or, with respect to Global Notes, otherwise in accordance with the rules and procedures of the Depositary); and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 11.14.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the register maintained by the Registrar hereunder.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) If the Issuer shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuer may, at its option, by or pursuant to a board resolution of the Issuer’s Board of Directors, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuer shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

Section 11.15 Force Majeure. In no event shall the Trustee or Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, fire, riots, strikes, or stoppages for any reason, embargoes, governmental actions, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the U.S. banking industry to resume performance as soon as practicable under the circumstances.

Section 11.16 Legal Holidays. If any scheduled payment date with respect to the Notes falls on a day that is not a Business Day, the payment to be made on such payment date will be made on the next succeeding Business Day with the same force and effect as if made on such payment date, and no additional interest will accrue solely as a result of such delayed payment.

Section 11.17 Calculations in Respect of the Notes. Except as otherwise provided above, the Issuer will be responsible for making all calculations called for under the Notes and this Indenture. These calculations include, but are not limited to, determinations of the sales prices of the Common Stock, the Daily VWAPs, accrued interest payable on the Notes and the Conversion Rate of the Notes. The Issuer will make all these calculations in good faith and, absent manifest error, its calculations will be final and binding on Holders of Notes. The Issuer will provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and the Conversion Agent is entitled to rely conclusively upon the accuracy of the Issuer’s calculations without independent verification. The Trustee will forward the Issuer’s calculations to any Holder of Notes upon the request of that Holder. In no event shall the Trustee, Registrar or Conversion Agent have any responsibility for any calculations called for under the Notes or this Indenture. Neither the Trustee nor the Conversion Agent shall have any responsibility or obligation to determine when and if any Notes may be converted at any time or to notify the Issuer, DTC or any Holder of Notes if the Notes have become convertible.

Section 11.18 USA Patriot Act. The parties hereto acknowledge that in order to help the government fight the funding of terrorism and money laundering activities, pursuant to federal regulations that became effective on October 1, 2003, Section 326 of the USA PATRIOT Act requires all financial institutions to obtain, verify, and record information that identifies each person establishing a relationship or opening an account with the Trustee. The parties hereto agree that they will provide the Trustee with name, address, tax identification number, if applicable, and other information that will allow the Trustee to identify the individual or entity who is establishing the relationship, and will further provide the Trustee with formation documents such as articles of incorporation or other identifying documents.

Article XII

CONVERSION

Section 12.1 Optional Conversion.

(a) (1) On the second scheduled Trading Day prior to the date of any redemption pursuant to Section 3.7 each Holder shall have the right, at such Holder’s option, to convert the Applicable Percentage of such Holder’s Notes that have been called for redemption (or a portion thereof if the portion to be converted is a minimum of $1.00 in principal amount or an integral multiple thereof) into Common Stock and (2) on the second scheduled Trading Day prior to the maturity date of the Notes, each Holder shall have the right, at such Holder’s option, to convert the Applicable Percentage of such Holder’s outstanding Notes (or a portion thereof if the portion to be converted is a minimum of $1.00 in principal amount or an integral multiple thereof) into Common Stock (any conversion pursuant to clause (1) or clause (2) of this paragraph, an “Optional Conversion” and the date of any such conversion, an “Optional Conversion Date”); in each case, at a conversion rate (subject to adjustment as described below, the “Conversion Rate”) of 740.7407 shares of Common Stock per $1,000 principal amount of Notes (equal to an initial Conversion Price of $1.35 per share of Common Stock).

(b) At least 30 days prior to any Optional Conversion Date, the Issuer shall deliver, or cause to be delivered, to the Holders, with a copy to the Trustee and the Conversion Agent (if other than the Trustee), a notice (an “Optional Conversion Notice”):

(1) offering to exchange, pursuant to the procedures required by this Indenture and described in the Optional Conversion Notice (an “Optional Conversion Offer”), on the Optional Conversion Date, all Notes properly tendered by any Holder pursuant to such Optional Conversion Offer prior to 5:00 p.m. New York time on the second scheduled Trading Day immediately preceding the Optional Conversion Date for:

(A) in the case of an Optional Conversion in connection with a redemption, (i) in respect of the Applicable Percentage of the principal amount of any such tendered Notes that were called for redemption, a number of shares of Common Stock per $1,000 principal amount of such Notes equal to the Conversion Rate then in effect (plus cash in lieu of fractional shares); (ii) an amount of cash equal to the redemption price of (x) the principal amount of any such tendered Notes that were called for redemption, minus (y) the principal amount of Notes for which Common Stock shall be issued pursuant to clause (A)(i) above; (iii) new Notes equal in principal amount to any such tendered Notes that were not called for redemption; and (iv) an amount of cash equal to accrued and unpaid interest on such tendered Notes that were called for redemption to, but not including, the date of redemption; provided, that if the redemption date occurs on or after an interest record date but on or prior to the related Interest Payment Date, then accrued and unpaid interest, if any, shall not be paid in connection with the Optional Conversion but shall be paid to the Person in whose name such Note was registered at the close of business on such record date; and

(B) in the case of an Optional Conversion at the maturity of the Notes, (i) in respect of the Applicable Percentage of the principal amount of such tendered Notes, a number of shares of Common Stock per $1,000 principal amount of such Notes equal to the Conversion Rate then in effect (plus cash in lieu of fractional shares); (ii) an amount of cash equal to (x) the principal amount of such tendered Notes, minus (y) the principal amount of Notes for which Common Stock shall be issued pursuant to clause (B)(i) above; and (iii) to the extent no interest payment will be made on such tendered Notes on the maturity date of the Notes, an amount of cash equal to accrued and unpaid interest to, but not including, the maturity date of the Notes;

(2) describing the procedures, as determined by the Issuer, consistent with this Indenture and the applicable procedures of DTC, that Holders must follow to accept the Optional Conversion Offer; and

(3) stating that interest shall cease to accrue on any Notes that are called for redemption on the applicable Optional Conversion Date.

(c) For purposes of this section, in determining (1) whether the Issuer is required to make an Optional Conversion Offer or (2) the portion of any tendered Notes that have been called for redemption, a pro rata portion of all outstanding Notes (based on the aggregate principal amount of Notes for which the Issuer has delivered a notice of redemption) shall be deemed to have been called for redemption.

(d) On or before the Optional Conversion Date, the Issuer shall deposit with the Paying Agent an amount equal to the cash consideration to be paid in respect of the Notes or portions of Notes properly tendered.

(e) On the Optional Conversion Date, the Issuer shall:

(1) accept for exchange all Notes or portions of Notes (of a minimum of $1.00 or integral multiples of $1.00 in excess thereof) properly tendered pursuant to the Optional Conversion Offer;

(2) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being exchanged by the Issuer; and

(3) deliver to each Holder who has so tendered Notes, through the Issuer’s transfer agent, a number of shares of Common Stock calculated as set forth in the Optional Conversion Notice.

(f) The Paying Agent shall promptly deliver to each Holder who has so tendered Notes an amount of cash calculated as set forth in the Optional Conversion Notice and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note in a principal amount calculated as set forth in the Optional Conversion Notice; provided that each such new Note shall be in a minimum principal amount of $1.00 or integral multiples of $1.00 in excess thereof.

(g) An Optional Conversion Offer will be required to remain open for at least 20 Business Days or for such longer period as is required by law.

(h) In connection with the exchange of Notes pursuant to an Optional Conversion Offer, the Issuer shall (1) comply with all applicable securities legislation in the United States, including, without limitation, the tender offer rules under the Exchange Act that may then be applicable and (2) file a Schedule TO or any other required schedules under the Exchange Act; in each case, so as to permit the rights and obligations under this section to be exercised in the time and in the manner specified in this section. To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 12.1, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 12.1 by virtue of such compliance.

(i) The Issuer shall not issue fractional shares of Common Stock upon an Optional Conversion. Instead, the Issuer shall pay the cash value of such fractional shares based upon the closing sale price of the Common Stock on the Trading Day immediately preceding the Optional Conversion Date as set forth in clauses (1)(A)(i) and (1)(B)(i) of Section 12.1(b).

Section 12.2 Mandatory Conversion.

(a) Subject to the satisfaction of the Equity Conditions, the Issuer shall convert (a “Mandatory Conversion”) a principal amount of Notes equal to the Applicable Percentage of the aggregate principal amount of Notes then outstanding, on a pro rata basis among all outstanding Notes, into a number of shares of Common Stock per $1,000 principal amount of Notes to be converted equal to the Conversion Rate then in effect (plus cash in lieu of fractional shares) if the average of the Daily VWAPs of the Common Stock for any 20 consecutive Trading Day period exceeds or is equal to the Threshold Price then in effect (a “Mandatory Conversion Event”). Upon the occurrence of a Mandatory Conversion Event, the Issuer shall deliver a notice (a “Mandatory Conversion Notice”) to the Holders, the Trustee and the Conversion Agent (if other than the Trustee) not later than the open of business on the second Business Day following such Mandatory Conversion Event, which notice shall specify the date on which the Mandatory Conversion shall occur, which date shall not be later than the second Business Day following delivery of such Mandatory Conversion Notice (the “Mandatory Conversion Date”).

(b) Notwithstanding the foregoing, a Mandatory Conversion shall not occur if, as evidenced by an Officers’ Certificate delivered to the Trustee and the Conversion Agent (if other than the Trustee) on the Mandatory Conversion Date, all of the conditions listed below (the “Equity Conditions”) are not satisfied on each day during the period (1) commencing on, and including, the date of the Mandatory Conversion Notice and (2) ending on, and including, the Mandatory Conversion Date. The Equity Conditions are as follows:

(1) either (A) all shares of Common Stock issuable upon conversion of the Notes and held by a non-Affiliate of the Issuer shall be eligible for resale without the need for registration under any applicable federal or state securities laws or (B) a shelf registration statement registering the resale of the shares of Common Stock issuable upon conversion of the Notes has been filed by the Issuer and been declared effective by the SEC or is automatically effective and is available for use, and the Issuer expects such shelf registration statement to remain effective and available for use from the Mandatory Conversion Date until thirty days following the Mandatory Conversion Date;

(2) the Common Stock to be delivered on such conversion is listed or traded on The New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market, or any of their respective successors (each, an “Eligible Market”) and shall not then be suspended from trading on such Eligible Market;

(3) at or prior to the Mandatory Conversion Date, for any Notes validly surrendered for Optional Conversion on or prior to the date of the Mandatory Conversion Notice, the Issuer shall have delivered the number of shares of Common Stock and paid the amount of cash, if any, due upon conversion of such Notes to the applicable Holders; and

(4) no Event of Default shall have occurred and be continuing.

(c) The Issuer shall not issue fractional shares of Common Stock upon a Mandatory Conversion. Instead, the Issuer shall pay the cash value of such fractional shares based upon the closing sale price of the Common Stock on the Trading Day immediately preceding the Mandatory Conversion Date.

(d) Interest shall cease to accrue on any Notes that are converted on the Mandatory Conversion Date.

(e) In connection with a Mandatory Conversion, the Issuer shall deliver to the Holder of the Notes, through the Issuer’s transfer agent, a number of shares of Common Stock per $1,000 of principal amount of Notes being converted equal to the Conversion Rate in effect on the applicable Mandatory Conversion Date (plus cash in lieu of fractional shares). Accrued and unpaid interest to, but not including, the

Mandatory Conversion Date with respect to Notes that are converted will be payable in cash on the settlement date of the conversion; provided that if a Mandatory Conversion Date for any Notes that are converted occurs during the period from the close of business on the record date for any interest payment to the open of business on the immediately following Interest Payment Date, then (1) accrued and unpaid interest, if any, on such Notes will not be payable in cash on the settlement date of such conversion, (2) the Issuer shall reduce the number of shares of Common Stock otherwise deliverable to the Holder of such Notes as a result of such conversion by a number of shares of Common Stock equal in value to the amount of interest that would have accrued on such Notes for the period commencing on such Mandatory Conversion Date to (but not including) the immediately following Interest Payment Date if such Notes had not been converted and remained outstanding during such period (the value of a share of Common Stock for purposes of determining such number of shares of Common Stock to be equal to the average of the Daily VWAPs of the Common Stock for the 20 consecutive Trading Day period ending on the date on which the applicable Mandatory Conversion Event occurs), and (3) the full amount of interest payable with respect to such Notes (assuming that such Notes remained outstanding to such Interest Payment Date) will be payable in full in cash on such Interest Payment Date to the Holder in whose name such Notes are registered at the close of business on such record date. Settlement shall occur on the second Business Day immediately following the applicable Mandatory Conversion Date.

Section 12.3 Conversion Generally.

(a) The Trustee shall initially act as conversion agent with respect to the Notes (the “Conversion Agent”). Neither the Trustee nor the Conversion Agent (if other than the Trustee) shall have any duty to determine or verify the Issuer’s determination of whether any of the conditions to conversion have been satisfied or to notify the Holders of such.

(b) The Issuer shall pay any documentary, stamp or similar issue or transfer tax or duty due on the issue, if any, of the Common Stock upon the conversion of a Note. However, such Holder shall pay any such tax or duty that is due because such shares are issued in a name other than such Holder’s name. The Conversion Agent may refuse to deliver a certificate representing the Common Stock to be issued in a name other than such Holder’s name until the Conversion Agent receives a sum sufficient to pay any tax or duty which will be due because such shares are to be issued in a name other than such Holder’s name.

(c) The converting Holder shall also provide or cause to be provided to the Trustee and the Conversion Agent (if other than the Trustee) all information necessary to allow the Trustee and the Conversion Agent (if other than the Trustee) to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under IRC Section 6045. The Trustee and the Conversion Agent (if other than the Trustee) may rely on information provided to it and shall have no responsibility whatsoever to verify or ensure the accuracy of such information.

(d) A Note shall be deemed to have been converted on the relevant Conversion Date.

(e) In case any Note shall be partially converted, the Issuer shall execute and the Trustee shall authenticate and deliver to or upon the written order of the Holder of such Note a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Note, without payment of any service charge by the converting Holder but, if required by the Issuer or Trustee, with payment of a sum sufficient to cover any documentary, stamp or similar issue or transfer tax or similar governmental charge required by law or that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such conversion being different from the name of the Holder of the old Notes surrendered for such conversion.

(f) Except as provided in Section 12.4, no adjustment shall be made for dividends on any shares of Common Stock issued upon the conversion of any Note as provided in this Article XII.

(g) Upon the conversion of an interest in a Global Note, the Trustee, or the Note Custodian at the direction of the Trustee, shall make a notation on such Global Note as to the reduction in the principal amount represented thereby.

(h) The Person in whose name the shares of Common Stock shall be issuable upon conversion shall be treated as a stockholder of record as of the close of business on the relevant Conversion Date. Upon a conversion of Notes, such Person shall no longer be a Holder of such converted Notes.

Section 12.4 Adjustments to Conversion Rate. The Conversion Rate shall be adjusted as described below, except that the Issuer shall not make any adjustments to the Conversion Rate if Holders participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of Common Stock and solely as a result of holding the Notes, in any of the transactions described below without having to convert their Notes as if they held a number of shares of Common Stock equal to the Conversion Rate, multiplied by the principal amount (expressed in thousands) of Notes held by such Holder.

(a) If the Issuer exclusively issues shares of Common Stock as a dividend or distribution on shares of the Common Stock, or if the Issuer effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x OS1

                      OS0

where,

CR0 =

the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1 =	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date or effective date, as applicable;

OS0 =

the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date or effective date (before giving effect to any such dividend, distribution, share split or share combination), as applicable; and

OS1 =	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination, as applicable.

Any adjustment made under this Section 12.4(a) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this Section 12.4(a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors of the Issuer or a committee thereof determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b) If the Issuer distributes to all or substantially all holders of Common Stock any rights, options or warrants (other than pursuant to a stockholder rights plan) entitling them, for a period of not more than 60 calendar days after the announcement date of such distribution, to subscribe for or purchase shares of the Common Stock at a price per share that is less than the average of the last reported sale prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such distribution, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x OS0 + X

                      OS0 + Y

where,

CR0 =	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

CR1 =	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date;

X =	the total number of shares of Common Stock distributable pursuant to such rights, options or warrants; and

Y =

the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the distribution of such rights, options or warrants.

Any increase made under this Section 12.4(b) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such Ex-Dividend Date for such distribution had not occurred.

For the purpose of this Section 12.4(b), in determining whether any rights, options or warrants entitle holders of Common Stock to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the last reported sales prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement of the distribution of such rights, options or warrants, and in determining the aggregate price payable to exercise such rights, options or warrants, there shall be taken into account any consideration received by the Issuer for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Issuer in good faith.

(c) If the Issuer distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Issuer or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of Common Stock, excluding:

(1) dividends, distributions or issuances as to which an adjustment was effected pursuant to Section 12.4(a) or Section 12.4(b) above;

(2) except as otherwise described below, rights issued pursuant to any stockholder rights plan of the Issuer then in effect;

(3) distributions of Reference Property issued in exchange for, or upon conversion of, the Common Stock as described in Section 12.7;

(4) dividends or distributions paid exclusively in cash as to which the provisions set forth in Section 12.4(d) below shall apply; and

(5) Spin-Offs as to which the provisions set forth below in this Section 12.4(c) shall apply;

then the Conversion Rate shall be increased based on the following formula:

CR1 = CR0    x     SP0

                                 SP0 – FMV

where,

CR0 =	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

CR1 =	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;

SP0 =

the average of the Daily VWAPs of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV =

the fair market value (as determined by the Issuer in good faith) of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of the Common Stock on the Ex-Dividend Date for such distribution.

Any increase made under the portion of this Section 12.4(c) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder shall receive, in respect of the Applicable Percentage of each $1,000 principal amount of Notes held by such Holder, at the same time and upon the same terms as holders of Common Stock, the amount and kind of the Issuer’s Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire the Issuer’s Capital Stock or other securities that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Ex-Dividend Date for the distribution.

With respect to an adjustment pursuant to this Section 12.4(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar Equity Interests, of or relating to a Subsidiary or other business unit of the Issuer, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x     FMV0 + MP0

                                 MP0

where,

CR0 =	the Conversion Rate in effect immediately prior to the end of the Valuation Period (as defined below);

CR1 =	the Conversion Rate in effect immediately after the end of the Valuation Period;

FMV0 =

the average of the Daily VWAPs of the Capital Stock or similar Equity Interests distributed to holders of the Common Stock applicable to one share of the Common Stock (determined by reference to the definition of Daily VWAP as if references therein to the Common Stock were to such Capital Stock or similar Equity Interests) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and

MP0 =	the average of the Daily VWAPs of the Common Stock over the Valuation Period.

The increase to the Conversion Rate under the preceding paragraph shall occur at the close of business on the last Trading Day of the Valuation Period; provided that if the relevant Conversion Date occurs during the Valuation Period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date for such Spin-Off to, but excluding, such Conversion Date in determining the Conversion Rate. If any dividend or distribution that constitutes a Spin-Off is declared but not so paid or made, the Conversion Rate shall be immediately decreased, effective as of the date the Board of Directors of the Issuer or a committee thereof determines not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared or announced.

(d) If the Issuer makes any cash dividend or distribution to all or substantially all holders of Common Stock, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x     SP0

                    SP0 – C

where,

CR0 =	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution;

CR1 =	the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution;

SP0 =	the Daily VWAP of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C =	the amount in cash per share of Common Stock the Issuer distributes to all or substantially all holders of the Common Stock.

Any increase made under this Section 12.4(d) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors of the Issuer or a committee thereof determines not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder shall receive, for the Applicable Percentage of each $1,000 principal amount of Notes it holds, at the same time and upon the same terms as holders of shares of the Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of the Common Stock equal to the Conversion Rate in effect on the Ex-Dividend Date for such cash dividend or distribution.

(e) If the Issuer or any of its Subsidiaries make a payment in respect of a tender or exchange offer for the Common Stock that is subject to the then applicable tender offer rules under the Exchange Act (other than any odd lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Daily VWAPs of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0    x    AC + (SP1 x OS1)

                             OS0 x SP1

where,

CR0 =

the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR1 =

the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC =	the aggregate value of all cash and any other consideration (as determined by the Issuer in good faith) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0 =

the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1 =

the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1 =

the average of the Daily VWAPs of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The increase to the Conversion Rate under the preceding paragraph shall occur at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that if the relevant Conversion Date occurs during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding such expiration date of such tender or exchange offer to, but excluding, such Conversion Date in determining the Conversion Rate.

If the Issuer is obligated to purchase shares of Common Stock pursuant to any such tender or exchange offer described in this Section 12.4(e) but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made or had been made only in respect of the purchases that have been made.

(f) Notwithstanding the foregoing, if a Conversion Rate adjustment becomes effective on any Ex-Dividend Date as described above, and a Holder that has converted its Notes on or after such Ex-Dividend Date and on or prior to the related Record Date would be treated as the record holder of shares of Common Stock as of the related Conversion Date based on an adjusted Conversion Rate for such Ex-Dividend Date, then, notwithstanding the foregoing Conversion Rate adjustment provisions, the

Conversion Rate adjustment relating to such Ex-Dividend Date will not be made for such converting Holder. Instead, such Holder shall be treated as if such Holder were the record owner of the shares of Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(g) Except as stated herein, the Issuer shall not adjust the Conversion Rate for the issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or the right to purchase shares of Common Stock or such convertible or exchangeable securities.

(h) In addition to those adjustments required by clauses (a), (b), (c), (d) and (e) of this Section 12.4, and subject to applicable exchange listing rules, the Issuer is permitted to increase the Conversion Rate of the Notes by any amount for a period of at least 20 Business Days if the Issuer determines that such increase would be in its best interest. Subject to applicable exchange listing rules, the Issuer may also (but is not required to) increase the Conversion Rate to avoid or diminish income tax to holders of Common Stock or rights to purchase shares of Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

(i) If the Issuer has a rights plan in effect upon conversion of the Notes into Common Stock, Holders will receive, in addition to any shares of Common Stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of Common Stock or the rights have become exercisable in accordance with the provisions of the applicable rights plan, the Conversion Rate shall be adjusted at the time of separation or upon the occurrence of such triggering event as if the Issuer distributed to all or substantially all holders of Common Stock, shares of the Issuer’s Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants as described in Section 12.4(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(j) Notwithstanding any of the foregoing, the Conversion Rate shall not be adjusted:

(1) upon the issuance of shares of Common Stock at a price below the Conversion Price or otherwise, other than any such issuance described in clauses (a), (b) or (c) of this Section 12.4;

(2) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Issuer’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(3) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit or incentive plan or program of or assumed by the Issuer or any of its Subsidiaries;

(4) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Notes were first issued;

(5) for a third-party tender offer by any party other than a tender offer by one or more of the Issuer’s subsidiaries as described in Section 12.4(e);

(6) upon the repurchase of any shares of Common Stock pursuant to an open market share purchase program or other buy-back transaction, including structured or derivative transactions such as accelerated share repurchase transactions or similar forward derivatives, or other buy-back transaction, that is not a tender offer or exchange offer of the kind described under Section 12.4(e) above;

(7) solely for a change in the par value of the Common Stock; or

(8) for accrued and unpaid interest, if any.

(k) Adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share.

(l) If an adjustment to the Conversion Rate otherwise required by the provisions described above would result in a change of less than 1% to the Conversion Rate, then, notwithstanding the foregoing, the Issuer may, at its election, defer and carry forward such adjustment, except that all such deferred adjustments must be given effect immediately upon the earlier to occur of the following: (1) when all such deferred adjustments would result in an aggregate change of at least 1% to the Conversion Rate and (2) on the Conversion Date for any Notes.

Section 12.5 No Adjustments. The Conversion Rate shall not be adjusted for any transaction or event other than as specified in this Article XII.

Section 12.6 Notice of Adjustments. Whenever the Conversion Rate is adjusted, the Issuer shall promptly mail to Holders at the addresses appearing on the Registrar’s books a notice of the adjustment and file with the Trustee (and the Conversion Agent if not the Trustee) an Officers’ Certificate briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be conclusive evidence of the correctness of such adjustment. Unless and until a Responsible Officer of the Trustee shall have received such Conversion Rate, the Trustee(and the Conversion Agent if not the Trustee) shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume without inquiry that the last Conversion Rate of which it has knowledge is still in effect.

Section 12.7 Effect of Reclassifications, Consolidations, Mergers, Binding Share Exchanges or Sales of Assets.

(a) In the event of:

(1) any reclassification, recapitalization or change of the Common Stock (other than a change to par value, or from par value to no par value, or changes resulting from a subdivision or combination);

(2) a consolidation, merger, binding share exchange or combination involving the Issuer; or

(3) a sale or conveyance to another person or entity of all or substantially all of the Issuer’s property or assets;

in which holders of Common Stock would be entitled to receive stock, other securities, other property, assets or cash for their Common Stock (any such event, a “Merger Event”), the Applicable Percentage of each $1,000 in principal amount of the Notes will, from and after the effective time of such Merger Event, in lieu of being convertible into Common Stock, be convertible into the same kind, type and proportions of consideration that a holder of a number of shares of Common Stock equal to the Conversion Rate in effect immediately prior to such Merger Event would have received in such Merger Event (“Reference Property”) and, prior to or at the effective time of such Merger Event, the Issuer or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture providing for such change in the right to convert the Notes.

(b) If the Merger Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then (1) the Reference Property into which the Notes will be convertible shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election; and (2) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (1) above attributable to one share of Common Stock. The Issuer shall notify Holders, the Trustee and the Conversion Agent (if other than the Trustee) of such weighted average as soon as practicable after such determination is made.

(c) If, in the case of any Merger Event, the Reference Property includes shares of stock, securities or other property or assets (other than cash and/or Cash Equivalents) of a Person other than the Issuer or the successor or purchasing entity, as the case may be, in such Merger Event, then such supplemental indenture shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holders as the Issuer shall reasonably consider necessary by reason of the foregoing.

(d) The supplemental indenture referred to in this Section 12.7 shall, in the good faith judgment of the Issuer as evidenced by an Officers’ Certificate, (1) provide for adjustments to the Conversion Rate and the Threshold Price that shall be as nearly equivalent as may be practicable to the adjustments to the Conversion Rate and the Threshold Price provided for in this Indenture and for the delivery of cash by the Issuer in lieu of fractional securities or property that would otherwise be deliverable to Holders upon conversion as part of the Reference Property, with such amount of cash determined by the Issuer in a manner as nearly equivalent as may be practicable to that used by the Issuer to determine the Daily VWAP of the Common Stock and (2) provide that after the Merger Event, the Mandatory Conversion Event (and related calculations) shall be determined with reference to the trading value of the Reference Property as determined in good faith by the Issuer in a manner as nearly equivalent as may be practicable to that used by the Issuer to determine the Daily VWAP of the Common Stock.

(e) The Issuer shall not become a party to any Merger Event unless its terms are consistent with this Section 12.7.

Section 12.8 Notice of Certain Transactions.

(a) In the event that:

(1) the Issuer or any of its Subsidiaries takes any action that would require an adjustment in the Conversion Rate;

(2) the Issuer takes any action that would require a supplemental indenture pursuant to Section 12.7; or

(3) there is a dissolution or liquidation of the Issuer,

the Issuer shall promptly mail to the Holders at the addresses appearing on the Registrar’s books and the Trustee a written notice stating the proposed record date and effective date of the transaction referred to in clause (1), (2) or (3) above.

Section 12.9 Issuer to Reserve, Provide and List Common Stock.

(a) The Issuer shall at all times reserve out of its authorized but unissued and unreserved shares of Common Stock or shares of Common Stock held in its treasury a sufficient number of shares of Common Stock to permit the conversion, in accordance with the terms of this Indenture, of the Applicable Percentage of all of the Notes outstanding (assuming that such Notes are converted after the last Interest Payment Date prior to the scheduled maturity date of the Notes).

(b) All shares of Common Stock issued upon conversion of the Notes shall be duly and validly issued, fully paid and non-assessable and shall be free of preemptive or similar rights and free of any tax, lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of the Holder of such Notes or the Person to whom such shares of Common Stock will be delivered).

(c) The Issuer shall comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Notes and, if at any time the Common Stock shall be listed on any national securities exchange or automated quotation system, the Issuer shall list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, any Common Stock issuable upon conversion of the Applicable Percentage of the Notes.

Section 12.10 Responsibility of the Trustee.

(a) The Trustee and any other Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine the Conversion Rate (or any adjustment thereto) or whether any facts exist that may require any adjustment (including any increase) of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any Common Stock, or of any securities, property or cash that may at any time be issued or delivered upon the exchange of any Note; and the Trustee and any other Conversion Agent make no representations with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Issuer to issue, transfer or deliver any Common Stock or stock certificates or other securities or property or cash upon the surrender of any Note for the purpose of exchange or to comply with any of the duties, responsibilities or covenants of the Issuer contained in this Article. Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 12.7 relating either to the kind or amount of Common Stock or securities or property (including cash) receivable by Holders upon the exchange of their Notes after any event referred to in such Section 12.7 or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 7.1, may accept (without any independent investigation) as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officers’ Certificate (which the Issuer shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto. Neither the Trustee, nor the Conversion Agent shall have any obligation to independently determine or verify if any Mandatory Conversion Event or any other event has occurred or notify the Holders of any such event. The Parties hereto agree that all notices to the Trustee or the Conversion Agent under the Article XII shall be in writing.

Article XIII

COLLATERAL AND SECURITY

Section 13.1 Security Interest

(a) The due and punctual payment of the Note Obligations and the Obligations of the Guarantors under the Note Guarantees, when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium (including the Applicable Premium and Redemption Premium), if any, and interest (including interest and other Obligations accruing during the pendency of a bankruptcy, insolvency, receivership or other similar proceeding regardless of whether allowed or allowable in such proceeding), on the Notes, the Note Guarantees and the performance and payment of all other obligations of the Issuer and the Guarantors to the Holders or

the Trustee and/or the Notes Collateral Agent under the Note Documents, according to the terms hereunder or thereunder (collectively, the “Secured Obligations”), are secured as provided in the Security Documents. The Issuer and each Guarantor consents and agrees to be bound by the terms of the Security Documents to which it is a party, as the same may be in effect from time to time, and agrees to perform its obligations thereunder in accordance therewith. The Issuer and each Guarantor hereby agrees that, subject to the Intercreditor Agreement, the Notes Collateral Agent shall hold the Collateral on behalf of and for the benefit of all of the Holders.

(b) Each Holder, by its acceptance of the Notes and of the Note Guarantees, consents and agrees to the terms of the Intercreditor Agreement and the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral and amendments to the Security Documents) as the same may be in effect or may be amended from time to time in accordance with their terms, and authorizes and appoints U.S. Bank National Association as the Trustee and as the Notes Collateral Agent. The Trustee hereby authorizes and appoints U.S. Bank National Association as Notes Collateral Agent, and each Holder and the Trustee direct the Notes Collateral Agent to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith, subject to the terms and conditions thereof. The Trustee, the Notes Collateral Agent and each Holder, by accepting the Notes and the Note Guarantees of the Guarantors, acknowledges that, as more fully set forth in the Security Documents, the Collateral as now or hereafter constituted shall be held, subject to the Intercreditor Agreement, for the benefit of all the Holders, the Notes Collateral Agent and the Trustee, and the Lien of this Indenture and the Security Documents is subject to and qualified and limited in all respects by the Intercreditor Agreement, the Security Documents and actions that may be taken thereunder.

Section 13.2 Post-Issue Date Collateral Requirements.

(a) Within 90 days of the Issue Date, the Issuer shall, or shall cause the applicable Guarantor to, execute and deliver to the Notes Collateral Agent, (1) deeds of trust, trust deeds, deeds to secure debt, or mortgages, as applicable, solely with respect to Material Real Property owned by such entity sufficient, upon recordation in the proper recorder’s office or appropriate public records (and payment of any taxes or fees in connection therewith) to grant a first priority Lien to the Notes Collateral Agent, for the benefit of the Holders, on such Material Real Property, and upon such filing or recordation shall also deliver one or more Opinions of Counsel with respect to the execution, delivery and enforceability of the applicable documentation referred to in this clause (1) and (2) with respect to any Material Real Property described in clause (1), (A) deliver to the Notes Collateral Agent a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination, together with a notice executed by the Issuer or such Guarantor, as applicable, about special flood hazard area status, if applicable, in respect of such Material Real Property and (B) if such Material Real Property is located in a special flood hazard area, evidence of flood insurance, and any title reports, surveys, and environmental assessment reports regarding such Material Real Property as may be in the possession of such entity.

(b) Within 60 days of the Issue Date, the Issuer shall, or shall cause the applicable Guarantor to, pledge pursuant to the terms of the Security Agreement (and execute an addendum thereto as required thereunder), the Equity Interests of each CFC or FSHCO directly owned by the Issuer or such Guarantor that has not already been pledged to the Notes Collateral Agent (or its agent or bailee) (other than to the extent such Equity Interests constitute Excluded Property (as defined in the Security Agreement)), together with certificates or instruments, if any, representing or evidencing Equity Interests of each such Subsidiary, in each case accompanied by undated stock powers (or other instruments of transfer) endorsed in blank to be delivered to the Notes Collateral Agent.

(c) Any Security Documents entered into after the Issue Date shall be substantially in the form of the corresponding Security Document entered on the Issue Date, and no such Security Document shall be materially more burdensome upon the Issuer or its Subsidiaries than the Security Documents executed and delivered by the Issuer and the Guarantors in connection with the Issue Date, unless such Guarantor is willing to agree or has agreed to such similar terms in the corresponding security document for the Credit Agreement Within 45 days of the Issue Date, the Issuer shall provide the Notes Collateral Agent with evidence that the Trustee and Notes Collateral Agent are named (through an endorsement or amendment to the applicable policy) as an additional insured on all liability insurance policies of the Issuer and the Guarantors for which the ABL Facility Collateral Agent is named as an additional insured. If at any time there is no Credit Agreement, the Issuer and the Guarantors shall continue to cause the Trustee and Notes Collateral Agent to be so named as contemplated in the preceding sentence.

Section 13.3 Further Assurances; Liens on Additional Property.

(a) Each of the Issuer and the Guarantors shall do or cause to be done all acts and things that may be required, or that the Notes Collateral Agent from time to time may reasonably request, to assure and confirm that the Notes Collateral Agent holds, for the benefit of the Holders, duly created, enforceable and perfected Liens upon the Collateral (including any property or assets constituting Collateral that are acquired or otherwise become, or are required by this Section 13.3 or any Security Document to become, Collateral after the Issue Date), in each case, as contemplated by, and, to the extent required to be perfected, perfected and enforceable Liens, with the Lien priority required under, the Indenture and the Security Documents, and in connection with any merger, consolidation or sale of assets of any Guarantor, the property and assets of the Person which is consolidated or merged with or into such Guarantor, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and such Guarantor shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Note Liens, in the manner and to the extent required by this Section 13.3 or any Security Document.

(b) The Issuer and each Guarantor shall promptly execute, acknowledge, deliver and file such financing statements, continuation statements, fixture filings, Security Documents, Opinions of Counsel, instruments, certificates, notices and other documents, and take such other actions as shall be required or reasonably necessary, or that the Notes Collateral Agent may reasonably request or at any time and from time to time, to create, perfect, continue perfecting, further perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Note Documents for the benefit of the holders of Note Obligations; provided, that no such Security Document, instrument or other document shall contain provisions that are materially more burdensome upon the Issuer or its Subsidiaries than the Security Documents, instruments and documents executed and delivered (or required to be executed and delivered after the Issue Date pursuant to Section 13.2) by the Issuer and the Guarantors in connection with the issuance of the Notes on the Issue Date, so long as the corresponding Security Document for the Credit Agreement is similarly not materially more burdensome upon the Issuer or its Subsidiaries. Further, to the extent that any Lien on any Collateral is perfected by the possession or control of such Collateral or of any account in which such Collateral is held, and if such Collateral or any such account is in fact in the possession or under the control of the ABL Facility Collateral Agent, or of agents or bailees of the ABL Facility Collateral Agent, any requirement for perfection or control of such Collateral under this Indenture or the Security Documents shall be deemed to have been satisfied.

(c) In addition, from and after the Issue Date, if the Issuer forms or acquires any new direct or indirect Domestic Subsidiary that becomes, or is required to become, a Guarantor as set forth under Section 4.15, the Issuer shall, at the Issuer’s expense (1) within 45 days of such acquisition or formation, (A) cause such new Domestic Subsidiary to provide to the Notes Collateral Agent a joinder to the Security Agreement, in each case, together with such other Security Documents or supplements to the Security Documents, as well as appropriate financing statements, sufficient to grant the Notes Collateral Agent, for the benefit of the Holders, a first priority Lien on Notes Priority Collateral (other than Material Real Property) and a second priority Lien on ABL Priority Collateral, in each case, subject to Permitted Liens, in and to the assets of such newly formed or acquired Domestic Subsidiary and (B) provide to the Notes Collateral Agent an Opinion of Counsel with respect to the execution and delivery of the applicable documentation referred to above and (2) within 90 days after such formation or acquisition, (A) cause such Domestic Subsidiary to duly execute and deliver to the Notes Collateral Agent deeds of trust, trust deeds, deeds to secure debt, or mortgages, as applicable, solely with respect to Material Real Property owned by such new Domestic Subsidiary sufficient, upon recordation in the proper recorders’ offices or appropriate public records (and payment of any taxes or fees in connection therewith), to grant a first priority Lien to the Notes Collateral Agent, for the benefit of the Holders, on such Material Real Property, and upon such filing or recordation shall also deliver one or more Opinions of Counsel with respect to the execution, delivery and enforceability of the applicable documentation referred to in this clause (A) and (B) with respect to any Material Real Property described in clause (A), (i) deliver to the Notes Collateral Agent a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard determination, together with a notice executed by such Guarantor about special flood hazard area status, if applicable, in respect of such Material Real Property and (ii) if such Material Real Property is located in a special flood hazard area, evidence of flood insurance, and any title reports, surveys, and environmental assessment reports regarding such Material Real Property as may be in the possession of such entity.

(d) In addition, from and after the Issue Date, upon the acquisition of any Material Real Property by the Issuer or any Guarantor, if such property shall not already be subject to a perfected first priority security interest (subject to Permitted Liens) in favor of the Notes Collateral Agent for the benefit of the Holders, then the Issuer shall, at the Issuer’s expense within 90 days after such acquisition, (1) cause the Issuer or applicable Guarantor to execute and deliver to the Notes Collateral Agent deeds of trust, trust deeds, deeds to secure debt, or mortgages, as applicable, solely with respect to Material Real Property owned by such entity sufficient, upon recordation in the proper recorders’ offices or appropriate public records (and payment of any taxes or fees in connection therewith), to grant a first priority Lien to the Notes Collateral Agent, for the benefit of the Holders, on such Material Real Property, and upon such filing or recordation shall also deliver one or more Opinions of Counsel with respect to the execution, delivery and enforceability of the applicable documentation referred to in this clause (1) and (2) with respect to any Material Real Property described in clause (1), (A) deliver to the Notes Collateral Agent a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination, together with a notice executed by such Issue or Guarantor about special flood hazard area status, if applicable, in respect of such Material Real Property and (B) if such Material Real Property is located in a special flood hazard area, evidence of flood insurance, and any title reports, surveys, and environmental assessment reports regarding such Material Real Property as may be in the possession of such entity.

(e) The Issuer will deliver to the Trustee copies of all documents delivered to the Notes Collateral Agent pursuant to the Security Documents.

Section 13.4 Annual Opinion. The Issuer shall furnish to the Trustee and the Notes Collateral Agent (if other than the Trustee), on or within 30 days following March 10 of each year, commencing March 10, 2021, an Opinion of Counsel in compliance with Trust Indenture Act Section 314(b)(2).

Section 13.5 Intercreditor Agreement. The Issuer and each Guarantor consents to, and agrees to be bound by, the terms of the Intercreditor Agreement, dated the date hereof, by and among the Issuer, the Guarantors and the ABL Facility Collateral Agent, on behalf of the lenders and other secured parties under the Credit Agreement (the “Intercreditor Agreement”) and to perform its obligations thereunder in accordance with the terms thereof. Each Holder, by its acceptance of the Notes (a) consents to the subordination of Liens provided for in the Intercreditor Agreement and (b) authorizes and instructs the Notes Collateral Agent on behalf of each Holder to enter into the Intercreditor Agreement as the “Existing Notes Representative” (as defined in the Intercreditor Agreement) on behalf of such Holders as “Notes Secured Parties” (as defined in the Intercreditor Agreement.

Section 13.6 Reserved.

Section 13.7 Release of Liens in Respect of Notes. The Notes Collateral Agent’s Liens upon the Collateral will no longer secure the Notes outstanding under this Indenture or any other Note Obligations with respect to the Notes, and the right of the Holders to the benefits and proceeds of the Notes Collateral Agent’s Liens on the Collateral will terminate and be discharged:

(a) upon satisfaction and discharge of this Indenture in accordance with Article VIII hereof;

(b) upon Legal Defeasance or Covenant Defeasance in accordance with Article VIII hereof;

(c) upon payment in full in cash and discharge of all Notes outstanding under this Indenture and all other Note Obligations with respect to the Notes that are outstanding, due and payable under this Indenture and the other Note Documents at the time the Notes are paid in full in cash and discharged (other than contingent indemnity obligations for which no claim has been made);

(d) as to any Collateral of the Issuer or a Guarantor that is sold, transferred or otherwise disposed of by the Issuer or a Guarantor to a Person that is not (either before or after such sale, transfer or disposition) the Issuer or a Subsidiary of the Issuer in a transaction or other circumstance that does not violate Section 4.10 (other than the obligation to apply proceeds of such Asset Sale as provided in such section) or Section 5.1 and is permitted by all of the other Note Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided that the Notes Collateral Agent’s Liens upon the Collateral will not be released if the sale or disposition is subject to Section 5.1;

(e) in whole or in part, with the consent of the Holders of the requisite percentage of aggregate principal amount of the Notes in accordance with Section 9.2 hereof;

(f) with respect to the assets of any Guarantor, at the time that such Guarantor is released from its Guarantee in accordance with Section 10.5;

(g) in part, in accordance with the applicable provisions of the Intercreditor Agreement and the Security Documents; or

(h) in whole or in part, as applicable, as to all or any portion of the property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances in accordance with Section 4.10.

Upon receipt of an Officers’ Certificate and Opinion of Counsel, the Notes Collateral Agent shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release prepared by the Issuer of any Collateral permitted to be released pursuant to this Section 13.7.

Section 13.8 Notes Collateral Agent.

(a) The Notes Collateral Agent will hold (directly or through co-trustees or agents) and, will be entitled to enforce all Liens on the Collateral created by the Security Documents.

(b) The Notes Collateral Agent will not be obligated:

(1) to act upon directions purported to be delivered to it by any Person;

(2) to foreclose upon or otherwise enforce any Lien; or

(3) to take any other action whatsoever with regard to any or all of the Security Documents, the Liens created thereby or the Collateral.

(c) By accepting a Note, each Holder is deemed to authorize the Notes Collateral Agent to release any Collateral that is permitted to be sold, reclassified or released or subordinate the Lien securing the Note Obligations to the ABL Lien on ABL Priority Collateral pursuant to the terms of this Indenture and the Security Documents. By accepting a Note, each Holder is deemed to authorize the Notes Collateral Agent to execute and deliver to the Issuer, at the Issuers’ sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Issuer in connection with any sale, reclassification or other disposition of Collateral to the extent such sale, reclassification or other disposition, and such release of Liens, is permitted by the terms of this Indenture and the Security Documents.

(d) Neither the Trustee nor the Notes Collateral Agent or any of their respective officers, directors, employees, attorneys or agents shall be responsible for (1) perfecting, maintaining, monitoring, preserving or protecting the Liens granted under the Security Documents or any agreement or instrument contemplated hereby or thereby, (2) the filing, re-filing, recording, re-recording or continuing of any document, financing statement, deed of trust, mortgage, trust deeds, deeds to secure debt, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (3) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to the Collateral. The actions described in clauses (1) through (3) shall be the sole responsibility of the Issuer and the Guarantors.

(e) Neither the Trustee nor the Notes Collateral Agent nor any of their respective officers, directors, employees, attorneys or agents shall be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any Lien, including any payment of any taxes, charges or assessments upon the Collateral or otherwise as to the maintenance of the Collateral, or for any defect or deficiency as to any such matters or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens or Security Documents or any delay in doing so. Neither the Trustee nor the Notes Collateral Agent nor any of their respective officers, directors, employees, attorneys or agents shall be responsible or liable for making any filings or recordings to perfect or maintain the perfection of the Notes Collateral Agent’s Liens in the Collateral, including without limitation, the filing of any Uniform Commercial Code financing statements, continuation statements, deeds of trust, mortgages, trust deeds, deeds to secure debt, or any other filings.

(f) In acting hereunder and under the other Note Documents, the Holders, the Issuer and the Guarantors agree that the Notes Collateral Agent shall be entitled to the rights, privileges, protections, immunities, indemnities and benefits provided to the Trustee hereunder as if such were provided to the Notes Collateral Agent.

[Signatures on following page]

Dated as of August 4, 2020

FORUM ENERGY TECHNOLOGIES, INC.

By:	/s/ D. Lyle Williams
Name: D. Lyle Williams
Title: Executive Vice President and Chief Financial Officer

FET HOLDINGS, LLC
FORUM ENERGY SERVICES, INC.
FORUM GLOBAL HOLDINGS, LLC
FORUM GLOBAL TUBING LLC
FORUM US, INC.
FORUM INTERNATIONAL HOLDINGS, INC.
FORUM GLOBAL TUBING LP
HOUSTON GLOBAL HEAT TRANSFER LLC
GLOBAL TUBING LLC

By:	/s/ John C. Ivascu
Name: John C. Ivascu
Title: Authorized Signatory

GLOBAL FLOW TECHNOLOGIES, INC.
Z EXPLORATIONS, INC.
Z RESOURCES, INC.
ZY-TECH GLOBAL INDUSTRIES, INC.

By:	/s/ Steven Pounds
Name: Steven Pounds
Title: President

U.S. BANK NATIONAL ASSOCIATION
as Trustee and Notes Collateral Agent

By:	/s/ Alejandro Hoyos
Name: Alejandro Hoyos
Title: Vice President

EXHIBIT A

FORM OF NOTE

(Face of 9.000% Convertible Senior Secured Note)

9.000% Convertible Senior Secured Notes due 2025

[Global Note Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OR TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR TO SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

[OID Legend]

THIS SECURITY IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR THE SECURITIES BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE ISSUER AT THE FOLLOWING ADDRESS: FORUM ENERGY TECHNOLOGIES, INC., 10344 SAM HOUSTON PARK DRIVE, SUITE 300, ATTENTION: CHIEF FINANCIAL OFFICER.

No.                $_____________________

CUSIP NO. 34984V AC4

ISIN US34984VAC46

Forum Energy Technologies, Inc. (including any successor thereto) promises to pay to Cede & Co. or registered assigns, the principal sum of (as may be increased or decreased as set forth on the Schedule of Increases and Decreases attached hereto) on August 4, 2025; provided that if more than $16.5 million in aggregate principal amount of Old Notes remain outstanding as of June 30, 2021, the Notes will mature on June 30, 2021.

Interest Payment Dates: April 1 and October 1, beginning October 1, 2020

Record Dates: March 15 and September 15 (whether or not a Business Day)

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

FORUM ENERGY TECHNOLOGIES, INC.

By:
Name:
Title:

This is one of the Notes referred to in the

within-mentioned Indenture:

Dated:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:

Authorized Signatory

(Back of 9.000% Convertible Senior Secured Note)

9.000% Senior Secured Notes due 2025

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) Interest. Forum Energy Technologies, Inc., a Delaware corporation, and any successor thereto (the “Issuer”) promises to pay interest on the unpaid principal amount of this 9.000% Senior Secured Note due 2025 (a “Note”) at a fixed rate of 9.000% per annum. The Issuer will pay interest in semiannually in arrears on April 1 and October 1, commencing on October 1, 2020 (each an “Interest Payment Date”) or if any such day is not a Business Day, on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest shall accrue solely as a result of such delayed payment. Interest on the Notes shall accrue from the most recent date to which interest has been paid, or, if no interest has been paid, from and including the date of issuance. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium (including the Applicable Premium and Redemption Premium), if any, at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest will be payable, at the election of the Issuer, (1) entirely in cash consisting of U.S. Dollars (“Cash Interest”) or (2) by paying 6.250% per annum as Cash Interest and 2.750% per annum by increasing the principal amount of the outstanding Notes or by issuing PIK Interest Notes (having a principal amount equal to the amount of interest so paid).

(2) Method of Payment. The Issuer will pay interest on the Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders at the close of business on the March 15 and September 15 preceding the Interest Payment Date (whether or not a Business Day), even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Issuer will make payments in respect of Global Notes by wire transfer of immediately available funds to the accounts specified by DTC or its Nominee. If a Holder of at least $1.0 million principal amount of certificated Notes has given written wire transfer instructions to the Issuer at least 10 Business Days prior to the applicable Interest Payment Date, the Issuer will make all payments of principal, premium (including the Applicable Premium and Redemption Premium) and interest on such Holder’s Notes by wire transfer of immediately available funds to the account in New York specified in those instructions. Otherwise, payments on the Notes will be made at the office or agency of the Trustee or Paying Agent in the City and State of New York unless the Issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of this Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. The final principal amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes. Payments in respect of Global Notes will be made by wire transfer of immediately available funds to the Depositary.

PIK Interest will be considered paid on the date due if on such date the Trustee has received (a) a written order, pursuant to Section 2.2 of the Indenture, from the Issuer signed by an Officer of the Issuer to increase the balance of any Global Note to reflect such PIK Interest or (b) PIK Interest Notes duly executed by the Issuer together with a written order, pursuant to Section 2.2 of the Indenture, of the Issuer signed by an Officer of the Issuer requesting the authentication of such PIK Interest Notes by the Trustee. In connection with the payment of PIK Interest in respect of the Notes, the Issuer will, without the consent of Holders (and without regard to any restrictions or limitations set forth under Section 4.9 of the Indenture), either increase the outstanding principal amount of the Global Notes or issue PIK Interest Notes under the Indenture.

(3) Paying Agent and Registrar. Initially, U.S. Bank National Association shall act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder, and the Issuer and/or any Subsidiaries may act as Paying Agent or Registrar.

(4) Indenture. The Issuer issued the Notes under an Indenture, dated as of August 4, 2020 (the “Indenture”), among the Issuer, the Guarantors thereto and the Trustee. The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”). To the extent the provisions of this Note are inconsistent with the provisions of the Indenture, the Indenture shall govern. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. The Initial Notes issued on the Issue Date were initially issued in an aggregate principal amount of $315,489,000. The Indenture permits the issuance of Additional Notes subject to compliance with certain conditions.

The payment of principal, premium (including the Applicable Premium and Redemption Premium) and interest on the Notes and all other amounts under the Indenture is unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the Guarantors and secured by Collateral.

(5) Optional Redemption.

(a) Subject to the rights of Holders described in Section 12.1 of the Indenture, the Notes may be redeemed, in whole or in part, at any time or from time to time prior to August 4, 2022 at the option of the Issuer, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

(b) At any time or from time to time on or after August 4, 2022, the Issuer, at its option, may redeem the Notes in whole or in part at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, together with accrued and unpaid interest to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period beginning August 4 of the years indicated below:

Year	Redemption Price
2022	104.500%
2023	102.500%
2024 and thereafter	100.000%

(6) Mandatory Redemption. Except as provided in the Indenture, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to Notes.

(7) Offer to Purchase upon Change of Control.

(a) Upon the occurrence of a Change of Control, the Issuer may be required to offer to repurchase all or any part of each Holder’s Notes pursuant to a Change of Control Offer on terms set forth in the Indenture.

(b) Upon the occurrence of certain Asset Sales, the Issuer may be required to offer to purchase Notes.

(c) Holders of the Notes that are the subject of an offer to purchase will receive notice of a Net Proceeds Offer or the Change of Control Offer, as applicable, pursuant to an Asset Sale or a Change of Control from the Issuer prior to any related purchase date and may elect to have such Notes purchased by completing the form titled “Option of Holder to Elect Purchase” attached hereto.

(8) Notice of Redemption. Notice of redemption shall be delivered at least 30 days but not more than 60 days before the redemption date (except that notices may be delivered more than 60 days before a redemption date if the notice is issued in accordance with Article VIII of the Indenture) to each Holder whose Notes are to be redeemed in accordance with Section 11.2 of the Indenture. Notes in denominations larger than $1.00 may be redeemed in part so long as no partial redemption results in a Note having a principal amount of less than $1.00.

(9) Conversion. The Applicable Percentage of the Notes shall be convertible into shares of Common Stock in accordance with, and upon the conditions set forth in, Article XII of the Indenture. To convert a Note at its option in connection with any redemption pursuant to Section 3.7 of the Indenture, a Holder must follow the procedures that will be set forth in the Optional Conversion Notice delivered by the Issuer pursuant to Section 12.1 of the Indenture. Upon conversion of any Notes pursuant to an Optional Conversion or Mandatory Conversion, the Holder thereof shall be entitled to receive the shares of Common Stock issuable upon conversion in accordance with Article XII of the Indenture, at the Conversion Rate specified in the Indenture, as adjusted from time to time as provided in the Indenture.

(10) Denominations, Transfer, Exchange. The Notes are in registered form without coupons in initial minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof.

The transfer of the Notes may be registered and the Notes may be exchanged as provided in the Indenture. The Registrar, the Trustee and the Issuer may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Issuer may require a Holder to pay any stamp or transfer tax or similar government charge required by law or permitted by the Indenture in accordance with Section 2.6(g)(2) of the Indenture. The Registrar is not required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of 15 days before the day of any selection of Notes for redemption and ending at the close of business on the day of such selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.(10) Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

(11) Amendment, Supplement and Waiver. The Indenture, the Notes and the Guarantees may be amended or supplemented as provided in the Indenture.

(12) Defaults and Remedies. If an Event of Default (other than an Event of Default relating to certain bankruptcy events with respect to the Issuer) shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25.0% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, may declare all amounts owing under the Notes to be due and payable (including the Applicable Premium and Redemption Premium). Upon such acceleration declaration, the aggregate principal of, the Applicable Premium and Redemption Premium with respect to and accrued and unpaid interest on the outstanding Notes shall become due and payable immediately. If an Event of Default relating to specified bankruptcy events or a failure to obtain the Required Stockholder Approval by June 30, 2021 occurs with respect to the Issuer, then all unpaid principal of, and premium (including the Applicable Premium and Redemption Premium), if any, and accrued and unpaid interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other action or notice on the part of the Trustee or any Holder of the Notes. Accelerations may be rescinded, and Events of Default may be waived as provided in the Indenture.

(13) No Recourse Against Others. No director, officer, employee, incorporator or stockholder, partner or member of the Issuer or any Guarantor, as such, will have any liability for any indebtedness, obligations or liabilities of the Issuer under the Notes or the Indenture or of any Guarantor under its Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees, to the extent permitted by applicable law.

(14) Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(15) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

(16) CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Forum Energy Technologies, Inc.

10344 Sam Houston Park Drive, Suite 300

Houston, Texas 77064

Facsimile: (713) 583-9346

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:_____

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature guarantee:

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.13 of the Indenture, check the box below:

[  ] Section 4.10             [  ] Section 4.13

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.13 of the Indenture, state the amount you elect to have purchased: $

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature guarantee:

EXHIBIT B

[FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED

BY SUBSEQUENT GUARANTORS]

This Supplemental Indenture and Guarantee, dated as of ___________, 20__ (this “Supplemental Indenture” or “Guarantee”), among (the “New Guarantor”), Forum Energy Technologies, Inc. (together with its successors and assigns, the “Issuer”), each other then-existing Guarantor under the Indenture referred to below (the “Guarantors”), and U.S. Bank National Association, as Trustee under such Indenture.

W I T N E S S E T H:

WHEREAS, the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent have heretofore executed and delivered an Indenture, dated as of August 4, 2020 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 9.000% Convertible Senior Secured Notes due 2025 of the Issuer (the “Notes”);

WHEREAS, Section 4.15 of the Indenture provides that the Issuer will cause certain subsidiaries of the Issuer to execute and deliver a Guarantee with respect to the Notes on the same terms and conditions as those set forth in the Indenture.

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee, the Issuer and the Guarantors are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder to add an additional Guarantor.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer, the existing Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, capitalized terms defined in the Indenture or in the preamble or recitals thereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to be Bound; Guarantee

SECTION 2.1 Agreement to be Bound. The New Guarantor hereby becomes a party to the Indenture as a Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The New Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

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ARTICLE III

Miscellaneous

SECTION 3.1 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.2 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.3 Ratification of Indenture; Supplemental Indentures Part of Indenture; No Liability of Trustee. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or the New Guarantor’s Guarantee. Additionally, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer, the New Guarantor and the Guarantors, and the Trustee makes no representation with respect to any such matters.

SECTION 3.4 Counterparts. This Supplemental Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 3.5 Headings. The headings of the Articles and the sections in this Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

FORUM ENERGY TECHNOLOGIES, INC.

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

[NEW GUARANTOR],
as a Guarantor

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

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